Deed

Deed of Amendment and Restatement

Australian Strategic Materials Limited Energy Fuels Inc.

ANZ Tower 161 Castlereagh Street Sydney NSW 2000 Australia GPO Box 4227 Sydney NSW 2001 Australia	T +61 2 9225 5000 F +61 2 9322 4000 hsfkramer.com

Deed of Amendment and Restatement

Date ► 13 March 2026

Between the parties

Bidder	Energy Fuels Inc. of 225 Union Boulevard Suite 600 Lakewood, Colorado 80228 United States

Target	Australian Strategic Materials Limited ACN 168 368 401 of Level 4, 66 Kings Park Road, West Perth, WA 6005

Recitals	1 The parties entered into a scheme implementation deed on 21 January 2026 (Scheme Implementation Deed).

2 The parties have agreed to amend and restate the terms of the Scheme Implementation Deed on the terms and conditions of this deed.

This deed witnesses as follows:

Deed of Amendment and Restatement	page 1

1 Definitions, interpretation and deed components

1.1 Definitions

Unless the context requires or the relevant term is defined in this deed, terms defined in the Scheme Implementation Deed, including as amended by way of this deed, have the same meaning in this deed.

1.2 Interpretation

Clauses 1.1 and 1.2 of the Scheme Implementation Deed applies to this deed.

1.3 Deed components

This deed includes any schedule.

2 Amendment to Scheme Implementation Deed

2.1 Amendment

With effect on and from the date of this deed, the Scheme Implementation Deed is amended and restated as set out in the amended version attached as Attachment 1.

2.2 References

On and from the date of this deed, any reference in any document (other than this deed) to the Scheme Implementation Deed is a reference to the Scheme Implementation Deed as amended under clause 2.1.

2.3 Amendments not to affect validity, rights, obligations

(a) Except as specifically amended by this deed, all terms and conditions of the Scheme Implementation Deed remain in full force and effect.

(b) This deed is intended only to vary the Scheme Implementation Deed and not to terminate, discharge, rescind or replace it.

(c) The amendments to the Scheme Implementation Deed do not affect the validity or enforceability of the Scheme Implementation Deed.

(d) Nothing in this deed:

(1) prejudices or adversely affects any right, power, authority, discretion or remedy which arose under or in connection with the Scheme Implementation Deed before the date of this deed; or

(2) discharges, releases or otherwise affects any liability or obligation which arose under or in connection with the Scheme Implementation Deed before the date of this deed.

Deed of Amendment and Restatement	page 2

2.4 Confirmation

On and with effect from the date of this deed, each party is bound by the Scheme Implementation Deed as amended by this deed.

2.5 Acknowledgement

Each party acknowledges that this deed is issued in accordance with the Scheme Implementation Deed.

3 General

3.1 Notices

Any notice or other communication including any request, demand, consent or approval to or by a party to this deed must be provided in accordance with clause 17 of the Scheme Implementation Deed.

3.2 Governing law and dispute resolution

The governing law and dispute resolution provision set forth in clause 18.1 of the Scheme Implementation Deed apply to this deed as if set out in full in this deed.

3.3 Further action to be taken at each party's own expense

Each party must, at its own expense, do all things and execute all documents necessary to give full effect to this deed and the transactions contemplated by it.

3.4 Counterparts

(a) This deed may be executed in any number of counterparts. All counterparts, taken together, constitute one instrument.

(b) Subject to applicable law, a counterpart may be signed electronically and may be in hard copy or electronic form.

3.5 Attorneys

Each of the attorneys executing this deed states that the attorney has no notice of the revocation of the power of attorney appointing that attorney.

3.6 Deed is supplemental

This deed is supplemental to the Scheme Implementation Deed.

Deed of Amendment and Restatement	page 3

Signing page

Executed as a deed

Target

Signed sealed and delivered by Australian Strategic Materials Limited in accordance with section 127 of the Corporations Act 2001 (Cth) By

sign here ►	/s/ Annaliese Eames	sign here ►	/s/ Rowena Smith
	Company Secretary/Director		Director

print name	Annaliese Eames	print name	Rowena Smith

Signing page

Bidder

Signed sealed and delivered by Energy Fuels Inc. in the presence of

sign here ►	/s/ David C. Frydenlund	sign here ►	/s/ Julia C. Hoffmeier
	Authorised signatory		Witness

print name	David C. Frydenlund	print name	Julia C. Hoffmeier

Signing page

Attachment 1

Amended and Restated Scheme Implementation Deed

Scheme Implementation Deed

Scheme Implementation Deed

Contents

Scheme Implementation Deed	Contents 1

Scheme Implementation Deed	Contents 2

Scheme Implementation Deed	Contents 3

Schedule 2
Definitions and interpretation	63

Schedule 3
Bidder Representations and Warranties	92

Schedule 4
Target Representations and Warranties	95

Schedule 5
Target details	100

Signing page	101

Attachment 1
Indicative Timetable

Attachment 2
Scheme of arrangement

Attachment 3
Deed poll

Attachment 4
Option scheme of arrangement

Attachment 5
Option scheme deed poll

Attachment 6
Conditions Precedent certificate

Herbert Smith Freehills Kramer owns the copyright in this document and using it without permission is strictly prohibited.

Scheme Implementation Deed	Contents 4

Scheme Implementation Deed

Date ► 21 January 2026 (as amended and restated on 13 March 2026)

Between the parties

Bidder	Energy Fuels Inc. of 225 Union Boulevard Suite 600 Lakewood, Colorado 80228 United States

Target	Australian Strategic Materials Limited of Level 4, 66 Kings Park Road, West Perth, WA 6005

Recitals	1 The parties have agreed that Bidder or Bidder Sub will acquire all of the ordinary shares in Target by means of a scheme of arrangement under Part 5.1 of the Corporations Act between Target and the Scheme Shareholders.

2 The parties have agreed to implement the scheme of arrangement on the terms and conditions of this deed.

This deed witnesses as follows:

1 Definitions and interpretation

1.1 Definitions

The meanings of the terms used in this deed are set out in Schedule 2.

1.2 Interpretation

Schedule 2 contains interpretation rules for this deed.

1.3 Deed components

This deed includes any schedule.

Scheme Implementation Deed	Page 5

2 Agreement to proceed with the Transaction

2 Agreement to proceed with the Transaction

(a) Target agrees to propose the Scheme and the Option Scheme on and subject to the terms and conditions of this deed.

(b) Bidder agrees to assist Target to propose the Scheme and the Option Scheme on and subject to the terms and conditions of this deed.

(c) Target and Bidder agree to implement the Scheme and the Option Scheme on and subject to the terms and conditions of this deed.

(d) At any time prior to the Business Day before the First Court Date, Bidder may nominate any wholly-owned Subsidiary of Bidder (Bidder Sub) to acquire the Scheme Shares under the Scheme and the Scheme Options under the Option Scheme by providing a written notice which sets out the details of Bidder Sub to Target. If Bidder decides to nominate Bidder Sub to acquire Scheme Shares and Scheme Options:

(1) references in this document to Bidder acquiring the Scheme Shares under the Scheme and the Scheme Options under the Option Scheme are to be read as references to the Bidder Sub doing so;

(2) the parties must procure that the Scheme Shares transferred under the Scheme and the Scheme Options under the Option Scheme are transferred to Bidder Sub rather than Bidder; and

(3) the nomination will not relieve Bidder of its obligations under this document, including the obligation to provide (or procure the provision of) the Scheme Consideration in accordance with the terms of the Scheme and the Scheme Options under the Option Scheme provided that Bidder will not be in breach of this document for failing to perform an obligation of Bidder if that obligation is fully discharged by Bidder Sub.

3 Conditions Precedent and pre-implementation steps

3.1 Conditions Precedent

Subject to this clause 3, the Scheme will not become Effective, and the respective obligations of the parties in relation to the implementation of the Scheme are not binding, until each of the following Conditions Precedent is satisfied or waived to the extent and in the manner set out in this clause 3.

(a) Regulatory approvals: before 5.00pm on the Business Day before the Second Court Date:

(1) FIRB: one of the following has occurred:

(A) Bidder has received written notice under the Foreign Acquisitions and Takeovers Act 1975 (Cth) (FATA), by or on behalf of the Treasurer of the Commonwealth of Australia (Treasurer), advising that the Commonwealth Government has no objections to the Transaction either unconditionally or on terms that are acceptable to Bidder acting reasonably;

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3 Conditions Precedent and pre-implementation steps

(B) the Treasurer becomes precluded by the passage of time from making an order or decision under Part 3 of the FATA in relation to the Transaction and the Transaction is not prohibited by section 82 of the FATA; or

(C) where an interim order is made under section 68 of the FATA in respect of the Transaction, the subsequent period for making an order or decision under Part 3 of the FATA elapses without the Treasurer making such an order or decision;

(b) Shareholder approval: Target Shareholders approve the Scheme at the Scheme Meeting by the requisite majorities under subparagraph 411(4)(a)(ii) of the Corporations Act.

(c) Independent Expert: the Independent Expert:

(1) issues an Independent Expert's Report which concludes that the Scheme is in the best interest of Target Shareholders before the time when the Scheme Booklet is registered by ASIC; and

(2) does not adversely change its conclusion or withdraw its Independent Expert's Report before 8.00am on the Second Court Date.

(d) Court approval: the Court approves the Scheme in accordance with paragraph 411(4)(b) of the Corporations Act.

(e) Restraints: between (and including) the date of this deed and 8.00am on the Second Court Date there is not in effect any temporary, preliminary or final order, injunction, decision or decree issued by any court of competent jurisdiction in a Relevant Country or other Government Agency of any Relevant Country, or other material legal restraint or prohibition in consequence of, or in connection with, the Scheme which:

(1) restrains, prohibits or otherwise materially adversely affects (or could reasonably be expected to restrain, prohibit or otherwise materially adversely affect) the Scheme, completion of the Transaction or the rights of Bidder in respect of Target, the Target Shares or the Material Projects to be acquired under the Scheme;

(2) prohibits or restricts the direct or indirect ownership or operation of or benefit of the rights relating to any of the Bidder Material Projects or the Material Projects by Bidder or Bidder Sub (if applicable), or compels Bidder, Bidder Sub (if applicable) or the Target to dispose of the Bidder Material Projects or the Material Projects as applicable; or

(3) requires the divestiture by Bidder or Bidder Sub (if applicable) of any Target Shares or any of the Bidder Material Projects or the Target Group,

unless such order, injunction decision, decree, action, investigation or application has been disposed of to the satisfaction of Bidder acting reasonably, or is otherwise no longer effective or enforceable, by 8.00am on the Second Court Date.

(f) No Target Regulated Event: no Target Regulated Event of the kind set out in paragraphs 4, 5, 7-17, 19-23, 25, 27-30 and 32-36 of the definition of Target Regulated Event occurs between (and including) the date of this deed and 8.00am on the Second Court Date.

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3 Conditions Precedent and pre-implementation steps

(g) No Target Prescribed Occurrence: no Target Prescribed Occurrence occurs between (and including) the date of this deed and 8.00am on the Second Court Date.

(h) No Bidder Prescribed Occurrence: no Bidder Prescribed Occurrence occurs between (and including) the date of this deed and 8.00am on the Second Court Date.

(i) No Target Material Adverse Change: no Target Material Adverse Change occurs, is reasonably likely to occur, or is discovered, announced, disclosed or otherwise becomes known to the Bidder, between (and including) the date of this deed and 8.00am on the Second Court Date.

(j) No Bidder Material Adverse Change: no Bidder Material Adverse Change occurs, is reasonably likely to occur, or is discovered, announced, disclosed or otherwise becomes known to the Target, between (and including) the date of this deed and 8.00am on the Second Court Date.

(k) Target Equity Incentives: Target has taken all necessary steps by 8:00am on the Second Court Date to ensure that, before the Scheme Record Date, all Target Equity Incentives vest or lapse and, if applicable, are exercised and converted into Target Shares, as agreed by Target and Bidder in the manner contemplated in clause 4.10.

(l) ASX Quotation: the New Bidder CDIs have been approved by for official quotation on ASX before 8.00am on the Second Court Date, subject to customary conditions and the Scheme becoming Effective.

(m) NYSE and TSX listing: the New Bidder Shares have been approved for listing on NYSE and conditionally approved for listing on the TSX before 8.00am on the Second Court Date, subject only to official notice of issuance and customary listing conditions, as applicable.

(n) Securities laws exemptions:

(1) the New Bidder Shares and New Bidder CDIs to be issued pursuant to the Scheme shall be exempt from the registration requirements of the U.S. Securities Act pursuant to Section 3(a)(10) thereof; and

(2) the distribution of the New Bidder Shares shall be exempt from the prospectus and registration requirements of applicable Canadian securities laws either by virtue of exemptive relief from the securities regulatory authorities of each of the provinces and territories of Canada or by virtue of applicable exemptions under Canadian securities laws and shall not be subject to resale restrictions under applicable Canadian securities laws.

3.2 Satisfaction of Conditions Precedent

(a) Target must, to the extent it is within its power to do so, use its best endeavours to procure that each of the Conditions Precedent in clauses 3.1(b) (Shareholder approval), 3.1(c) (Independent Expert), 3.1(d) (Court approval), 3.1(f) (No Target Regulated Event), 3.1(g) (No Target Prescribed Occurrence), 3.1(i) (No Target Material Adverse Change), and 3.1(k) (Target Equity Incentives) is satisfied as soon as practicable after the date of this deed and continues to be satisfied at all times until the last time that the relevant clause provides that it is to be satisfied.

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3 Conditions Precedent and pre-implementation steps

(b) Bidder must, to the extent it is within its power to do so, use its best endeavours to procure that each of the Conditions Precedent in clauses 3.1(h) (No Bidder Prescribed Occurrence), 3.1(j) (No Bidder Material Adverse Change), 3.1(l) (ASX Quotation), 3.1(m) (NYSE and TSX listing) and 3.1(n) (Securities laws exemptions) is satisfied as soon as practicable after the date of this deed and continues to be satisfied at all times until the last time that the relevant clause provides that it is to be satisfied.

(c) Each party must, to the extent it is within its respective power to do so, use its best endeavours to procure that:

(1) each of the Conditions Precedent in clauses 3.1(a) (Regulatory approvals) and 3.1(e) (Restraints) are satisfied as soon as practicable after the date of this deed and continues to be satisfied at all times until the last time that the relevant clause provides that it is to be satisfied; and

(2) there is no occurrence within its control or the control of any of its Subsidiaries that would prevent any of the Conditions Precedent being or remaining satisfied.

(d) Without limiting this clause 3.2 and except to the extent prohibited by a Government Agency, Bidder must use best endeavours to:

(1) apply for all relevant Regulatory Approvals as soon as practicable after the date of this deed and in any event within 9 days and provide to Target a copy of all those applications, provided that Bidder has received all information from Target that it reasonably requires to prepare the application for Regulatory Approval in clause 3.1(a) within 2 days after the date of this deed);

(2) promptly, to the extent that it is permitted by applicable law and it is reasonable to do so, provide Target with a final copy of all applications made in respect of any Regulatory Approvals, and copies of all material correspondence and draft applications to be sent to or filed with a Government Agency in respect of any Regulatory Approval (allowing Target a reasonable opportunity to review the correspondence and draft applications) and consider in good faith any reasonable comments provided by Target;

(3) take all steps it is responsible for as part of the Regulatory Approval process, including responding to requests for information from the relevant Government Agencies at the earliest practicable time;

(4) keep Target reasonably informed of progress in relation to each Regulatory Approval and Target with all information reasonably requested in connection with the applications for the Regulatory Approvals, provided that clauses 3.2(d)(1)-3.2(d)(4) are subject to the following:

(5) Bidder may, at its sole discretion, withhold or redact information or documents from Target if and to the extent that they are either confidential to a third party or competitively or commercially sensitive and confidential to the Bidder; and

(6) Bidder is not required to disclose materially competitively or commercially sensitive information to Target.

(e) Target must use best endeavours to:

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3 Conditions Precedent and pre-implementation steps

(1) cooperate in good faith with, take all steps reasonably required by, and provide all reasonable assistance to, Bidder to:

(A) prepare and file the applicable Regulatory Approval applications and send correspondence to a Government Agency; and

(B) obtain each Regulatory Approval; and

(2) promptly provide Bidder with any information with respect to the Target Group as is reasonably requested by Bidder for such purposes,

provided that clauses 3.2(e)(1) and 3.2(e)(2) are subject to the following:

(3) Target may, at its sole discretion, withhold or redact information or documents from Bidder if and to the extent that they are either confidential to a third party or competitively or commercially sensitive and confidential to Target; and

(4) Target is not required to disclose materially competitively or commercially sensitive information to Bidder.

(f) Bidder acknowledges and agrees that the Standard Tax Conditions issued by FIRB from time to time are reasonable and acceptable to it if they are included in any "no objections" notification contemplated by clause 3.1(a)(1) that is received in connection with the Transaction.

3.3 Waiver of Conditions Precedent

(a) The Conditions Precedent in clauses 3.1(a) (Regulatory approvals), 3.1(b) (Shareholder approval) and 3.1(d) (Court approval) cannot be waived.

(b) The Conditions Precedent in clauses 3.1(f) (No Target Regulated Event), 3.1(g) (No Target Prescribed Occurrence), 3.1(i) (No Target Material Adverse Change) and 3.1(k) (Target Equity Incentives) are for the sole benefit of Bidder and may only be waived by Bidder (in its absolute discretion) in writing.

(c) The Conditions Precedent in clauses 3.1(h) (No Bidder Prescribed Occurrence) and 3.1(j) (No Bidder Material Adverse Change) are for the sole benefit of Target and may only be waived by Target (in its absolute discretion) in writing.

(d) The Conditions Precedent in clauses 3.1(c) (Independent Expert), 3.1(e) (Restraints), 3.1(l) (ASX Quotation), 3.1(m) (NYSE and TSX listing) and 3.1(n) (Securities laws exemptions) and are for the benefit of both parties and may only be waived by written agreement between Bidder and Target (in each case in their respective absolute discretion).

(e) If a party waives the breach or non-satisfaction of any of the Conditions Precedent in clause 3.1, that waiver does not prevent that party from suing the other party for any breach of this deed that resulted in the breach or non-satisfaction of the relevant Condition Precedent.

(f) Waiver of a breach or non-satisfaction in respect of one Condition Precedent does not constitute:

(1) a waiver of breach or non-satisfaction of any other Condition Precedent resulting from the same event; or

(2) a waiver of breach or non-satisfaction of that Condition Precedent resulting from any other event.

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3 Conditions Precedent and pre-implementation steps

3.4 Termination on failure of Condition Precedent

(a) If:

(1) there is an act, a failure to act, an event or an occurrence that would, does, or will prevent any of the Conditions Precedent being satisfied (including, for the avoidance of doubt, if Target Shareholders do not agree to the Scheme at the Scheme Meeting by the requisite majorities);

(2) there is an act, a failure to act, an event or an occurrence that would, does, or will prevent any of the Conditions Precedent being satisfied by the earlier of (i) the time and date specified in this deed for the satisfaction of that Condition Precedent; and (ii) the End Date; or

(3) a Condition Precedent is otherwise not satisfied by the earlier of (i) the time and date specified in this deed for the satisfaction of that Condition Precedent; and (ii) the End Date, and the breach or non-fulfilment of the relevant Condition Precedent that has occurred or would otherwise occur has not been or cannot be waived in accordance with clause 3.3;

then either party may give the other party written notice (Consultation Notice) within 5 Business Days after a relevant notice being given under clause 3.5(b) and the parties then must consult in good faith to:

(4) consider and, if agreed, determine, whether the Transaction may proceed by way of alternative means or methods;

(5) consider changing and, if agreed, change, the date of the application made to the Court for an order under paragraph 411(4)(b) of the Corporations Act approving the Scheme or adjourning that application (as applicable) to another date agreed to in writing by Bidder and Target (being a date no later than 5 Business Days before the End Date); or

(6) consider extending and, if agreed, extend, the time and date specified in this deed for the satisfaction of that Condition Precedent or the End Date (as applicable),

respectively.

(b) If the Condition Precedent referred to in clause 3.4(a) is the Condition Precedent in clause 3.1(g) (No Target Prescribed Occurrence) or 3.1(f) (No Target Regulated Event), the Bidder may immediately terminate this deed by giving written notice to Target without any liability to the Target because of that termination (and, for the avoidance of doubt, the consultation obligations in clause 3.4(a) will not apply).

(c) If the Condition Precedent referred to in clause 3.4(a) is the Condition Precedent in 3.1(h) (No Bidder Prescribed Occurrence), the Target may immediately terminate this deed by giving written notice to the Bidder without any liability to the Bidder because of that termination (and, for the avoidance of doubt, the consultation obligations in clause 3.4(a) will not apply).

(d) Subject to clauses 3.4(e), 3.4(f) and 3.4(g), if the parties are unable to reach agreement under clause 3.4(a)(1) within 5 Business Days after the date on which the Consultation Notice is given, then, unless:

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3 Conditions Precedent and pre-implementation steps

(1) the relevant Condition Precedent has been waived in accordance with clause 3.3; or

(2) the party, or in the case of clause 3.3(d), each party, entitled to waive the relevant Condition Precedent in accordance with clause 3.3 confirms in writing to the other party that it will not rely on the event or occurrence that would or does prevent the relevant Condition Precedent from being satisfied, or would mean the relevant Condition Precedent would or will not otherwise be satisfied, either party may terminate this deed without any liability to the other party because of that termination. For the avoidance of doubt, nothing in this clause 3.4(d) affects the obligation of Target to pay the Reimbursement Fee, or the obligation of Bidder to pay the Reverse Reimbursement Fee, if it is required to do so under clause 12 or 13.

(e) A party may not terminate this deed pursuant to clause 3.4(d) if:

(1) the relevant occurrence or event, the failure of the Condition Precedent to be satisfied, or the failure of the Scheme to become Effective, arises out of a breach of clauses 3.2 or 3.5 by that party, although in such circumstances the other party may still terminate this deed;

(2) the relevant Condition Precedent is stated in clause 3.3 to be for the sole benefit of the other party; or

(3) in the case of the Target, and where the relevant Condition Precedent is the Condition Precedent in clause 3.1(c) (Independent Expert), the Independent Expert concludes in the Independent Expert's Report (or any update of, or revision, amendment or supplement to, that report) that the Scheme is not in the best interest of Target Shareholders wholly or partly due to the existence, announcement or publication of a Competing Proposal.

(f) If the Condition Precedent in clause 3.1(b) (Shareholder approval) is not satisfied only because of a failure to obtain the majority required by sub-subparagraph 411(4)(a)(ii)(A) of the Corporations Act, then either party may by written notice to the other within 3 Business Days after the date of the conclusion of the Scheme Meeting require the approval of the Court to be sought, pursuant to the Court's discretion in that sub-subparagraph, provided the party has, in good faith formed the view that the prospect of the Court exercising its discretion in that way is reasonable. If approval is given, the Condition Precedent in clause 3.1(b) (Shareholder approval) is deemed to be satisfied for all purposes.

(g) If the Court refuses to make an order approving the Scheme which satisfies the Condition Precedent in clause 3.1(d):

(1) Bidder and Target must consult with each other in good faith as to whether to appeal the Court's decision;

(2) Target may, and at Bidder's written request Target must, appeal the Court's decision to the fullest extent possible (except to the extent that the parties agree otherwise, or an independent Senior Counsel indicates that, in their view, an appeal would have negligible prospects of success before the End Date);

(3) if any such appeal is undertaken at the request of Bidder, Bidder will bear Target's reasonable external legal costs of the appeal (including costs of the independent Senior Counsel) unless the parties otherwise agree in writing. If any such appeal is undertaken by Target without the prior request from Bidder, Target will bear Bidder's reasonable external legal costs of the appeal unless the parties otherwise agree in writing; and

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3 Conditions Precedent and pre-implementation steps

(4) each party must not oppose an appeal brought, or requested, by the other party contemplated by clause 3.4(g) and the parties must use their best endeavours to agree in good faith to the appointment of a Senior Counsel to appear for Target on any such appeal. If the parties are unable to agree the appointment of a Senior Counsel to appear for Target on any such appeal after a reasonable period of consultation having regard to the circumstances, Target will make the final determination as to the Senior Counsel to be appointed to appear for Target in the relevant appeal.

3.5 Certain notices relating to Conditions Precedent

If a party becomes aware of:

(a) the satisfaction of a Condition Precedent or of any material progress towards such satisfaction; or

(b) the happening of an event or occurrence that would, does, will, or would reasonably be likely to:

(1) prevent a Condition Precedent being satisfied; or

(2) mean that any Condition Precedent will not otherwise be satisfied,

before the time and date specified for its satisfaction (or being satisfied by the End Date, if no such time and date is specified) or such Condition Precedent is not otherwise satisfied by that time and date (including, for the avoidance of doubt, if Target Shareholders do not agree to the Scheme at the Scheme Meeting by the requisite majorities), it must advise the other by notice in writing, as soon as reasonably possible (and in any event within the earlier of (i) 2 Business Days and (ii) the earlier of the time and date specified in this deed for the satisfaction of that Condition Precedent and the End Date).

3.6 Further notice in certain circumstances

Target and Bidder (as the case may be) must promptly advise each other, in writing, of any fact, matter, change, event or circumstance causing, or which, so far as can reasonably be foreseen, would cause:

(a) a representation or warranty provided in this deed by the relevant party to be false;

(b) a breach or non-satisfaction of any of the Conditions Precedent; or

(c) a material breach of this deed by the relevant party.

3.7 Extension of End Date

If the Conditions Precedent in clause 3.1(a) (Regulatory approvals) has not been satisfied or waived before the date that is 10 Business Days before the date that is set out in item 1 of the definition of End Date, the Target or Bidder may extend the End Date by one month by written notice to the other party.

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4 Transaction steps

4 Transaction steps

4.1 Scheme

Target must propose the Scheme to Target Shareholders on and subject to the terms and conditions of this deed and the scheme.

4.2 Scheme Consideration

(a) The parties acknowledge that each Scheme Shareholder will be entitled to receive the Scheme Consideration in respect of each Scheme Share held by that Scheme Shareholder in accordance with the terms of this deed and the Scheme.

(b) Subject to clause 4.2(c), 4.2(d) and 4.3 and the terms of the Scheme, Bidder undertakes and warrants to Target (in its own right and separately as trustee on behalf of the Scheme Shareholders) that, in consideration of the transfer of each Target Share held by a Scheme Shareholder under the terms of the Scheme, on the Implementation Date, Bidder or Bidder Sub (if applicable) will accept that transfer and Bidder will provide to each Scheme Shareholder the Scheme Consideration for each Scheme Share in accordance with the terms of this deed and the Scheme.

(c) Where the calculation of the number of New Bidder Shares or New Bidder CDIs to be issued to a particular Scheme Shareholder would result in the Scheme Shareholder becoming entitled to a fraction of a New Bidder Share or a New Bidder CDI, the fractional entitlement will be rounded down to the nearest whole number of New Bidder Shares or New Bidder CDIs (as applicable).

(d) If Target considers that two or more Scheme Shareholders, each of which holds a holding of Target Shares which results in a fractional entitlement to New Bidder Shares or New Bidder CDIs have, before the Scheme Record Date, been party to a shareholding splitting or division in an attempt to obtain an advantage by reference to the rounding provided for in the calculation of each Scheme Shareholder's entitlement to the Scheme Consideration, Target must provide the relevant details of the relevant Scheme Shareholders to Bidder, and Bidder and Target may give notice to those Scheme Shareholders:

(1) setting out the names and registered addresses of all of them;

(2) stating that opinion; and

(3) attributing to one of them specifically identified in the notice the Target Shares held by all of them,

and, after the notice has been so given, the Scheme Shareholder specifically identified in the notice shall, for the purposes of this Scheme, be taken to hold all those Target Shares and each of the other Scheme Shareholders whose names are set out in the notice shall, for the purposes of this Scheme, be taken to hold no Target Shares.

4.3 Scheme Consideration election mechanism

(a) Target must ensure that an Election Form is made available to all Target Shareholders (other than Ineligible Foreign Shareholders).

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4 Transaction steps

(b) The Election Form must include the matters set out in the Scheme and must otherwise be in a form agreed by the parties in writing.

4.4 Ineligible Foreign Shareholders

(a) Bidder must ensure that the New Bidder Shares to which an Ineligible Foreign Shareholder would otherwise have been entitled will be issued to a nominee appointed by Bidder and Bidder must procure that the nominee:

(1) as soon as reasonably practicable after the Implementation Date (and in any event within 15 Business Days after the Implementation Date) sells or procures the sale of all of the New Bidder Shares issued to the nominee pursuant to this clause 4.4(a) in the ordinary course of trading on the TSX or NYSE and in such manner, at such price and on such other terms as the nominee reasonably determines; and

(2) as soon as reasonably practicable after settlement of the sale of all of the New Bidder Shares (and in any event within 15 Business Days) remits to Bidder the proceeds of sale (after deducting any reasonable brokerage or other selling costs, taxes and charges) (Net Cash Proceeds).

(b) Promptly after receipt from the nominee of the Net Cash Proceeds in accordance with clause 4.4(a)(2), Bidder will pay to each Ineligible Foreign Shareholder an amount equal to the proportion of the Net Cash Proceeds to which that Ineligible Foreign Shareholder is entitled in full satisfaction of the Ineligible Foreign Shareholder's entitlement to the relevant New Bidder Shares.

(c) Bidder must appoint the nominee on terms reasonably acceptable to Target at least five Business Days before the date of the Scheme Meeting.

4.5 Excluded Target Shareholders

(a) Bidder represents that any Bidder Group Member who holds Target Shares on the Scheme Record Date consents to be excluded from the operation of the Scheme.

(b) If any Bidder Group Member holds or acquires any Target Shares after the date of this deed, Bidder must notify Target in writing of such acquisition and the relevant Bidder Group Member, and that entity will not be a "Scheme Shareholder" for the purposes of this deed and will be excluded from the operation of the Scheme.

4.6 Australian Tax roll-over

(a) Bidder acknowledges that each Scheme Shareholder who holds Target Shares on capital account is expected to seek roll-over relief under subdivision 124-M of the Tax Act, to the extent permitted under the Tax Act.

(b) Bidder represents, warrants and undertakes that it will not make a choice to deny roll-over relief to the Scheme Shareholders under subsection 124-795(4) of the Tax Act, and that if Bidder nominates Bidder Sub to acquire the Scheme Shares in accordance with clause 2(d):

(1) Bidder, as the issuer of the New Bidder Shares or shares underpinning New Bidder CDIs, will be the ultimate holding company (as that term is defined in the Tax Act) of a wholly-owned group (as that term is defined in the Tax Act) of which Bidder Sub is a member; and

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(2) no member of the wholly-owned group (as that term is defined in the Tax Act) of which Bidder Sub is a member will issue equity (except the New Bidder Shares or shares underpinning New Bidder CDIs) or new debt to an entity under the arrangement for the acquisition of the Scheme Shares:

(A) to an entity that is not a member of the wholly-owned group of which Bidder Sub is a member; and

(B) in relation to the issue of the New Bidder Shares or shares underpinning New Bidder CDIs.

4.7 Class Ruling

(a) Bidder acknowledges that Target may choose to seek a class ruling from the Australian Taxation Office (Class Ruling) confirming the tax treatment of the Scheme, including the availability of scrip-for-scrip rollover in relation to the Scheme.

(b) In respect of the Class Ruling:

(1) Target must provide a draft of the request for a Class Ruling within 10 Business Days before the proposed submission date to the Australian Taxation Office to Bidder for review;

(2) Target must consider in good faith any reasonable comments from Bidder on any request for a Class Ruling and that are provided within 5 Business Days of receiving the draft request for a Class Ruling; and

(3) each party must (at its own cost) promptly provide the other party with such assistance and information as may reasonably be requested by the other party for the purposes of obtaining the Class Ruling.

(c) Notwithstanding any obligations of confidentiality between the parties, the Target is permitted to take all steps reasonably necessary to obtain a Class Ruling.

4.8 U.S. Securities Law Matters

(a) The parties agree that the Scheme shall be carried out with the intention that, and must use their commercially reasonable efforts to ensure that, all New Bidder Shares and New Bidder CDIs to be issued under the Scheme will be offered and sold by Bidder in transactions exempt from the registration requirements of the U.S. Securities Act pursuant to Section 3(a)(10) thereof. In order to ensure the availability of the exemption under Section 3(a)(10) of the U.S. Securities Act and to facilitate Bidder's compliance with other U.S. securities laws, the parties agree that:

(1) before the commencement of the hearing on the First Court Date, the Court shall be advised of the intention of Bidder and the Target to rely on the exemption from registration requirements provided by Section 3(a)(10) of the U.S. Securities Act with respect to the issuance of New Bidder Shares and New Bidder CDIs to Scheme Shareholders and holders of Target Equity Incentives pursuant to the Scheme, based on the Court's approval of the Scheme; and

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(2) the Scheme Booklet will include a statement to substantially the effect that the New Bidder Shares and New Bidder CDIs to be issued pursuant to the Scheme have not been registered under the U.S. Securities Act and shall be issued by Bidder in reliance on the exemption from registration under Section 3(a)(10) of the U.S. Securities Act and that certain restrictions on resale under U.S. securities laws, including Rule 144 under the U.S. Securities Act, may be applicable with respect to securities issued to holders that are (or have been in the 90 days immediately prior to the issuance of the New Bidder Shares and the New Bidder CDIs) affiliates (as defined in Rule 405 of the U.S. Securities Act) of Bidder.

4.9 Provision of Target Share information

(a) In order to facilitate the provision of the Scheme Consideration, Target must provide, or procure the provision of, to Bidder or a nominee of Bidder:

(1) reasonable written updates of the Scheme Consideration elections that have been received in the period up to the Scheme Record Date;

(2) written details of the final Scheme Consideration elections made by each Scheme Shareholder, within one Business Day after the Scheme Record Date; and

(3) a complete copy of the Target Share Register as at the Scheme Record Date (which must include the name, Registered Address and registered holding of each Scheme Shareholder as at the Scheme Record Date), within one Business Day after the Scheme Record Date.

(b) The details and information to be provided under clause 4.9(a) must be provided in such form as Bidder or a nominee of the Bidder may reasonably require.

4.10 Target Equity Incentives

Despite any other provision of this deed:

(a) subject to clause 4.10(b), the parties agree that the Target Equity Incentives will be treated in the manner agreed between the parties in writing on or around the date of this deed; and

(b) Target must ensure that all Target Equity Incentives which are not Target Shares have either lapsed or vested and if applicable, been exercised and converted into Target Shares such that there are no outstanding Target Equity Incentives which are not Target Shares on issue as at the Scheme Record Date.

4.11 Option Scheme

(a) Target must propose the Option Scheme under which all outstanding Target Options will be transferred to Bidder and each Scheme Optionholder will be entitled to receive the Option Scheme Consideration.

(b) Bidder will execute the Option Scheme Deed Poll in which it undertakes in favour of each Scheme Optionholder that it will, subject to the Scheme and the Option Scheme becoming Effective, pay the Option Scheme Consideration.

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(c) The Option Scheme will be conditional on (without limitation) the Scheme becoming Effective.

(d) The Option Scheme must be proposed, conducted and implemented by Target concurrently with the Scheme.

4.12 No amendment to Option Scheme without consent

Target must not consent to any modification of, or amendment to, or the making or imposition by the Court of any condition in respect of, the Option Scheme without the prior written consent of Bidder, such consent not to be unreasonably withheld or delayed.

4.13 Option Scheme Consideration

(a) The parties acknowledge that each Scheme Optionholder will be entitled to receive the Option Scheme Consideration in respect of each Scheme Option held by that Scheme Optionholder in accordance with and subject to the terms and conditions of this deed and the Option Scheme.

(b) Bidder undertakes and warrants to Target (in its own right and separately as trustee on behalf of the Scheme Optionholders) that, in consideration for the transfer of the Scheme Options to Bidder under the terms of the Option Scheme, on the Option Scheme Implementation Date, Bidder will provide the Option Scheme Consideration.

4.14 Application of this deed to Option Scheme

To the extent that the parties have obligations in respect of the Scheme under this deed, the parties have the same obligations in respect of the Option Scheme, as applicable and as reasonably required to propose, recommend, conduct and implement the Option Scheme (including, for the avoidance of doubt, the obligations under clauses 5.9 and 11).

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5.1 Timetable

(a) Subject to clause 5.1(b), the parties must each use best endeavours to:

(1) comply with their respective obligations under this clause 5.1; and

(2) take all necessary steps to propose and implement the Transaction,

in accordance with the Timetable.

(b) Failure by a party to meet any timeframe or deadline set out in the Timetable will not constitute a breach of clause 5.1(a) to the extent that such failure is due to circumstances and matters outside the party's control.

(c) Each party must keep the other informed about their progress against the Timetable and notify each other if it believes that any of the dates in the Timetable are not achievable.

(d) To the extent that any of the dates or timeframes set out in the Timetable become not achievable due to matters outside of a party's control, the parties will consult in good faith to agree to any necessary extension to ensure such matters are completed within the shortest possible timeframe.

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5.2 Target's obligations

Target must take all necessary steps to implement the Scheme as soon as is reasonably practicable and, without limiting the foregoing, (i) use best endeavours to ensure that each step in the Timetable is met by the relevant date set out beside that step (and must consult with Bidder on a regular basis about its progress in that regard), (ii) do any acts it is authorised and able to do on behalf of Target Shareholders, and (iii) do each of the following:

(a) preparation of Scheme Booklet: prepare and despatch the Scheme Booklet in accordance with all applicable laws (including the Corporations Act and the Corporations Regulations), RG 60, applicable Takeovers Panel guidance notes and the Listing Rules;

(b) directors' recommendation: include in the Scheme Booklet a statement by the Target Board:

(1) unanimously recommending that Target Shareholders vote in favour of the Scheme in the absence of a Superior Proposal and subject to the Independent Expert concluding and continuing to conclude that the Scheme is in the best interest of Target Shareholders; and

(2) that each Target Board Member will (subject to the same qualifications as set out in clause 5.2(b)(1)) vote, or procure the voting of, any Director Target Shares in favour of the Scheme at the Scheme Meeting, unless there has been a change of recommendation permitted by clause 5.9;

(c) paragraph 411(17)(b) statement: apply to ASIC for the production of:

(1) an indication of intent letter stating that it does not intend to appear before the Court on the First Court Date; and

(2) a statement under paragraph 411(17)(b) of the Corporations Act stating that ASIC has no objection to the Scheme;

(d) Court direction: apply to the Court for orders pursuant to subsection 411(1) of the Corporations Act directing Target to convene the Scheme Meeting;

(e) Scheme Meeting: convene the Scheme Meeting to seek Target Shareholders' agreement to the Scheme in accordance with the orders made by the Court pursuant to subsection 411(1) of the Corporations Act, and must not adjourn or postpone the Scheme Meeting or request the Court to adjourn or postpone the Scheme Meeting in either case without using best endeavours to seek the prior written approval of Bidder (such approval not to be unreasonably withheld or delayed)

(f) Court documents: consult with Bidder in relation to the content of the documents required for the purpose of each of the Court hearings held for the purpose of subsection 411(1) and paragraph 411(4)(b) of the Corporations Act in relation to the Scheme (including originating process, affidavits, submissions and draft minutes of Court orders) and consider in good faith, for the purpose of amending drafts of those documents, comments from Bidder and its Related Persons on those documents;

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(g) Court approval: if the Scheme is approved by Target Shareholders under subparagraph 411(4)(a)(ii) of the Corporations Act and it can reasonably be expected that all of the Conditions Precedent (other than the Conditions Precedent in clauses 3.1(d) and 3.1(n)) will be satisfied or waived in accordance with this deed before 8.00am on the Second Court Date, apply to the Court for orders approving the Scheme as agreed to by the Target Shareholders at the Scheme Meeting;

(h) certificate: at the hearing on the Second Court Date provide to the Court:

(1) a certificate (signed for and on behalf of Target) in the form of a deed (substantially in the form set out in Attachment 6) confirming whether or not the Conditions Precedent (other than the Conditions Precedent in clauses 3.1(d) and 3.1(n)) have been satisfied or waived in accordance with this deed, a draft of which certificate must be provided by Target to Bidder by 4.00pm on the date that is two Business Days prior to the Second Court Date; and

(2) any certificate provided to it by Bidder pursuant to clause 5.3(i);

(i) lodge copy of Court order: lodge with ASIC an office copy of the Court order in accordance with subsection 411(10) of the Corporations Act approving the Scheme by no later than the Business Day after the date on which the Court order was made (or such later date as agreed in writing by Bidder);

(j) Scheme Consideration: if the Scheme becomes Effective, finalise and close the Target Share Register as at the Scheme Record Date, and determine entitlements to the Scheme Consideration, in accordance with the Scheme and the Deed Poll;

(k) transfer and registration: if the Scheme becomes Effective and subject to Bidder having issued the Scheme Consideration in accordance with the Scheme and Deed Poll:

(1) execute, on behalf of Scheme Shareholders, instruments of transfer of the Scheme Shares to Bidder or Bidder Sub (if applicable); and

(2) register all transfers of the Scheme Shares to Bidder or Bidder Sub (if applicable) on the Implementation Date;

(l) consultation with Bidder in relation to Scheme Booklet: consult with Bidder as to the content and presentation of the Scheme Booklet including:

(1) providing to Bidder successive drafts of the Scheme Booklet and the Independent Expert's Report (including any updates, revisions, or amendments for such report or any supplementary report) for the purpose of enabling Bidder to review and comment on those draft documents. In relation to the Independent Expert's Report, Bidder's review is to be limited to a factual accuracy review;

(2) jointly, with the Bidder, preparing the Merged Group Information for inclusion in the Scheme Booklet;

(3) taking all comments made by Bidder into account in good faith when producing a revised draft of the Scheme Booklet;

(4) providing to Bidder a revised draft of the Scheme Booklet within a reasonable time, and in any case within 5 Business Days, before the Regulator's Draft is finalised and to enable Bidder to review the Regulator's Draft before the date of its submission;

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(5) obtaining written consent (not to be unreasonably conditioned, withheld or delayed provided that Target otherwise complies with this clause 5.2(l)) from Bidder for the form and content in which the Bidder Information and the Merged Group Information (except to the extent the information applies to the Target) appears in the Scheme Booklet and not lodge the Scheme Booklet with ASIC until such consent is obtained and not use the Bidder Information for any purpose other than those expressly contemplated or expressly permitted by this deed or the Scheme;

(6) before the Scheme Booklet is lodged with the Court, confirming in writing to Bidder that the Target Information in the Scheme Booklet does not contain any material statement that is false or misleading in a material respect including because of any material omission from that statement; and

(m) information: provide all necessary information, and procure that the Target Registry provides all necessary information, in each case in a form reasonably requested by Bidder, about the Scheme, the Scheme Shareholders and Target Shareholders to Bidder and its Related Persons, which Bidder reasonably requires in order to:

(1) prepare the information regarding the Merged Group for inclusion in the Scheme Booklet;

(2) understand the legal and beneficial ownership of Target Shares, and proxy appointments and directions received by Target prior to the Scheme Meeting;

(3) facilitate the provision of the Scheme Consideration and to otherwise enable Bidder and Bidder Sub (if applicable) comply with the terms of this deed, the Scheme and the Deed Poll, including for the avoidance of doubt to enable Bidder and Bidder Sub (if applicable) to use its best endeavours to satisfy clause 3.1(l) (ASX Quotation); where

Target must comply with any reasonable request of Bidder for Target to give directions to Target Shareholders pursuant to Part 6C.2 of the Corporations Act from time to time for one of the purposes referred to in (1) or (2) above;

(n) lodgement of Regulator's Draft: as soon as practicable, but by no later than 14 days before the First Court Date, provide the Regulator's Draft to ASIC for its review for the purposes of subsection 411(2) of the Corporations Act, and provide a copy of the Regulator's Draft to Bidder as soon as practicable thereafter;

(o) ASIC and ASX review of Scheme Booklet: keep Bidder informed of any matters raised by ASIC or ASX in relation to the Scheme Booklet or the Transaction (other than non-substantive administrative or logistical communications), and use best endeavours to take into consideration any comments made by Bidder in relation to any such matters raised by ASIC or ASX (provided that where those matters relate to Bidder Information or Merged Group Information, Target must not take any steps to address or resolve them without Bidder's prior written consent (which consent must not be unreasonably withheld, conditioned or delayed));

(p) registration of Scheme Booklet: take all reasonable measures within its control to cause ASIC to register the Scheme Booklet under subsection 412(6) of the Corporations Act;

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(q) representation: procure that it is represented by counsel at the Court hearings convened for the purposes of subsection 411(1) and paragraph 411(4)(b) of the Corporations Act;

(r) Independent Expert: promptly:

(1) appoint the Independent Expert and provide all assistance and information reasonably requested by the Independent Expert in connection with the preparation of the Independent Expert's Report for inclusion in the Scheme Booklet (including any updates, revisions or amendments to such report or any supplementary report) and any other materials to be prepared by the Independent Expert for inclusion in the Scheme Booklet (including any updates, revisions or amendments thereto or any supplementary report); and

(2) provide Bidder with a copy of any final report received from the Independent Expert (and any updates, revisions or amendments to such report or any supplementary report).

(s) assistance: up to the Implementation Date and subject to obligations of confidentiality owed to third parties and undertakings to Government Agencies, provide Bidder and its Related Persons with reasonable access during normal business hours to information and personnel of the Target Group that Bidder reasonably requests for the purpose of collation and provision of the Bidder Information and implementation of the Transaction;

(t) compliance with laws: do everything reasonably within its power to ensure that the Transaction is effected in accordance with all applicable laws and regulations, including ensuring that the New Bidder Shares and the New Bidder CDIs to be issued pursuant to the Scheme are offered and sold in transactions exempt from the registration requirements of the U.S. Securities Act pursuant to Section 3(a)(10) thereof;

(u) listing: subject to clause 5.2(x), not do anything to cause Target Shares to cease being quoted on ASX or to become permanently suspended from quotation prior to implementation of the Transaction unless Bidder has agreed in writing;

(v) update Scheme Booklet: until the date of the Scheme Meeting, promptly update or supplement the Scheme Booklet with, or where appropriate otherwise inform the market by way of announcement of, any information that arises after the Scheme Booklet has been despatched that is necessary to ensure that the Scheme Booklet does not contain any material statement that is false or misleading in a material respect including because of any material omission from that statement, and seek the Court's approval for the despatch of any updated or supplementary Scheme Booklet. Target must consult with Bidder as to the content and presentation of the updated or supplementary Scheme Booklet, or the market announcement, in the manner contemplated by clause 5.2(l);

(w) Merged Group information: prepare and promptly provide to Bidder any information regarding the Target Group that Bidder reasonably requires in order to prepare the information regarding the Merged Group for inclusion in the Scheme Booklet; and

(x) suspension of trading: apply to ASX to suspend trading in Target Shares with effect from the close of trading on the Effective Date.

(y) application for de-listing: apply to ASX for the cancellation of admission to trading of the Target Shares on ASX, which cancellation is to take effect from the later of the Business Day after the Implementation Date and the Business Day after the date on which all transfers of Scheme Shares have been duly registered in accordance with the Scheme;

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(z) other things necessary: promptly do all other things contemplated by or necessary to give effect to the Scheme and the orders of the Court approving the Scheme in accordance with all applicable laws and regulations subject to the terms of this deed;

(aa) proxy solicitation: in consultation with Bidder, undertake reasonable shareholder engagement and proxy solicitation actions so as to promote the merits of the Transaction and encourage Target Shareholders to vote on the Scheme in accordance with the recommendation of the Target Board, subject to applicable law and policy; and

(bb) ASX Quotation: provide reasonable assistance to Bidder to prepare all documents required by ASX to apply for ASX Quotation;

(cc) proxy information: upon request by Bidder made prior to commencement of the Scheme Meeting, inform Bidder of the total number of proxy votes received by Target:

(1) to vote in favour of the Scheme;

(2) to vote against the Scheme;

(3) to abstain from voting on the Scheme; and

(4) where the proxy may vote at the proxy's discretion.

5.3 Bidder's obligations

Bidder must take all necessary steps to implement the Scheme as soon as is reasonably practicable and, without limiting the foregoing, must (i) use all best endeavours to ensure that each step in the Timetable is met by the date set out beside that step (and must consult with Target on a regular basis about its progress in that regard), and (ii) do each of the following:

(a) Bidder Information and Merged Group Information: subject to clause 5.2(m) and 5.2(w), prepare and provide to Target the Bidder Information, and jointly prepare the Merged Group Information with the Target, for inclusion in the Scheme Booklet, in accordance with all applicable laws (including the Corporations Act and the Corporations Regulations), RG 60, applicable Takeovers Panel guidance notes and the Listing Rules, and consent to the inclusion of that information (other than any information provided by Target to Bidder or obtained from Target's public announcements on ASX regarding the Target Group contained in, or used in the preparation of, the information regarding the Merged Group) in the Scheme Booklet;

(b) Scheme Booklet and Court documents: provide reasonable assistance or information reasonably requested by Target in connection with preparation of the Scheme Booklet (including any updated or supplementary Scheme Booklet) and any documents required to be filed with the Court in respect of the Scheme, review the drafts of the Scheme Booklet (including any updated or supplementary Scheme Booklet) prepared by Target and provide comments on those drafts promptly and in good faith;

(c) Independent Expert's Report: subject to the Independent Expert entering into arrangements with Bidder including in relation to confidentiality in a form reasonably acceptable to Bidder, provide any assistance or information reasonably requested by Target or by the Independent Expert in connection with the preparation of the Independent Expert's Report to be sent together with the Scheme Booklet;

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(d) representation: procure that it is represented by counsel at the Court hearings convened for the purposes of subsection 411(1) and paragraph 411(4)(b) of the Corporations Act;

(e) Deed Poll: by no later than the Business Day prior to the First Court Date, execute and deliver to Target the Deed Poll and to the extent applicable, procure that Bidder Sub will execute and deliver to Target the Deed Poll;

(f) accuracy of Bidder Information: confirm in writing to Target that the Bidder Information and the Merged Group Information in the Scheme Booklet (other than any information regarding the Target Group contained in, or used in the preparation of, the information regarding the Merged Group) does not contain any material statement that is false or misleading in a material respect including because of any material omission from that statement;

(g) share transfer: if the Scheme becomes Effective, Bidder must (or, to the extent applicable, procure that Bidder Sub):

(1) accepts a transfer of the Scheme Shares as contemplated by clause 4.2(b); and

(2) executes instruments of transfer in respect of the Scheme Shares;

(h) Scheme Consideration: if the Scheme becomes Effective, provide or procure the provision of, by or on behalf of, Bidder, the Scheme Consideration in the manner and amount contemplated by clause 4 and the terms of the Scheme and the Deed Poll;

(i) certificate: before the commencement of the hearing on the Second Court Date provide to Target for provision to the Court at that hearing a certificate (signed for and on behalf of Bidder and, to the extent applicable, Bidder Sub) in the form of a deed (substantially in the form set out in Attachment 6) confirming whether or not the Conditions Precedent (other than the Conditions Precedent in clauses 3.1(d) and 3.1(n)) have been satisfied or waived in accordance with this deed, a draft of which certificate must be provided by Bidder to Target by 4.00 pm on the date that is two Business Days prior to the Second Court Date;

(j) update Bidder Information: until the date of the Scheme Meeting, promptly provide to Target any information that arises after the Scheme Booklet has been despatched that is necessary to ensure that the Bidder Information and/or the Merged Group Information (as applicable) contained in the Scheme Booklet does not contain any material statement that is false or misleading in a material respect including because of any material omission from that statement;

(k) NYSE and TSX approvals: ensure the New Bidder Shares have been approved for listing, and shall be listed, on NYSE and conditionally approved for listing on the TSX, subject only to official notice of issuance and customary listing conditions, as applicable;

(l) ASX Quotation: prepare all documents required by ASX to apply for ASX Quotation and use its best endeavours to ensure that the New Bidder CDIs will be listed for quotation on the official list of ASX (subject to customary conditions) as soon as possible after the Effective Date and that trading in the New Bidder CDIs commences:

(1) from the Business Day after the Scheme becomes Effective (or such later date as ASX requires) on a deferred settlement basis; and

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(2) no later than the Business Day after the Implementation Date (or such later date as ASX requires) on an ordinary (T+2) settlement basis;

(m) Class ruling: provide Target with such assistance and information as may reasonably be requested by Target for the purposes of obtaining from the ATO a Class Ruling in a form reasonably acceptable to Target; and

(n) Compliance with laws: do everything reasonably within its power to ensure that the Transaction is effected in accordance with all applicable laws and regulations, including ensuring that the New Bidder Shares and the New Bidder CDIs to be issued pursuant to the Scheme are offered and sold in transactions exempt from the registration requirements of the U.S. Securities Act pursuant to Section 3(a)(10) thereof.

5.4 Bidder Sub's obligations

To the extent Bidder exercises its rights under clause 2(d) to nominate a Bidder Sub, then Bidder must procure that Bidder Sub:

(a) Deed Poll: by no later than the Business Day prior to the First Court Date, execute and deliver to Target the Deed Poll;

(b) share transfer: if the Scheme becomes Effective:

(1) accept a transfer of the Scheme Shares as contemplated by clause 4.2(b); and

(2) execute instruments of transfer in respect of the Scheme Shares,

and

(c) Scheme Consideration: if the Scheme becomes Effective, provide or procure the provision of the Scheme Consideration in the manner and amount contemplated by clause 4.2 and the terms of the Scheme and Deed Poll.

5.5 Conduct of business - Target

(a) Subject to clause 5.5(b), during the Exclusivity Period, and without limiting any other obligations of Target under this deed, Target must:

(1) conduct its businesses and operations, and must cause each other Target Group Member to conduct its respective business and operations, in the ordinary and usual course consistent with the manner in which each such business and operations have been conducted in the 12-month period prior to the date of this deed and otherwise in a manner consistent with the business plans and budgets Fairly Disclosed to the Bidder prior to the date of this deed (subject to changes in business composition and seasonal conditions);

(2) keep Bidder informed of any material developments concerning the conduct of its business;

(3) not enter into any line of business or other activities in which the Target Group is not engaged as of the date of this deed;

(4) in all material respects, comply with all relevant laws, including the Listing Rules and any Authorisations;

(5) provide regular updates on the financial affairs of the Target Group, including the provision of Target Group's monthly management accounts in accordance with clause 6.1(a)(4);

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(6) use its best endeavours to ensure that no Target Prescribed Occurrence and no Target Regulated Event occurs; and

(7) ensure that Bidder is promptly notified in writing (with reasonable details) of any:

(A) material breach, default or termination notices under Material Contracts or Authorisations (or any threats to give such notice);

(B) resignations, changes or proposed changes to senior management of the Target;

(C) actual claim (including litigation or other proceedings) by a third party that directly or indirectly relates to the conduct of the Target Group and could give rise to material liability on the part of any Target Group Member (taken in the context of the Target Group as a whole); and

(D) notices or correspondence from or to any Government Agency in respect of any alleged breach of applicable law, regulation, administrative order or in respect of any investigation that relates to the conduct of the Target Group and that, in each case, could give rise to potential liability on the part of any Target Group Member;

(8) procure that each other Target Group Member uses best endeavours, to:

(A) preserve and maintain the value the businesses and assets of the Target Group;

(B) keep available the services of the directors, officers and senior management;

(C) maintain and preserve their relationships with Government Agencies and material customers, material suppliers and others having business dealings with any Target Group Member (including, using all best endeavours to obtain consents from third parties to any change of control provisions which Bidder reasonably requests in contracts or arrangements to which a member of the Target Group is a party); and

(D) ensure that there is no occurrence within their control that would constitute or be likely to constitute a Target Material Adverse Change;

(b) Nothing in clause 5.5(a) restricts the ability of Target to take any action:

(1) which has been Fairly Disclosed in the Disclosure Materials;

(2) Fairly Disclosed in public announcements issued by the Target to the ASX in the 12 months prior to the date of this Deed (excluding any risk factor disclosure and disclosure of risks in "forward looking statement" disclaimers that are predictive, forward-looking or primarily cautionary in nature);

(3) which is required by this deed, the Scheme or the Option Scheme;

(4) which has been agreed to in writing by Bidder (which agreement must not be unreasonably withheld or delayed);

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(5) which is required by any applicable law or by a Government Agency (except where that requirement arises as a result of an action by a Target Group Member);

(6) which is undertaken in response to a Competing Proposal as permitted by clause 11; or

(7) which is required to be done to reasonably respond to an emergency or disaster.

(c) From the date of this deed up to and including the Second Court Date, Target will promptly notify Bidder in writing of anything of which it becomes aware that:

(1) makes any material information publicly filed by Target (either on its own account or in respect of any other Target Group Member) to be, or reasonably likely to be, incomplete, incorrect, untrue or misleading in any material respect;

(2) makes any of the Target Representations and Warranties false, inaccurate, misleading or deceptive in any material respect;

(3) would constitute or be likely to constitute a Target Prescribed Occurrence, a Target Regulated Event or a Target Material Adverse Change.

5.6 Conduct of business - Bidder

(a) Subject to clause 5.6(b), from the date of this deed up to and including the Implementation Date, and without limiting any other obligations of Bidder under this deed, Bidder must:

(1) conduct its businesses and operations, and must cause each other Bidder Group Member to conduct its respective business and operations, in the ordinary and usual course consistent with the manner in which each such business and operations have been conducted in the 12-month period prior to the date of this deed and otherwise in a manner consistent with the business plans and budgets Fairly Disclosed to the Target prior to the date of this deed (subject to changes in business composition and seasonal conditions);

(2) ensure that no Bidder Prescribed Occurrence occurs.

(b) Nothing in clause 5.6(a), restricts the ability of Bidder to take any action:

(1) which has been Fairly Disclosed in the Bidder Disclosure Materials;

(2) which has been Fairly Disclosed in an SEC Report or SEDAR Report in 12 months prior to the date of this deed (excluding any risk factor disclosure and disclosure of risks in "forward looking statement" disclaimers that are predictive, forward-looking or primarily cautionary in nature);

(3) which is required by this deed or the Scheme;

(4) which has been agreed to in writing by Target (which agreement must not be unreasonably withheld or delayed);

(5) which is required by any applicable law or by a Government Agency (except where that requirement arises as a result of an action by a Bidder Group Member);

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5 Implementation

(6) which is required to be done to reasonably respond to an emergency or disaster; or

(7) in connection with any:

(A) expansion of processing capacity at any Bidder Material Projects;

(B) entering into any royalty agreement, joint venture, farm-in, farm-out or similar arrangement with respect to the Bidder Material Projects, provided that any such agreement or arrangement would not have a financial impact on the Bidder Group of US$100,000,000 or more;

(C) entry into any offtake agreement with respect to the Bidder Material Projects, provided that if there is an offtake agreement that Bidder proposes to enter which would have a financial impact on the Bidder Group of US$100,000,000 or more, Bidder must use best endeavours to provide reasonable notice to Target and consult in good faith as to whether to enter into such offtake agreement;

(D) development of the Bidder's radioisotopes business; or

(E) acquisition of, or entry into any agreements or submit any proposal or offer to acquire, any other business in the uranium, rare earth element or heavy mineral sands industries (including by way of takeover bid, scheme of arrangement, sale or purchase of securities or assets, by entry into any joint venture, co-operation, co-development, consortium, partnership or similar agreement), provided that any such agreement, proposal, or offer would not have a financial impact on the Bidder Group of US$1,000,000,000 or more;

(F) development, joint venture, lease, sale or disposal of any properties owned, controlled or operated by the Bidder, provided that any such development, joint venture, lease, sale or disposal would not have a financial impact on the Bidder Group of US$100,000,000 or more;

(G) entering into of any agreement, arrangement, commitment or understanding with a Government Agency in connection with any government support (including by way of government grant, subsidy or other form of funding support);

(H) subject to clauses 5.6(b)(7)(E) and 5.6(b)(7)(G), any debt or equity arrangement, recapitalisation or other funding transaction or arrangement of any kind, provided that any such arrangement or transaction would not have (or be likely to have) a financial impact on the Bidder Group of  US$1,000,000,000 or more, or result in Bidder issuing a material number of shares (which exceeds 20% of the number of Bidder Shares on issue as at the date of this deed), or granting an option or other security over such a material number of its shares; or

(I) acquisition of, or entry into any agreements or submit any proposal or offer to acquire, any mineral properties (including by way of takeover bid, scheme of arrangement, sale or purchase of securities or assets, by entry into any joint venture, co-operation, co-development, consortium, partnership or similar agreement).

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5 Implementation

5.7 Appointment of directors

Target must, as soon as practicable on the Implementation Date, after the Scheme Consideration has been despatched to Scheme Shareholders in accordance with the terms of the Scheme, take all actions necessary to:

(a) cause the appointment of the nominees of Bidder to the Target Board subject to those nominees having provided a consent to act as directors of the Target (in a form to be agreed between the parties);

(b) ensure that all directors on the Target Board, other than the Bidder nominees:

(1) resign; and

(2) acknowledge in the notice of resignation that each such director has no outstanding claims against the Target or any other Target Group Member; and

(c) ensure that all directors on the boards of Target's Subsidiaries:

(1) resign; and

(2) acknowledge in the notice of resignation that each such director has no outstanding claims against the Target or any other Target Group Member,

and to cause the appointment of nominees of Bidder to those boards, in accordance with all applicable laws and regulations and subject to those nominees having provided a consent to act as directors of the Target and Target's Subsidiaries (as applicable and in a form to be agreed between the parties).

5.8 Change of control consents

As soon as practicable after the date of this deed, Bidder and Target must seek to identify any change of control or similar provisions in leases and material contracts to which any one or more Target Group Member) is a party that may be triggered by, or exercised in response to, the implementation of the Transaction. In respect of those leases and contracts:

(a) Bidder and Target must, each acting reasonably, agree a proposed course of action and will jointly initiate contact with the relevant counterparties to request that they provide any consents required;

(b) each party must use best endeavours to obtain such consents or confirmations as expeditiously as possible, including by providing any information reasonably required by the relevant counterparties (but nothing in this clause requires Bidder or Target to incur material expense);

(c) each party must cooperate with, and provide reasonable assistance to, the other to obtain such consents as expeditiously as possible, including by;

(1) providing any information required; and

(2) making officers and employees available where necessary to meet with counterparties to deal with any issues arising in relation to the relevant consent or waiver.

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5 Implementation

5.9 Target Board recommendation

(a) Target represents and warrants to Bidder that, as at the date of this deed, each Target Board Member has confirmed that:

(1) their recommendation in respect of the Scheme is that Target Shareholders vote in favour of the Scheme; and

(2) they intend to vote, or procure the voting of, any Director Target Shares in favour of the Scheme at the Scheme Meeting,

in each case in the absence of a Superior Proposal and subject to the Independent Expert concluding in the Independent Expert's Report (and continuing to conclude) that the Scheme is in the best interest of Target Shareholders.

(b) Target must procure that the Target Board Members unanimously recommend that Target Shareholders vote in favour of the Scheme at the Scheme Meeting in the absence of a Superior Proposal and subject to the Independent Expert concluding in the Independent Expert's Report (and continuing to conclude) that the Scheme is in the best interest of Target Shareholders, and that the Scheme Booklet include a statement by the Target Board to that effect.

(c) Target must procure that the Target Board collectively, and the Target Board Members individually, do not adversely change, withdraw, adversely modify or adversely qualify its or their recommendation to vote in favour of the Scheme or their intention to vote any Director Target Shares in favour of the Scheme at the Scheme Meeting, unless:

(1) the Independent Expert provides a report to Target (including either the Independent Expert's Report or any update of, or any revision, amendment or supplement to, that report) that concludes that the Scheme is not in the best interest of Target Shareholders;

(2) Target has received a Competing Proposal and the Target Board has determined (in accordance with clause 11.6 after all of Bidder's rights under clause 11.6 have been exhausted) that the Competing Proposal constitutes a Superior Proposal; or

(3) the change, withdrawal, modification or qualification occurs because of a requirement or request by a court or Government Agency that one or more Target Board Members abstain or withdraw from making a recommendation that Target Shareholders vote in favour of the Scheme after the date of this deed;

and Target has complied with its obligations under clause 11.

(d) For the purposes of this clause 5.9, customary qualifications and explanations contained in the Scheme Booklet and any public announcements by Target in relation to a recommendation to vote in favour of the Scheme to the effect that the recommendation is made:

(1) in the absence of a Superior Proposal;

(2) in respect of any public announcement issued before the issue of the Scheme Booklet, 'subject to the Independent Expert concluding in the Independent Expert's Report (and continuing to conclude) that the Scheme is in the best interest of Target Shareholders'; and

(3) in respect of the Scheme Booklet and any public announcements issued at the time of or after the issue of the Scheme Booklet, 'subject to the Independent Expert continuing to conclude that the Scheme is in the best interest of Target Shareholders',

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5 Implementation

will not be regarded as a failure to make, or a change, withdrawal, modification or qualification of, a recommendation in favour of the Scheme.

(e) For the purposes of this clause 5.9, a statement to the effect that a specific alternative transaction may be pursued by Target if the Scheme does not proceed will be regarded as a failure to make a recommendation to vote in favour of the Scheme and, if made subsequently, will be regarded as a modification of a recommendation to vote in favour, unless Bidder agrees to the making of such statement.

(f) Without limiting the operation of clause 11 or the preceding provisions of this clause 5.9, if circumstances arise, including the receipt or expected receipt of an unfavourable report from the Independent Expert (including either the Independent Expert's Report or any update of, or any revision, amendment or supplement to, that report) which may lead to any one or more Target Board Members adversely changing, withdrawing, adversely modifying or adversely changing their recommendation to vote in favour of the Scheme, Target must:

(1) immediately notify Bidder of this fact; and

(2) consult with Bidder in good faith for 2 Business Days after the date on which the notice under clause 5.9(f)(1) is given to consider and determine whether there are any steps that can be taken to avoid such a change, withdrawal or variation (as applicable).

(g) Despite anything to the contrary in this clause 5.9, a statement made by Target or the Target Board to the effect that no action should be taken by Target Shareholders pending the assessment of a Competing Proposal by the Target Board or the completion of the matching right process set out in clause 11.6 shall not contravene this clause 5.9.

5.10 Conduct of Court proceedings

(a) Target and Bidder are entitled to separate representation at all Court proceedings affecting the Transaction.

(b) This deed does not give Target or Bidder any right or power to give undertakings to the Court for or on behalf of the other party without that party's written consent.

(c) Target and Bidder must give all undertakings to the Court in all Court proceedings which are reasonably required to obtain Court approval and confirmation of the Transaction as contemplated by this deed.

5.11 Scheme Booklet content and responsibility statements

(a) The Scheme Booklet will contain a responsibility statement to the effect that:

(1) Bidder is responsible for the Bidder Information and the Merged Group Information (other than any information provided by Target to Bidder) contained in the Scheme Booklet; and

(2) Target is responsible for the Target Information contained in the Scheme Booklet and is also responsible for the information contained in the Scheme Booklet provided by Target to Bidder.

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6 Integration

(b) If after 5 Business Days of consultation, Target and Bidder are unable to agree on the form or content of the Scheme Booklet:

(1) where the determination relates to Bidder Information, Bidder will make the final determination as to the form and content of the Bidder Information; and

(2) in any other case, Target will make the final determination as to the form and content of the Scheme Booklet, acting reasonably, provided that, if Bidder disagrees with such final form and content, Target must include a statement to that effect in the Scheme Booklet.

6 Integration

6.1 Access to information - Target

(a) Between (and including) the date of this deed and the Implementation Date, Target must, and must cause each other Target Group Member to, afford to Bidder and its Related Persons reasonable access to:

(1) information, premises and such senior executives during normal business hours of any member of the Target Group as reasonably requested by Bidder, and afford Bidder reasonable co-operation, for the purpose of:

(A) the implementation of the Scheme;

(B) Bidder understanding the Target Group's financial position (including its flow and working capital position), trading performance and management control systems;

(C) Bidder developing and implementing plans for the carrying on of the businesses of the Target Group following implementation of the Scheme;

(D) keeping Bidder informed of material developments relating to the Target Group;

(E) Bidder meeting its obligations under this deed and verifying the Target Representations and Warranties; and

(F) any other purpose agreed in writing between the parties,

(2) copies of any material written correspondence from any Government Agency regarding the Material Projects;

(3) copies of any notices of any claims, investigations, actual or threatened litigation or other legal proceedings with respect to any Material Project having the potential to be material in the context of the relevant project; and

(4) monthly management accounts of the Target and the Target Group prepared in accordance with the Target Group's past practice in the 12 months prior to entry into this deed;

(5) details of any material change in the Target Group's business, financial position or prospects (as a whole),

provided that:

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6 Integration

(6) nothing in this clause 6.1 will require Target to:

(A) provide, or procure the provision of, information concerning Target's directors and management's consideration of the Scheme; or

(B) provide, or procure the provision of, information concerning any actual, proposed or potential Competing Proposal (including directors' and management's consideration of any actual, proposed or potential Competing Proposal);

but this proviso does not limit Target's obligations under clause 11;

(7) nothing in this clause 6.1 will prohibit Target from:

(A) redacting any part of a document or other information concerning the Target Group's business that is, in the reasonable opinion of the Target, commercially or competitively sensitive, including any specific pricing and margin information or customer details; or

(B) restricting access which would result in unreasonable disruptions to Target's business (determined in the reasonable opinion of the Target, acting in good faith);

(8) nothing in this clause 6.1 will require Target to provide, or procure the provision of, information if to do so would or would be reasonably likely to:

(A) breach any obligation of confidentiality owed to a third party or any applicable law (provided that Target must use best endeavours to obtain the consent of a third party in respect of disclosure of information pursuant to this clause 6.1 that is subject to a confidentiality obligation owed to that third party); or

(B) result in a waiver of legal privilege;

(b) Bidder must:

(1) keep all information obtained by it as a result of this clause 6.1 confidential; and

(2) comply with the reasonable requirements of Target in relation to any access granted.

(c) Target must provide, and must cause each other Target Group Member to provide, Bidder and its Related Persons with reasonable access to books and records (including financial reports, audited or otherwise) and use all best endeavours to provide access to the Target Group's auditors and accountants for the sole purpose of preparation of the financial statements (including for the Merged Group) for inclusion in the Scheme Booklet or any investigating accountants' report (and any updates or supplements).

6.2 Access to information - Bidder

(a) Between (and including) the date of this deed and the Implementation Date, Bidder must, and must cause each other Bidder Group Member to, afford to Target and its Related Persons reasonable access to:

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6 Integration

(1) information, premises and such senior executives of any member of the Bidder Group as reasonably requested by Target, and afford Target reasonable co-operation, for the purpose of:

(A) the implementation of the Scheme;

(B) Target understanding the Bidder Group's financial position (including its flow and working capital position), trading performance and management control systems;

(C) keeping Target informed of material developments relating to the Bidder Group;

(D) any other purpose agreed in writing between the parties,

(2) copies of any notices of any claims, investigations, actual or threatened litigation or other legal proceedings with respect to any Material Project that is material in the context of the relevant project and in the context of the Transaction as a whole;

(3) details of any material change in the Bidder Group's business, financial position or prospects (as a whole) and that is material in the context of the Transaction as a whole;

provided that:

(4) nothing in this clause 6.2 will require Bidder to provide, or procure the provision of, information concerning Bidder's directors and management's consideration of the Scheme;

(5) nothing in this clause 6.2 will prohibit Bidder from:

(A) redacting any part of a document or other information concerning the Bidder Group's business that is, in the reasonable opinion of the Bidder, commercially or competitively sensitive, including any specific pricing and margin information or customer details; or

(B) restricting access which would result in unreasonable disruptions to Bidder's business (determined in the reasonable opinion of the Bidder, acting in good faith);

(6) nothing in this clause 6.2 will require Bidder to provide, or procure the provision of, information if to do so would or would be reasonably likely to:

(A) breach any obligation of confidentiality owed to a third party or any applicable law (provided that Bidder must use best endeavours to obtain the consent of a third party in respect of disclosure of information pursuant to this clause 6.1 that is subject to a confidentiality obligation owed to that third party); or

(B) result in a waiver of legal privilege.

(b) Bidder must:

(1) keep all information obtained by it as a result of this clause 6.1 confidential; and

(2) comply with the reasonable requirements of Bidder in relation to any access granted.

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7 Representations and warranties

6.3 Integration Committee

(a) Each party will, as soon as practicable after the date of this deed, notify the other party of its appointees to the Integration Committee.

(b) Without limiting clause 6.1, between (and including) the date of this deed and the Implementation Date, the Integration Committee will:

(1) oversee implementation of the Scheme;

(2) assist Bidder in obtaining an understanding of the operations and conduct of the Target Group's business; and

(3) seek to determine how to best integrate the Target Group's business into the operations of Bidder,

but, for the avoidance of doubt, the Integration Committee is a consultative body only that will make recommendations to the parties.

(c) The parties must use all best endeavours to procure that the Integration Committee meets no less than once a month, commencing on the one month anniversary of the date of this deed.

7 Representations and warranties

7.1 Bidder's representations and warranties

Bidder represents and warrants to Target (in its own right and separately as trustee or nominee for each of the other Target Indemnified Parties) each of the Bidder Representations and Warranties.

7.2 Bidder's indemnity

Bidder agrees with Target (in its own right and separately as trustee or nominee for each of the other Target Indemnified Parties) to indemnify Target and each of the Target Indemnified Parties against any claim, action, damage, loss, liability, cost, expense or payment of whatever nature and however arising that Target or any of the other Target Indemnified Parties suffers, incurs or is liable for arising out of any breach of any of the Bidder Representations and Warranties.

7.3 Target's representations and warranties

Target represents and warrants to Bidder (in its own right and separately as trustee or nominee for each of the other Bidder Indemnified Parties) each of the Target Representations and Warranties.

7.4 Target's indemnity

Target agrees with Bidder (in its own right and separately as trustee or nominee for each Bidder Indemnified Party) to indemnify Bidder and each of the Bidder Indemnified Parties from any claim, action, damage, loss, liability, cost, expense or payment of whatever nature and however arising that Bidder or any of the other Bidder Indemnified Parties suffers, incurs or is liable for arising out of any breach of any of the Target Representations and Warranties.

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7 Representations and warranties

7.5 Qualifications on Target's representations, warranties and indemnities

(a) The Target Representations and Warranties made or given in clause 7.3 and the indemnity in clause 7.4, are each subject to matters that:

(1) have been Fairly Disclosed in the Disclosure Materials;

(2) have been Fairly Disclosed in a public announcement by Target to ASX in the two year period prior to the date of this deed; or

(3) are required by this deed or the Scheme.

(b) Where a Target Representation and Warranty is given 'so far as Target is aware' or with a similar qualification as to Target's awareness or knowledge, Target's awareness or knowledge is limited to and deemed only to include those facts, matters or circumstances of which a Specified Individual is actually aware as at the date of this deed having made reasonable enquiries of the employees directly reporting to that person.

7.6 Qualifications on Bidder's representations, warranties and indemnities

The Bidder Representations and Warranties made or given in clause 7.1 and the indemnity in clause 7.2, are each subject to matters that:

(a) have been Fairly Disclosed in the Bidder Disclosure Materials;

(b) have been Fairly Disclosed in a public announcement by Bidder to NYSE or TSX in the two year period prior to the date of this deed; or

(c) are required by this deed or the Scheme.

7.7 Survival of representations and warranties

Each representation and warranty in clauses 7.1 and 7.3:

(a) is severable;

(b) survives the termination of this deed; and

(c) is given with the intention that liability under it is not confined to breaches that are discovered before the date of termination of this deed.

7.8 Survival of indemnities

Each indemnity in this deed (including those in clauses 7.2 and 7.4):

(a) is severable;

(b) is a continuing obligation;

(c) constitutes a separate and independent obligation of the party giving the indemnity from any other obligations of that party under this deed; and

(d) survives the termination of this deed.

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8 Releases

7.9 Timing of representations and warranties

Each representation and warranty made or given under clauses 7.1 or 7.3 is given at the date of this deed and repeated continuously thereafter until 8.00am on the Second Court Date unless that representation or warranty is expressed to be given at a particular time, in which case it is given at that time.

7.10 No representation or reliance

(a) Each party acknowledges that no party (nor any person acting on its behalf) has made any representation or other inducement to it to enter into this deed, except for representations or inducements expressly set out in this deed and (to the maximum extent permitted by law) all other representations, warranties and conditions implied by statute or otherwise in relation to any matter relating to this deed, the circumstances surrounding the parties' entry into it and the transactions contemplated by it are expressly excluded.

(b) Each party acknowledges and confirms that it does not enter into this deed in reliance on any representation or other inducement by or on behalf of any other party, except for any representation or inducement expressly set out in this deed.

(c) Target acknowledges and confirms that clauses 7.10(a) and 7.10(b) do not prejudice any rights Bidder may have in relation to information which has been announced by Target to ASX or lodged by it with ASIC, or that is contained in the Disclosure Materials.

8 Releases

8.1 Target and Target directors and officers

(a) Bidder:

(1) releases its rights; and

(2) agrees with Target that it will not make, and that after the Implementation Date it will procure that each Target Group Member does not make, any claim,

against any Target Indemnified Party (other than Target and its Related Bodies Corporate) as at the date of this deed and from time to time in connection with:

(3) any breach of any representations and warranties of Target or any other member of the Target Group in this deed or any breach of any covenant given by the Target in this deed;

(4) any disclosures containing any statement which is false or misleading whether in content or by omission; or

(5) any failure to provide information,

whether current or future, known or unknown, arising at common law, in equity, under statute or otherwise, except where the Target Indemnified Party has not acted in good faith or has engaged in wilful misconduct, wilful concealment or fraud. For the avoidance of doubt, nothing in this clause 8.1(a) limits Bidder's rights to terminate this deed under clause 13.

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(b) Clause 8.1(a) is subject to any Corporations Act restriction and will be read down accordingly.

(c) Target receives and holds the benefit of this clause 8.1 to the extent it relates to each Target Indemnified Party as trustee for each of them.

8.2 Bidder and Bidder directors and officers

(a) Target releases its rights, and agrees with Bidder that it will not make a claim, against any Bidder Indemnified Party (other than Bidder and its Related Bodies Corporate) as at the date of this deed and from time to time in connection with:

(1) any breach of any representations and warranties of Bidder or any other member of the Bidder Group in this deed or any breach of any covenant given by Bidder in this deed ;

(2) any disclosure containing any statement which is false or misleading whether in content or by omission; or

(3) any failure to provide information,

whether current or future, known or unknown, arising at common law, in equity, under statute or otherwise, except where the Bidder Indemnified Party has engaged in wilful misconduct, wilful concealment or fraud. For the avoidance of doubt, nothing in this clause 8.2(a) limits Target's rights to terminate this deed under clause 13.

(b) Clause 8.2(a) is subject to any Corporations Act restriction and will be read down accordingly.

(c) Bidder receives and holds the benefit of this clause 8.2 to the extent it relates to each Bidder Indemnified Party as trustee for each of them.

8.3 Deeds of indemnity and insurance

(a) Subject to the Scheme becoming Effective and the Transaction completing, Bidder undertakes in favour of Target and each other Target Indemnified Party that it will:

(1) subject to clause 8.3(e), for a period of seven years from the Implementation Date, ensure that the constitutions of Target and each other Target Group Member continues to contain such rules as are contained in those constitutions at the date of this deed that provide for each company to indemnify each of its directors and officers against any liability incurred by that person in their capacity as a director or officer of the company to any person other than a Target Group Member; and

(2) procure that Target and each other Target Group Member complies with any deeds of indemnity, access and insurance made by them in favour of their respective directors and officers from time to time.

(b) Bidder acknowledges that notwithstanding any other provision of this deed, Target may, prior to the Implementation Date, enter into an arrangement to secure directors and officers run-off insurance for up to such seven year period in a form and for a cost to be approved by Bidder (acting reasonably and in good faith), and that any actions to facilitate that insurance or in connection with such insurance will not be a Target Regulated Event or a Target Prescribed Occurrence.

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(c) The undertakings contained in clause 8.3(a) are subject to any Corporations Act restriction and will be read down accordingly.

(d) Target receives and holds the benefit of clause 8.3(a), to the extent it relates to the other Target Indemnified Parties, as trustee for each of them.

(e) In respect of each Target Group Member, the undertakings in clause 8.3(a) are given until the earlier of:

(1) the end of the relevant period specified in clause 8.3(a); and

(2) the relevant Target Group Member ceasing to be part of the Bidder Group.

9 Public announcement

9.1 Announcement of the Transaction

(a) Immediately after the execution of this deed, Target and Bidder must issue public announcements in a form previously agreed to in writing between them.

(b) The Target announcement must include a unanimous recommendation by the Target Board to Target Shareholders that, in the absence of a Superior Proposal and subject to the Independent Expert concluding in the Independent's Expert's Report (and continuing to conclude) that the Scheme is in the best interest of Target Shareholders, Target Shareholders vote in favour of the Scheme and that subject to the same qualifications all the Target Board Members will vote (or will procure the voting of) all Director Target Shares in favour of the Scheme at the Scheme Meeting.

9.2 Public announcements

(a) Subject to clause 9.3, no public announcement or public disclosure of the Transaction or any other transaction the subject of this deed or the Scheme may be made other than in a form approved by each party in writing (acting reasonably), but each party must use all best endeavours to provide such approval as soon as practicable.

(b) For the avoidance of doubt, clause 9.2(a) does not apply to any announcement or disclosure in connection with the termination of this deed (other than the termination of this deed under clause 14.1(e) or an actual, proposed or potential Competing Proposal).

9.3 Required disclosure

(a) Where a party is required by applicable law or the Listing Rules to make any announcement or to make any disclosure in connection with the Transaction or any other transaction the subject of this deed or the Scheme, it may do so despite clause 9.2 but must use best endeavours, to the extent practicable and lawful:

(1) to consult with the other party prior to making the relevant disclosure; and

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10 Confidentiality

(2) take account of any reasonable comments received from the other party in relation to the form and content of the announcement or disclosure.

10 Confidentiality

Target and Bidder acknowledge and agree that they continue to be bound by the Confidentiality Agreement after the date of this deed. The rights and obligations of the parties under the Confidentiality Agreement survive termination of this deed. The terms of this deed will prevail over the Confidentiality Agreement to the extent of any inconsistency and that the purpose shall include the purpose of a party exercising its rights under this deed. The parties agree that they are each permitted to make disclosures to Government Agencies in connection with the reasonable management of their respective Tax affairs for the purposes of this Transaction and the Option Scheme, including as contemplated by clause 4.7(a) and clause 18.16(d) of this deed.

11 Exclusivity

11.1 No existing discussions

Target represents and warrants to Bidder that, as at the date of this deed, it and each of its Related Bodies Corporate and their respective Related Persons:

(a) is not a party to any agreement, arrangement or understanding with a Third Party entered into for the purpose of facilitating a Competing Proposal;

(b) is not directly or indirectly participating in any discussions, negotiations or other communications, and has terminated any existing discussions, negotiations or other communications, in relation to, or could reasonably likely to lead to, or encourage, a Competing Proposal; and

(c) has ceased to provide or make available any non-public information in relation to the Target Group to a Third Party where such information was provided for the purpose of facilitating, or could reasonably be expected to lead to, or encourage, a Competing Proposal;

and Target agrees that it will not, and shall procure that none of its Related Bodies Corporate will, waive the provisions of any confidentiality or standstill agreement with any Third Party.

11.2 No shop, no talk and no due diligence

During the Exclusivity Period, Target must not, and must ensure that each of its Related Persons and Related Bodies Corporate and the Related Persons of those Related Bodies Corporate do not, directly or indirectly:

(a) (no shop) solicit, invite, encourage or initiate (including by the provision of non-public information to any Third Party) any inquiry, expression of interest, offer, proposal, discussion or other communication by any person in relation to, or which could reasonably be expected to encourage or lead to the making of, an actual, proposed or potential Competing Proposal or announce or communicate to any person an intention to do anything referred to in this clause 11.2(a); or

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11 Exclusivity

(b) (no talk and no due diligence) subject to clause 11.3:

(1) facilitate, participate in or continue any negotiations, discussions or other communications with respect to any inquiry, expression of interest, offer, proposal or discussion by any person to make, or which would reasonably be expected to encourage or lead to the making of, an actual, proposed or potential Competing Proposal;

(2) negotiate, accept or enter into, or offer or agree to negotiate, accept or enter into, any agreement, arrangement or understanding regarding an actual, proposed or potential Competing Proposal;

(3) disclose or otherwise provide or make available any non-public information about the business or affairs of the Target Group to a Third Party (other than a Government Agency that has the right to obtain that information and has sought it) or make available to any Third Party, or permit any Third Party to have access to any officers or employees of, a Target Group Member in connection with, with a view to obtaining, or which would reasonably be expected to encourage or lead to the formulation, receipt or announcement of, an actual, proposed or potential Competing Proposal (including, without limitation, providing such information for the purposes of the conduct of due diligence investigations in respect of the Target Group) whether by that Third Party or another person; or

(4) communicate to any person an intention to do anything referred to in the preceding paragraphs of this clause 11.2(b),

but:

(5) nothing in this clause 11.2 prevents Target from making normal presentations to brokers, portfolio investors and analysts in the ordinary course of business, provided that compliance with clause 5.9 is maintained; and

(6) in each case, even if the Competing Proposal was not directly or indirectly solicited, invited, encouraged, facilitated or initiated by Target or any of its Related Persons or Related Bodies Corporate or the Related Persons of those Related Bodies Corporate, provided that nothing in this clause 11.2 prevents or restricts Target or any of its Related Persons and Related Bodies Corporate or the Related Persons of those Related Bodies Corporate from responding to a Third Party in respect of an inquiry, expression of interest, offer, proposal or discussion by that Third Party to make, or which would reasonably be expected to encourage or lead to the making of, an actual, proposed or potential Competing Proposal to merely (A) acknowledge receipt and / or (B) advise that Third Party that Target is bound by the provisions of this clause 11.2 and is only able to engage in negotiations, discussions or other communications if the fiduciary out in clause 11.3 applies.

11.3 Fiduciary exception

Clause 11.2(b) does not prohibit any action or inaction by Target, any of its Related Bodies Corporate or any of their respective Related Persons, in relation to an actual, proposed or potential Competing Proposal if the Target Board determines acting in good faith that:

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11 Exclusivity

(a) after consultation with its advisers, such actual, proposed or potential Competing Proposal is a Superior Proposal or could reasonably be expected to become a Superior Proposal; and

(b) after receiving written legal advice from its external legal advisers, compliance with that clause would, or would be reasonably likely to, constitute a breach of any of the fiduciary or statutory duties of the directors of Target, provided that:

(c) the actual, proposed or potential Competing Proposal was not directly or indirectly brought about by, or facilitated by, a breach of clause 11.1 or 11.2; and

(d) Target immediately notifies Bidder of each action or inaction by it, any of its Related Bodies Corporate or any of their respective Related Persons in reliance on this clause 11.3.

11.4 Information right

(a) If during the Exclusivity Period, Target, any of its Related Bodies Corporate or any of their respective Related Persons discloses, provides or makes available any non-public information about the business, operations or affairs of Target to a Third Party (in the course of due diligence investigations or otherwise) in reliance on the fiduciary out in clause 11.3, and that non-public information has not previously been provided or made available to Bidder, Target must as soon as possible (and in any event within 24 hours) after the date on which such non-public information has been provided or made available to that Third Party, provide Bidder:

(1) in the case of written materials, a complete copy of that non-public information; and

(2) in any other case, a complete written statement of that non-public information.

(b) Target must not, and must procure that its Related Bodies Corporate and their respective Related Persons do not, provide any non-public information to a Third Party in connection with, with a view to obtaining, or which could reasonably be expected to encourage or lead to or assist with the formulation, development, finalisation, receipt or announcement of, an actual, proposed or potential Competing Proposal unless:

(1) permitted by clause 11.3; and

(2) the Third Party has entered into a confidentiality agreement with Target on customary terms and which are no more favourable to the Third Party than the Confidentiality Agreement is to the relevant Bidder Group Member.

(c) Notwithstanding anything to the contrary in this deed, Target must:

(1) not, and must procure that its Related Bodies Corporate do not:

(A) modify, amend or terminate any standstill provisions or similar agreements with any Third Party;

(B) waive, release, assign or novate any standstill provisions or similar agreements with any Third Party; or

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11 Exclusivity

(C) authorise, offer, agree, commit or resolve to do, or make any representation or warranty regarding doing, authorising, offering, agreeing, committing or resolving to do, any of the matters set out above; and

(2) enforce, and must procure that its Related Bodies Corporate enforce, to the fullest extent permitted under applicable law, the provisions of any standstill provisions or similar agreements.

11.5 Notification of approaches

(a) During the Exclusivity Period, Target must as soon as possible (and in any event within 2 Business Days) notify Bidder in writing if it, any of its Related Bodies Corporate or any of their respective Related Persons, becomes aware of any:

(1) negotiations, discussions or other communications, approach or attempt to initiate any negotiations, discussions or other communications in respect of any inquiry, expression of interest, offer, proposal or discussion in relation to an actual, proposed or potential Competing Proposal;

(2) approach or proposal made to, or received by, Target, any of its Related Bodies Corporate or any of their respective Related Persons in connection with, or in respect of any exploration or completion of, an actual, proposed or potential Competing Proposal; or

(3) any request made by a Third Party for any non-public information concerning the business, operations or affairs of Target or the Target Group (where the Target Board reasonably believes that such request is in connection with such Third Party or any other person formulating, developing or finalising, or assisting in the formulation, development, finalisation, receipt or announcement of, an actual, proposed or potential Competing Proposal whether by that Third Party or another person);

(4) disclosure, provision or making available by Target, any of its Related Bodies Corporate or any of their respective Related Persons of any non-public information concerning the business or operations of Target or the Target Group to any Third Party (other than a Government Agency that has the right to obtain that information and has sought it) or making available to any Third Party, or permitting any Third Party to have access to, any officers or employees of Target Group Member, in connection with, with a view to obtaining, or which could reasonably be expected to encourage or lead to or assist with the formulation, development, finalisation, receipt or announcement of an actual, proposed or potential Competing Proposal, whether by that Third Party or another person, whether direct or indirect, solicited or unsolicited, and in writing or otherwise. For the avoidance of doubt, any of the acts described in paragraphs (1) to (4) may only be taken by Target, its Related Bodies Corporate or their respective Related Persons or if permitted by clause 11.3.

(b) A notification given under clause 11.5(a) must include the identity of the relevant person making or proposing the relevant actual, proposed or potential Competing Proposal (except that the identity may be withheld from disclosure if the Target Board determines, after having received written advice from its external legal advisers, that disclosing the identity of the Third Party would likely breach their fiduciary or statutory duties), together with all material terms and conditions of the actual, proposed or potential Competing Proposal (including price and form of consideration, conditions precedent, proposed deal protection arrangements to the extent those are not the same or substantially similar in effect as set out in this deed, timetable and break fee), in each case to the extent known by Target or any of its Related Persons.

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11 Exclusivity

(c) During the Exclusivity Period, Target must also notify Bidder in writing as soon as possible after it, any of its Related Bodies Corporate or any of their respective Related Persons, becomes aware of any material developments in relation to the actual, proposed or potential Competing Proposal, including in respect of any of the information previously provided to Bidder pursuant to this clause 11.5.

11.6 Matching right

(a) Without limiting clause 11.1, 11.2, 11.4 or 11.5 during the Exclusivity Period, Target:

(1) must not, and must procure that each of its Related Bodies Corporate do not, enter into any legally binding agreement, arrangement or understanding (whether or not in writing) pursuant to which a one or more of a Third Party, Target or any Related Body Corporate of Target or any combination of the foregoing, proposes or propose to undertake or give effect to an actual, proposed or potential Competing Proposal; and

(2) must procure that none of its directors change their recommendation in favour of the Scheme, publicly recommend an actual, proposed or potential Competing Proposal (or recommend against the Transaction), including support or endorsement by way of accepting or voting, or by way of stating an intention to accept or vote, in respect of any Director Target Shares, or make any public statement to the effect that they may do so at a future point, unless:

(3) the Target Board acting in good faith and in order to satisfy what the Target Board Members consider to be their statutory or fiduciary duties (having received written legal advice from its external legal advisers) determines that the Competing Proposal is a Superior Proposal;

(4) Target has provided Bidder with the material terms and conditions of the actual, proposed or potential Competing Proposal (including price and form of consideration, conditions precedent, proposed deal protection arrangements to the extent those are not the same or substantially similar in effect as set out in this deed, timetable, break fee and identity of the Third Party making the proposal) (in each case, to the extent known by Target, any of its Related Bodies Corporate or any of their Related Persons) and the identity of the Third Party making the actual, proposed or potential Competing Proposal;

(5) Target has given Bidder at least five Business Days after the date of the receipt of the information referred to in clause 11.6(a)(4) to provide a matching or superior proposal to the terms of the actual, proposed or potential Competing Proposal; and

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11 Exclusivity

(6) Bidder has not announced or otherwise formally proposed to Target a matching or superior proposal to the terms of the actual, proposed or potential Competing Proposal by the expiry of the five Business Days period in clause 11.6(a)(5).

(b) If Bidder proposes to Target, or announces, amendments to the Scheme or a new proposal that constitute a matching or superior proposal to the terms of the actual, proposed or potential Competing Proposal (Bidder Counterproposal) by the expiry of the five Business Day period in clause 11.6(a)(5), Target must procure that the Target Board considers the Bidder Counterproposal and if the Target Board, acting reasonably and in good faith, determines that the Bidder Counterproposal would provide an equivalent or superior outcome for Target Shareholders as a whole compared with the Competing Proposal, taking into account all of the terms and conditions of the Bidder Counterproposal, then Target, Bidder and Bidder Sub (to the extent applicable) must use their best endeavours to agree the amendments to this deed, the Scheme and the Deed Poll (as applicable) that are reasonably necessary to reflect the Bidder Counterproposal and to implement the Bidder Counterproposal, in each case as soon as reasonably practicable, and Target must use its best endeavours to procure that each of the directors of Target continues to recommend the Transaction (as modified by the Bidder Counterproposal) to Target Shareholders.

(c) For the purposes of this clause 11.6, each successive material modification of any Competing Proposal or potential Competing Proposal will constitute a new Competing Proposal or potential Competing Proposal, and the procedures set out in this clause 11.6 must again be followed prior to any member of the Target Group entering into any agreement, arrangement, understanding or commitment in respect of such Competing Proposal or potential Competing Proposal.

(d) Despite any other provision in this deed, a statement by Target or the Target Board to the effect that:

(1) the Target Board has determined that a Competing Proposal is a Superior Proposal and has commenced the matching right process set out in this clause 11.6; or

(2) Target Shareholders should take no action pending the completion of the matching right process set out in this clause 11.6,

does not of itself:

(3) constitute a change, withdrawal, modification or qualification of the recommendation by the Target Directors or an endorsement of a Competing Proposal;

(4) contravene this deed;

(5) give rise to an obligation to pay the Reimbursement Fee under clause 12.2; or

(6) give rise to a termination right under clause 14.1

11.7 Cease discussions

Target must, and must procure that its Related Bodies Corporate, cease any negotiations, discussions or other communications existing as at the date of this deed relating to any actual, proposed or potential Competing Proposal.

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12 Reimbursement Fee

12 Reimbursement Fee

12.1 Background to Reimbursement Fee

(a) Bidder and Target acknowledge that, if they enter into this deed and the Scheme is subsequently not implemented, Bidder will incur significant costs, including those set out in clause 12.4.

(b) In these circumstances, Bidder has requested that provision be made for the payments outlined in clause 12.2, without which Bidder would not have entered into this deed or otherwise agreed to implement the Scheme.

(c) The Target Board believes, having taken advice from its external legal advisers and Financial Adviser, that the implementation of the Scheme will provide benefits to Target and that it is reasonable and appropriate for Target to agree to the payments referred to in clause 12.2 in order to secure Bidder's participation in the Transaction.

12.2 Reimbursement Fee triggers

Subject to this clause 12, Target must pay the Reimbursement Fee to Bidder if:

(a) during the Exclusivity Period, one or more Target Board Members:

(1) withdraws, adversely changes, adversely modifies or adversely qualifies their support of the Scheme or their recommendation that Target Shareholders vote in favour of the Scheme or their intention to vote, or procure the voting of, any Director Target Shares in favour of the Scheme at the Scheme Meeting;

(2) fails to recommend that Target Shareholders vote, or any Target Board Member fails to vote, or procure the voting of any Director Target Shares, in each case in favour of the Scheme in the manner described in clause 5.9(a);

unless:

(3) the Independent Expert concludes in the Independent Expert's Report (or any update of, or revision, amendment or supplement to, that report) that the Scheme is not in the best interest of Target Shareholders (except where that conclusion is due wholly or partly to the existence, announcement or publication of a Competing Proposal); or

(4) the failure to recommend, or the change to or withdrawal of a recommendation to vote in favour of the Scheme occurs because of a requirement or request by the Court or a Government Agency that one or more Target Board Members abstain or withdraw from making a recommendation that Target Shareholders vote in favour of the Scheme after the date of this deed; or

(5) Target is entitled to terminate this deed pursuant to clauses 14.1(a)(1), 14.1(a)(3) or clause 14.2(b), and has given the appropriate termination notice to Bidder,

provided that, for the avoidance of doubt, a statement made by Target or the Target Board to the effect that:

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12 Reimbursement Fee

(6) no action should be taken by Target Shareholders pending the assessment of a Competing Proposal by the Target Board or the completion of the matching right process set out in clause 11.6; or

(7) the Target Board has determined that a Competing Proposal is a Superior Proposal and has commenced the matching right process set out in clause 11.6,

will not of itself require Target to pay the Target Reimbursement Fee to Bidder;

(b) during the Exclusivity Period, one or more Target Board Members recommends that Target Shareholders accept or vote in favour of, or otherwise supports or endorses (including support by way of accepting or voting, or by way of stating an intention to accept or vote, in respect of any Director Target Shares), a Competing Proposal of any kind that is announced (whether or not such proposal is stated to be subject to any pre-conditions) during the Exclusivity Period;

(c) an actual, proposed or potential a Competing Proposal of any kind is announced during the Exclusivity Period (whether or not such proposal is stated to be subject to any pre-conditions) and, within 12 months of the date of termination of this deed, the Third Party or any Associate of that Third Party:

(1) completes a Competing Proposal; or

(2) enters into an agreement, arrangement or understanding with Target, with another member of the Target Group or with the board of directors of any of the foregoing entities, which is of the kind referred to in paragraph 5 of the definition of Competing Proposal;

(d) Bidder has terminated this deed pursuant to clause 14.1(a)(1) or 14.2(a) and the Transaction does not complete; or

(e) the Condition Precedent in clause 3.1(g) (No Target Prescribed Occurrence) has not been satisfied or waived (as applicable) as at 8.00am on the Second Court Date and Bidder has terminated this deed in accordance with clause 3.4(b), provided that when the Court approval of the Scheme was due to be sought, no matter has occurred that would prevent clauses 3.1(a) or 3.1(d) from being satisfied.

12.3 Payment of Reimbursement Fee

(a) A demand by Bidder for payment of the Reimbursement Fee under clause 12.2 must:

(1) be in writing;

(2) be made after the occurrence of the event in that clause giving rise to the right to payment;

(3) state the circumstances which give rise to the demand; and

(4) nominate an account in the name of Bidder into which Target is to pay the Reimbursement Fee.

(b) Target must pay the Reimbursement Fee into the account nominated by Bidder, without set-off or withholding (unless required by law), within ten Business Days after receiving a demand for payment where Bidder is entitled under clause 12.2 to the Reimbursement Fee.

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12 Reimbursement Fee

12.4 Basis of Reimbursement Fee

The Reimbursement Fee has been calculated to reimburse Bidder for costs including the following:

(a) fees for legal, financial and other professional advice in planning and implementing the Transaction (excluding success fees);

(b) reasonable opportunity costs incurred in engaging in the Transaction or in not engaging in other alternative acquisitions or strategic initiatives;

(c) costs of management and directors' time in planning and implementing the Transaction;

(d) out of pocket expenses incurred by Bidder and Bidder's employees, advisers and agents in planning and implementing the Transaction; and

(e) any damage to Bidder's reputation associated with a failed transaction and the implication of that damages to Bidder's business,

and the parties agree that:

(f) the costs actually incurred by Bidder will be of such a nature that they cannot all be accurately ascertained; and

(g) the Reimbursement Fee is a genuine and reasonable pre-estimate of those costs,

and Target represents and warrants that it has received written legal advice from its legal advisers in relation to the operation of this clause 12.

12.5 Compliance with law

(a) This clause 12 does not impose an obligation on Target to pay the Reimbursement Fee to the extent (and only to the extent) that the obligation to pay the Reimbursement Fee:

(1) is declared by the Takeovers Panel to constitute 'unacceptable circumstances'; or

(2) is determined to be unenforceable or unlawful by a court,

provided that all proper avenues of appeal and review, judicial and otherwise, have been exhausted. For the avoidance of doubt, any part of the Reimbursement Fee that would not constitute unacceptable circumstances or that is not unenforceable or unlawful (as applicable) must be paid by Target.

(b) The parties must not make or cause or permit to be made, any application to the Takeovers Panel or a court for or in relation to a declaration or determination referred to in clause 12.5(a).

12.6 Reimbursement Fee payable only once

Where the Reimbursement Fee becomes payable to Bidder under clause 12.2 and is actually paid to Bidder, Bidder cannot make any claim against Target for payment of any subsequent Reimbursement Fee.

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13 Reverse Reimbursement Fee

12.7 Other Claims

Subject to clause 12.8, despite anything to the contrary in this deed, the maximum aggregate liability of Target and the Target Indemnified Parties under or in connection with this deed (including in respect of any breach or repudiation of this deed) is the amount of the Reimbursement Fee, and no further damages, fees, expenses or reimbursements of any kind will be payable by the Target or any of the Target Indemnified Parties in connection with deed, except to the extent that liability arises in connection with any wilful misconduct or fraud, by or on behalf of, the Target or the Target Indemnified Parties.

12.8 Non-exclusive remedy

Nothing in clause 12.7 affects Bidder's right to seek specific performance, injunctive relief or any other remedies that would otherwise be available in equity or law as a remedy for a breach or threatened breach of this deed by Target.

12.9 No Reimbursement Fee if Scheme Effective

Despite anything to the contrary in this deed, the Reimbursement Fee will not be payable to Bidder if the Scheme becomes Effective, notwithstanding the occurrence of any event in clause 12.2 and, if the Reimbursement Fee has already been paid it must be refunded by Bidder.

13 Reverse Reimbursement Fee

13.1 Background to Reverse Reimbursement Fee

(a) Bidder and Target acknowledge that, if they enter into this deed and the Scheme is subsequently not implemented, Target will incur significant costs, including those set out in clause 13.4.

(b) In these circumstances, Target has requested that provision be made for the payments outlined in clause 13.2, without which Target would not have entered into this deed or otherwise agreed to implement the Scheme.

(c) Bidder believes, having taken advice from its external legal advisers, that the implementation of the Scheme will provide benefits to Bidder and that it is reasonable and appropriate for Bidder to agree to the payments referred to in clause 13.2 in order to secure Target's participation in the Transaction.

13.2 Reverse Reimbursement Fee triggers

Subject to this clause 13, Bidder must pay the Reverse Reimbursement Fee to Target if:

(a) Target has terminated this deed pursuant to clause 14.1(a)(1) or 14.2(a) and the Transaction does not complete;

(b) Bidder has issued or agreed to issue a material number of shares, or has granted an option or other incentive right over such a material number of its shares or agreed to make such an issue or grant such an option or other incentive right, in excess of the threshold figure set out in paragraph 7 of the Bidder Prescribed Occurrences and as a result, the Condition Precedent in clause 3.1(h) (No Bidder Prescribed Occurrence) has not been satisfied or waived (as applicable) as at 8.00am on the Second Court Date and Target has terminated this deed in accordance with clause 3.4(b), provided that when the Court approval of the Scheme was due to be sought, no matter has occurred that would prevent clauses 3.1(a) or 3.1(d) from being satisfied; or

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13 Reverse Reimbursement Fee

(c) Bidder does not provide the Scheme Consideration in accordance with its obligations under this deed, the Scheme and the Deed Poll.

13.3 Payment of Reverse Reimbursement Fee

(a) A demand by Target for payment of the Reverse Reimbursement Fee under clause 13.2 must:

(1) be in writing;

(2) be made after the occurrence of the event in that clause giving rise to the right to payment;

(3) state the circumstances which give rise to the demand; and

(4) nominate an account in the name of Target into which Bidder is to pay the Reverse Reimbursement Fee.

(b) Bidder must pay the Reverse Reimbursement Fee into the account nominated by Target, without set-off or withholding (unless required by law), within ten Business Days after receiving a demand for payment where Target is entitled under clause 13.2 to the Reimbursement Fee.

13.4 Basis of Reverse Reimbursement Fee

The Reverse Reimbursement Fee has been calculated to reimburse Target for costs including the following:

(a) fees for legal, financial and other professional advice in planning and implementing the Transaction (excluding success fees);

(b) reasonable opportunity costs incurred in engaging in the Transaction or in not engaging in other alternative acquisitions or strategic initiatives;

(c) costs of management and directors' time in planning and implementing the Transaction;

(d) out of pocket expenses incurred by Target and Target's employees, advisers and agents in planning and implementing the Transaction; and

(e) any damage to Target's reputation associated with a failed transaction and the implication of that damages to Target's business.

and the parties agree that:

(f) the costs actually incurred by Target will be of such a nature that they cannot all be accurately ascertained; and

(g) the Reverse Reimbursement Fee is a genuine and reasonable pre-estimate of those costs,

and Bidder represents and warrants that it has received written legal advice from its legal advisers in relation to the operation of this clause 13.

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13 Reverse Reimbursement Fee

13.5 Compliance with law

(a) This clause 13 does not impose an obligation on Bidder to pay the Reverse Reimbursement Fee to the extent (and only to the extent) that the obligation to pay the Reverse Reimbursement Fee:

(1) is declared by the Takeovers Panel to constitute 'unacceptable circumstances'; or

(2) is determined to be unenforceable or unlawful by a court,

provided that all proper avenues of appeal and review, judicial and otherwise, have been exhausted. For the avoidance of doubt, any part of the Reverse Reimbursement Fee that would not constitute unacceptable circumstances or that is not unenforceable or unlawful (as applicable) must be paid by Target.

(b) The parties must not make or cause or permit to be made, any application to the Takeovers Panel or a court for or in relation to a declaration or determination referred to in clause 13.5(a).

13.6 Reverse Reimbursement Fee payable only once

Where the Reverse Reimbursement Fee becomes payable to Target under clause 13.2 and is actually paid to Target, Target cannot make any claim against Bidder for payment of any subsequent Reimbursement Fee.

13.7 Other Claims

Subject to clause 13.8, despite anything to the contrary in this deed, the maximum aggregate liability of Bidder under or in connection with this deed (including in respect of any breach or repudiation of this deed) is the amount of the Reverse Reimbursement Fee, and no further damages, fees, expenses or reimbursements of any kind will be payable by the Bidder or any of the Bidder Indemnified Parties in connection with deed, except to the extent that liability arises in connection with any wilful misconduct or fraud, by or on behalf of, the Bidder or the Bidder Indemnified Parties.

13.8 Non-exclusive remedy

Nothing in clause 13.7 affects Target's right to seek specific performance, injunctive relief or any other remedies that would otherwise be available in equity or law as a remedy for a breach or threatened breach of this deed by Bidder.

13.9 No Reverse Reimbursement Fee if Scheme Effective

Despite anything to the contrary in this deed, the Reverse Reimbursement Fee will not be payable to Target if the Scheme becomes Effective, notwithstanding the occurrence of any event in clause 13.2 and, if the Reverse Reimbursement Fee has already been paid it must be refunded by Target.

13.10 Bidder issuance

Notwithstanding anything else in this deed, and without prejudice to Target's right to terminate this deed in accordance with clause 3.4(c), it is acknowledged and agreed by Target that if Bidder has issued, or agrees to issue or grants an option or agrees to or similar for, a material number of shares in excess of the threshold figure set out in paragraph 7 of the Bidder Prescribed Occurrences and as a result, the Condition Precedent in clause 3.1(h) (No Bidder Prescribed Occurrence), it is not a breach of this deed and the only Claim or remedy which may be sought is under clause 13.2(b).

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14 Termination

14.1 Termination

(a) Either party may terminate this deed by written notice to the other party:

(1) other than in respect of a breach of either a Bidder Representation and Warranty or a Target Representation and Warranty (which are dealt with in clause 14.2), at any time before 8.00am on the Second Court Date, if the other party has materially breached this deed (it being agreed that any breach of clause 5.5(a)(3) will be deemed to be a material breach for the purposes hereof, the party entitled to terminate has given written notice to the party in breach of this deed setting out the relevant circumstances and stating an intention to terminate this deed, and the other party has failed to remedy the breach within five Business Days (or any shorter period ending at 5.00pm on the Business Day before the Second Court Date) after the date on which the notice is given;

(2) at any time before 8.00am on the Second Court Date if the Court or another Government Agency (including any other court) has taken any action permanently restraining or otherwise prohibiting or preventing the Transaction, or has refused to do anything necessary to permit the Transaction to be implemented by the End Date, and the action or refusal has become final and cannot be appealed or reviewed;

(3) in the circumstances set out in, and in accordance with, clause 3.4;

(4) if the Effective Date for the Scheme has not occurred on or before the End Date; or

(5) if Target Shareholders have not agreed to the Scheme at the Scheme Meeting by the requisite majorities.

(b) Bidder may terminate this deed by written notice to Target at any time before 8.00am on the Second Court Date if any Target Board Member:

(A) fails to recommend the Scheme;

(B) withdraws, adversely changes, adversely modifies or adversely qualifies their support of the Scheme or their recommendation that Target Shareholders vote in favour of the Scheme or their intention to vote, or procure the voting of, any Director Target Shares in favour of the Scheme at the Scheme Meeting; or

(C) fails to announce their intention to vote, or procure the voting of any Director Target Shares in favour of the Scheme;

(D) makes a public statement indicating that he or she no longer recommends the Transaction or recommends, supports or endorses another transaction (including any Competing Proposal but excluding a statement that no action should be taken by Target Shareholders pending assessment of a Competing Proposal by the Target Board or the completion of the matching right process set out in clause 11.6),

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14 Termination

other than where any Target Board Member is required or requested by a court or Government Agency to abstain or withdraw from making a recommendation that Target Shareholders vote in favour of the Scheme after the date of this deed.

(c) Target may terminate this deed by written notice to Bidder at any time before 8.00am on the Second Court Date if the Target Board or a majority of the Target Board has changed, withdrawn, modified or qualified its recommendation as permitted under clause 5.9 and, if required to do so, Target pays the Reimbursement Fee to Bidder.

(d) Bidder may terminate this deed by written notice to Target at any time before 8.00am on the Second Court Date if in any circumstances (including, for the avoidance of doubt, where permitted by clause 11.6) Target enters into any legally binding agreement, arrangement or understanding in relation to the undertaking or giving effect to any actual, proposed or potential Competing Proposal.

(e) This deed is terminable if agreed in writing by Target and Bidder.

14.2 Termination for breach of representations and warranties

(a) Bidder may, at any time prior to 8.00am on the Second Court Date, terminate this deed for a material breach of a Target Representation and Warranty only if:

(1) Bidder has given written notice to Target setting out the relevant circumstances and stating an intention to terminate or to allow the Scheme to lapse; and

(2) the relevant breach continues to exist five Business Days (or any shorter period ending at 5.00pm on the Business Day before the Second Court Date) after the date on which the notice is given under clause 14.2(a)(1).

(b) Target may, at any time before 8.00am on the Second Court Date, terminate this deed for material breach of a Bidder Representation and Warranty only if:

(1) Target has given written notice to Bidder setting out the relevant circumstances and stating an intention to terminate or to allow the Scheme to lapse; and

(2) the relevant breach continues to exist five Business Days (or any shorter period ending at 5.00pm on the Business Day before the Second Court Date) after the date on which the notice is given under clause 14.2(b)(1).

(c) This deed is terminable if agreed to in writing by Bidder and Target.

14.3 Effect of termination

If this deed is terminated by either party under clauses 3.4, 14.1 or 14.2:

(a) each party will be released from its obligations under this deed, except that this clause 14.3, and clauses 1, 7.5 to 7.10, 8.2, 10, 12, 15, 16, 17 and 18 (except clause 18.10), will survive termination and remain in force;

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15 Duty, costs and expenses

(b) each party will retain the rights it has or may have against the other party in respect of any past breach of this deed; and

(c) in all other respects, all future obligations of the parties under this deed will immediately terminate and be of no further force and effect including any further obligations in respect of the Scheme.

14.4 Termination

Where a party has a right to terminate this deed, that right for all purposes will be validly exercised if the party delivers a notice in writing to the other party stating that it terminates this deed and the provision under which it is terminating this deed.

14.5 No other termination

Neither party may terminate or rescind this deed except as permitted under clauses 3.4, 14.1 or 14.2.

15 Duty, costs and expenses

15.1 Duty

Bidder:

(a) must pay all Duty in respect of this deed or the Scheme or the steps to be taken under this deed or the Scheme; and

(b) indemnifies Target against any liability arising from its failure to comply with clause 15.1(a).

15.2 Costs and expenses

Except as otherwise provided in this deed, each party must pay its own costs and expenses in connection with the negotiation, preparation, execution, delivery and performance of this deed and the proposed, attempted or actual implementation of this deed and the Transaction.

16 GST

(a) Any consideration or amount payable under this deed, including any non-monetary consideration (as reduced in accordance with clause 16(e) if required) (Consideration) is exclusive of GST.

(b) If GST is or becomes payable on a Supply made under or in connection with this deed, an additional amount (Additional Amount) is payable by the party providing consideration for the Supply (Recipient) equal to the amount of GST payable on that Supply by the party making the Supply (Supplier) in accordance with the GST Law.

(c) The Additional Amount payable under clause 16(b) is payable at the same time and in the same manner as the Consideration for the Supply, and the Supplier must provide the Recipient with a Tax Invoice. However, the Additional Amount is only payable on receipt of a valid Tax Invoice.

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17 Notices

(d) If for any reason (including the occurrence of an Adjustment Event) the amount of GST payable on a Supply (taking into account any Decreasing or Increasing Adjustments in relation to the Supply) varies from the Additional Amount payable by the Recipient under clause 16(b):

(1) the Supplier must provide a refund or credit to the Recipient, or the Recipient must pay a further amount to the Supplier, as applicable;

(2) the refund, credit or further amount (as the case may be) will be calculated such that the total Additional Amount as adjusted by the refund credit or further amount will be equal to the GST payable on the Supply as determined in accordance with the GST Law; and

(3) the Supplier must notify the Recipient of the refund, credit or further amount within 14 days after becoming aware of the variation to the amount of GST payable. Any refund or credit must accompany such notification or the Recipient must pay any further amount within seven days after receiving such notification, as applicable. If there is an Adjustment Event in relation to the Supply, the requirement for the Supplier to notify the Recipient will be satisfied by the Supplier issuing to the Recipient an Adjustment Note within 14 days after becoming aware of the occurrence of the Adjustment Event.

(e) Despite any other provision in this deed if an amount payable under or in connection with this deed (whether by way of reimbursement, indemnity or otherwise) is calculated by reference to an amount incurred by a party, whether by way of cost, expense, outlay, disbursement or otherwise (Amount Incurred), the amount payable must be reduced by the amount of any Input Tax Credit to which that party is entitled in respect of that Amount Incurred.

(f) Any reference in this clause to GST payable by or Input Tax Credit entitlements of a party includes GST payable by or Input Tax Credit entitlements of the Representative Member of a GST Group of which the party is a member.

(g) Any term starting with a capital letter in this clause 16 that is not defined in this clause 16 has the same meaning as the term has in the A New Tax System (Goods & Services Tax) Act 1999 (Cth).

17 Notices

17.1 Form of Notice

A notice or other communication to a party under this deed (Notice) must be:

(a) in writing and in English; and

(b) addressed to that party in accordance with the details nominated in Schedule 1 (or any alternative details nominated to the sending party by Notice).

17.2 How Notice must be given and when Notice is received

(a) A Notice must be given by one of the methods set out in the table below.

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18 General

(b) A Notice is regarded as given and received at the time set out in the table below.

However, if this means the Notice would be regarded as given and received outside the period between 9.00am and 5.00pm (addressee's time) on a day that is not a Saturday, Sunday or a public holiday or bank holiday in the place of receipt (business hours period), then, other than in respect of any Notice given on, and prior to 8.00am on, the Second Court Date, the Notice will instead be regarded as given and received at the start of the following business hours period.

Method of giving Notice	When Notice is regarded as given and received

By hand to the nominated address	When delivered to the nominated address

By pre paid post to the nominated address	At 9.00am (addressee's time) on the second day that is not a Saturday, Sunday or a public holiday or bank holiday in the place of receipt after the date of posting

By email to the nominated email address	The first to occur of:

1 the sender receiving an automated message confirming delivery; or

2 two hours after the time that the email was sent (as recorded on the device from which the email was sent) provided that the sender does not, within the period, receive an automated message that the email has not been delivered.

17.3 Notice must not be given by electronic communication

A Notice must not be given by electronic means of communication (other than email as permitted in clause 17.2).

18 General

18.1 Governing law and jurisdiction

(a) This deed is governed by the law in force in Western Australia, Australia.

(b) Each party irrevocably submits to the non-exclusive jurisdiction of courts exercising jurisdiction in Western Australia and courts of appeal from them in respect of any proceedings arising out of or in connection with this deed. Each party irrevocably waives any objection to the venue of any legal process in these courts on the basis that the process has been brought in an inconvenient forum.

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18 General

18.2 Service of process

(a) Without preventing any other mode of service:

(1) any document in an action (including any writ of summons or other originating process or any third or other party notice) may be served on any party by being delivered to or left for that party at its address for service of Notices under clause 17; and

(2) Bidder irrevocably appoints Stephen Hay (Executive General Manager - Marketing & Partnerships) as its agent for the service of process agent in Australia in relation to any mater arising out of this deed, and agrees that any document may be served on Bidder by being delivered to or left for Bidder at the following address:

Stephen Hay

Executive General Manager - Marketing & Partnerships

Level 3, 46 Colin Street

West Perth, WA 6005

(b) If Stephen Hay ceases to be able to act as process agent, Bidder undertakes to appoint a new process agent in the jurisdiction referred to in clause 18.1 and deliver to Target within 2 Business Days a copy of a written acceptance of appointment by the process agent, upon receipt of which the new appointment becomes effective for the purpose of this deed. Bidder must inform Target in writing of any change in the address of its process agent within 2 Business Days of the change.

(c) Bidder agrees that failure by its process agent to notify Bidder of any document in connection with this deed does not invalidate the document concerned.

(d) Bidder agrees that service of documents on its process agent is sufficient service on it.

18.3 No merger

The rights and obligations of the parties do not merge on completion of the Transaction. They survive the execution and delivery of any assignment or other document entered into for the purpose of implementing the Transaction.

18.4 Invalidity and enforceability

(a) If any provision of this deed is invalid under the law of any jurisdiction the provision is enforceable in that jurisdiction to the extent that it is not invalid, whether it is in severable terms or not.

(b) Clause 18.4(a) does not apply where enforcement of the provision of this deed in accordance with clause 18.4(a) would materially affect the nature or effect of the parties' obligations under this deed.

18.5 Waiver

No party to this deed may rely on the words or conduct of any other party as a waiver of any right unless the waiver is in writing and signed by the party granting the waiver.

The meanings of the terms used in this clause 18.5 are set out below.

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18 General

Term	Meaning

conduct	includes delay in the exercise of a right.

right	any right arising under or in connection with this deed and includes the right to rely on this clause.

waiver	includes an election between rights and remedies, and conduct which might otherwise give rise to an estoppel.

18.6 Variation

A variation of any term of this deed must be in writing and signed by the parties.

18.7 Assignment of rights

(a) A party may not assign, novate, declare a trust over or otherwise transfer or deal with any of its rights or obligations under this deed without the prior written consent of the other party or as expressly provided in this deed.

(b) A breach of clause 18.7(a) by a party shall be deemed to be a material breach for the purposes of clause 14.1(a)(1).

(c) Clause 18.7(b) does not affect the construction of any other part of this deed.

18.8 Acknowledgement

Each party acknowledges that the remedy of damages may be inadequate to protect the interests of the parties for a breach of clause 11 and that Bidder is entitled to seek and obtain, without limitation, injunctive relief if Target breaches, or threatens to breach, clause 11.

18.9 No third party beneficiary

This deed shall be binding on and inure solely to the benefit of each party to it and each of their respective permitted successors and assigns, and nothing in this deed is intended to or shall confer on any other person, other than the Bidder Indemnified Parties and the Target Indemnified Parties, in each case to the extent set forth in clause 7 and clause 8, any third party beneficiary rights.

18.10 Further action to be taken at each party's own expense

Each party must, at its own expense, do all things and execute all documents necessary to give full effect to this deed and the transactions contemplated by it.

18.11 Entire agreement

This deed (including the documents in the Attachments to it) and the Confidentiality Agreement state all the express terms agreed by the parties in respect of their subject matter. They supersede all prior discussions, negotiations, understandings and agreements in respect of their subject matter.

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18 General

18.12 Counterparts

(a) This deed may be executed in any number of counterparts. All counterparts, taken together, constitute one instrument.

(b) Subject to applicable law, a counterpart may be signed electronically and may be in hard copy or electronic form.

18.13 Relationship of the parties

(a) Nothing in this deed gives a party authority to bind any other party in any way.

(b) Nothing in this deed imposes any fiduciary duties on a party in relation to any other party.

18.14 Remedies cumulative

Except as provided in this deed and permitted by law, the rights, powers and remedies provided in this deed are cumulative with, and not exclusive of, the rights, powers and remedies provided by law independently of this deed.

18.15 Exercise of rights

(a) Unless expressly required by the terms of this deed, a party is not required to act reasonably in giving or withholding any consent or approval or exercising any other right, power, authority, discretion or remedy, under or in connection with this deed.

(b) A party may (without any requirement to act reasonably) impose conditions on the grant by it of any consent or approval, or any waiver of any right, power, authority, discretion or remedy, under or in connection with this deed. Any conditions must be complied with by the party relying on the consent, approval or waiver.

18.16 Withholding

(a) If Bidder or Bidder Sub is required by law to make any withholding or deduction for or on account of Taxes or Duties, or to make a payment to a Government Agency under Subdivision 14-D of Schedule 1 to the TAA in respect of the acquisition of Scheme Shares or Scheme Options from a Scheme Shareholder or Scheme Optionholder (any such withholding, deduction or payment being a Withholding Amount), subject to this clause 18.16, Bidder or Bidder Sub:

(1) is permitted to deduct or withhold the amount of such deduction, withholding or payment (as applicable) from the Scheme Consideration or Option Scheme Consideration required to be provided to the Scheme Shareholder or Scheme Optionholder (as applicable); and

(2) must remit or procure the remission of the full amount of the withholding or deduction, or make or procure the making of the payment, as applicable, to the appropriate Government Agency under applicable law.

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18 General

(b) The aggregate sum of the Scheme Consideration or Option Scheme Consideration payable or to be given to the relevant Scheme Shareholder or Scheme Optionholder (as applicable) shall not be increased to reflect any Withholding Amounts and the net aggregate sum payable or to be given to the Scheme Shareholder or Scheme Optionholder (as applicable) shall be taken to be in full and final satisfaction of the amounts owing to the Scheme Shareholder or Scheme Optionholder.

(c) If Bidder determines (acting reasonably) that:

(1) section 14-210(1) of Schedule 1 to the TAA applies to a Scheme Shareholder or Scheme Optionholder; and

(2) the Scheme Shares or Scheme Options held by that Scheme Shareholder or Scheme Optionholder are "indirect Australian real property interests" (as defined for the purpose of section 14-200 of Schedule 1 to the TAA) or options or rights to acquire such interests, as applicable, then Bidder must:

(3) promptly notify Target and the relevant Scheme Shareholder or Scheme Optionholder (as applicable) of such determinations; and

(4) give:

(A) the relevant Scheme Shareholder or Scheme Optionholder a reasonable opportunity to provide a declaration pursuant to section 14-225(1) or (2) of Schedule 1 to the TAA prior to the Implementation Date; and

(B) Target a reasonable opportunity to demonstrate that the Scheme Shares or Scheme Options (as applicable) are not "indirect Australian real property interests" (as defined for the purpose of section 14-200 of Schedule 1 to the TAA) prior to the Implementation Date or options or rights to acquire such interests, as applicable; and

(5) consider any declarations or information provided under paragraph (4) above in good faith for the purpose of determining whether it is required to pay an amount to the Commissioner of Taxation pursuant to Subdivision 14-D of Schedule 1 to the TAA.

(d) Target agrees that Bidder may approach the Australian Taxation Office to obtain clarification as to the application of Subdivision 14-D of Schedule 1 of the TAA to the Transaction and the Option Scheme and will provide all information and assistance that Bidder reasonably requires in making any such approach. Notwithstanding any obligations of confidentiality between the parties, Bidder is permitted to take all steps reasonably necessary to obtain clarification as to the application of Subdivision 14-D of Schedule 1 of the TAA. Bidder must keep Target reasonably informed of any discussions with the Australian Taxation Office pursuant to this paragraph (d).

Scheme Implementation Deed	Page 60

Schedules

Table of contents

Notice details	62

Definitions and interpretation	63

Bidder Representations and Warranties	92

Target Representations and Warranties	95

Target details	100

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Schedule 1

Notice details

Party	Address	Addressee(s)	Email

Target

with a copy to:	A&O Shearman Level 12, Exchange Tower, 2 The Esplanade, Perth WA 6000	Matthew Johnson, Partner	matthew.johnson@aoshearman.com

Bidder

with a copy to:	Herbert Smith Freehills Kramer Level 33, 161 Castlereagh St Sydney NSW 2000	Nicole Pedler, Partner	Nicole.Pedler@hsfkramer.com

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Schedule 2 Definitions and interpretation

Schedule 2

Definitions and interpretation

1.1 Definitions

Term	Meaning

ASIC	the Australian Securities and Investments Commission.

Associate	has the meaning set out in section 12 of the Corporations Act, as if subsection 12(1) of the Corporations Act included a reference to this deed and Target was the designated body.

ASX	ASX Limited ABN 98 008 624 691 and, where the context requires, the financial market that it operates.

ASX Quotation	the admission of Bidder to the official list of ASX as an ASX foreign exempt listing and the official quotation of all New Bidder CDIs on the ASX.

Authorisations	any licence, permit, lease, authorisation, concession, consent, certificate or approval issued or granted by a Governmental Agency.

Bidder Disclosure Materials	has the meaning given in the Disclosure Letter.

Bidder Group	Bidder and each of its Subsidiaries, and a reference to a Bidder Group Member or a member of the Bidder Group is to Bidder or any of its Subsidiaries.

Bidder Indemnified Parties	Bidder, its Subsidiaries (including, for the avoidance of doubt, Bidder Sub (if applicable)) and their respective directors, officers and employees.

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Schedule 2 Definitions and interpretation

Term	Meaning

Bidder Information

information regarding the Bidder Group, and the Merged Group, provided by Bidder to Target in writing for inclusion in the Scheme Booklet (excluding any information provided by Target to Bidder, contained in, or used in the preparation of, the information regarding the Merged Group), being:

1 information about Bidder, other Bidder Group Members, the businesses of the Bidder Group, Bidder's interests and dealings in Target Shares, Bidder's intentions for Target and Target's employees, and New Bidder Shares and New Bidder CDIs ; and

2 any other information required under the Corporations Act, Corporations Regulations or RG 60 to enable the Scheme Booklet to be prepared that the parties agree is 'Bidder Information' and that is identified in the Scheme Booklet as such.

For the avoidance of doubt, the Bidder Information excludes:

3 the Target Information;

4 the Independent Expert's Report;

5 the Merged Group Information included in the Scheme Booklet (other than to the extent comprising Bidder Information); and

6 any description of the taxation effect of the Transaction on Scheme Shareholders prepared by an external adviser to Target.

Bidder Material Adverse Change

an event, change, condition, matter, circumstance or thing occurring before, on or after the date of this deed (each a Specified Event) or which occurred before the date of this deed but which becomes actually known to Target after the date of this deed which, whether individually or when aggregated with all such events, changes, conditions, matters, circumstances or things of a like kind that have occurred or are reasonably likely to occur, has had or would be reasonably likely to have the effect that the value of the consolidated net assets of the Bidder Group, taken as a whole is US$100,000,000 less than the Bidder Group's consolidated net assets as at 30 September 2025, other than those events, changes, conditions, matters, circumstances or things:

1 expressly required to be done by this deed or the Scheme;

2 that are Fairly Disclosed in the Bidder Disclosure Materials;

3 arising from any act of terrorism, outbreak or escalation of war, major hostilities, civil unrest or outbreak or escalation of any disease epidemic or pandemic;

4 arising from any act of God, natural disaster, lightning, storm flood, bushfire, earthquake, explosion, cyclone, tidal wave, landslide, on or after the date of this deed;

5 agreed in writing by Target;

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Schedule 2 Definitions and interpretation

Term	Meaning

6 resulting from any actual or announced change to any applicable law, any judicial or administrative interpretation of the law or any practice or policy of a Government Agency, including in relation to Tax; or

7 arising as a result of any actual or announced change in any generally accepted accounting principles or standards or the interpretation of such principles or standards,

except, in the case of each of the matters contemplated in items 3, 4, 6 and 7 if the effects of such event, change, condition, matter, circumstance or thing are, or would be considered reasonably likely to be, disproportionately adverse to the Bidder Group as compared to the effects on other comparable companies in the same industries as the Bidder Group, then those effects are excluded from the matters contemplated in items 3, 4, 6 and 7 (as applicable) only to the extent of such disproportionate effect and not in their entirety.

For the purposes of this definition, consolidated net assets will be calculated using the same principles as were used to calculate the consolidated net assets in the most recent financial statements of Bidder as at the date of this deed.

Bidder Material Project	the White Mesa Project, Pinyon Plain Project and Donald Project.

Bidder Prescribed Occurrence

other than as:

1 expressly required to be done by this deed or the Scheme;

2 Fairly Disclosed in the Bidder Disclosure Materials; or

3 agreed to in writing by Target;

the occurrence of any of the following:

4 Bidder converting all or any of its shares into a larger or smaller number of shares;

5 Bidder resolving to reduce its share capital in any way;

6 Bidder:

  entering into a buy-back agreement; or

  resolving to approve the terms of a buy-back agreement under the Corporations Act;

7 Bidder issuing a material number shares (which exceeds 20% of the number of Bidder Shares on issue as at the date of this deed), or granting an option or other incentive right over such a material number of its shares or agreeing to make such an issue or grant such an option or other incentive right, other than:

  the issue of Bidder Shares upon exercise or vesting of Bidder options or incentive rights on issue as at the date of this deed; or

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Schedule 2 Definitions and interpretation

Term	Meaning

  the issue of Bidder securities as part of incentive plans in the ordinary course of business having regard to the quantum of grants of rights made in the 24 months prior to the date of this deed;

8 a member of the Bidder Group granting a Security Interest, or agreeing to grant a Security Interest, in the whole, or a substantial part, of its business or property, when taken in the context of the Bidder Group as a whole;

9 an Insolvency Event occurs in relation to Bidder or, to the extent applicable, Bidder Sub,

provided that paragraphs 7 and 8 above do not apply in connection with any:

10 debt project financing on Bidder Material Projects;

11 issue of securities (including any issue of Bidder Shares) in connection with any agreement, arrangement, commitment or understanding with a Government Agency; and

12 issue of securities (including any issue of Bidder Shares) to fund the acquisition of any other company or project in the uranium, rare earth element or heavy mineral sands industries (including by way of takeover bid, scheme of arrangement, sale or purchase of securities or assets, by entry into any joint venture, co-operation, co-development, consortium, partnership or similar agreement.

Bidder Representations and Warranties	the representations and warranties of Bidder set out in Schedule 3.

Bidder Shares	fully paid common shares in the capital of Bidder.

Bidder Sub	has the meaning given in clause 2(d).

Business Day	a day that is not a Saturday, Sunday or a public holiday or bank holiday in Denver, Colorado, USA or Perth, Western Australia, Australia.

Capital Raising	has the meaning given in the Disclosure Letter.

CDN	CHESS Depositary Nominees Pty Limited ACN 071 346 506.

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Schedule 2 Definitions and interpretation

Term	Meaning

Claim

any claim, demand, legal proceedings or cause of action (including any claim, demand, legal proceedings or cause of action:

1 based in contract, including breach of warranty;

2 based in tort, including misrepresentation or negligence;

3 under common law or equity; or

4 under statute, including the Australian Consumer Law (being Schedule 2 of the Competition and Consumer Act 2010 (Cth) (CCA)) or Part VI of the CCA, or like provision in any state or territory legislation), in any way relating to this deed or the Transaction, and includes a claim, demand, legal proceedings or cause of action arising under an indemnity in this deed.

Competing Proposal

any proposal, agreement, arrangement or transaction (or expression of interest therefor), which, if entered into or completed, would mean a Third Party (either alone or together with any Associate) would:

1 directly or indirectly acquire a Relevant Interest in, or have a right to acquire, a legal, beneficial or economic interest in, or control of, 20% or more of the Target Shares;

2 acquire Control of Target;

3 directly or indirectly acquire or become the holder of, or otherwise acquire or have a right to acquire, a legal, beneficial or economic interest in, or control of, all or a substantial part of Target's business or assets or the business or assets of the Target Group;

4 otherwise directly or indirectly acquire or merge, or be involved in an amalgamation or reconstruction (as those terms are used in s413(1) of the Corporations Act), with Target; or

5 require Target to abandon, or otherwise fail to proceed with, the Transaction,

whether by way of takeover bid, members' or creditors' scheme of arrangement, reverse takeover, shareholder approved acquisition, capital reduction, buy back, sale or purchase of shares, other securities or assets, assignment of assets and liabilities, incorporated or unincorporated joint venture, dual-listed company (or other synthetic merger), deed of company arrangement, any debt for equity arrangement, recapitalisation, refinancing or other transaction or arrangement.

For the avoidance of doubt, each successive material modification or variation of any proposal, agreement, arrangement or transaction in relation to a Competing Proposal will constitute a new Competing Proposal.

Condition Precedent	each of the conditions set out in clause 3.1.

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Schedule 2 Definitions and interpretation

Term	Meaning

Confidentiality Agreement	the confidentiality agreement between Target and Energy Fuels Resources (USA) Inc dated 14 October 2025 as may be further amended between Target and Bidder from time to time.

Consolidated Current Assets

the aggregate of all assets of the Target Group that are classified as current assets in accordance with the accounting standards (as applied consistently with the accounting policies used in the most recent audited financial statements of the Target Group) determined on a consolidated basis after eliminating all intercompany balances and transactions, and includes (without limitation):

1 cash and cash equivalents (excluding Restricted Cash);

2 trade and other receivables (net of provisions);

3 inventory;

4 prepayments; and

5 other current assets,

provided that, any proceeds of the Capital Raising are only to be included in Consolidated Current Assets to the extent that such proceeds:

6 are actually received by the Target Group in cleared funds on or before the Implementation Date;

7 do not constitute Restricted Cash; and

8 any subscription receivable or similar book entry is excluded from the calculation of Consolidated Current Assets unless and until actually received by the Target Group.

Consolidated Current Liabilities

the aggregate of all liabilities of the Target Group that are classified as current liabilities in accordance with the accounting standards (as applied consistently with the accounting policies used in the most recent audited financial statements of the Target Group), determined on a consolidated basis after eliminating all intercompany balances and transactions, and includes (without limitation):

1 trade and other payables;

2 accruals and accrued expenses;

3 contract liabilities or deferred revenue (if any);

4 current tax liabilities;

5 provisions payable within 12 months; and

6 the current portion of lease liabilities and borrowings (if any).

Consolidated Working Capital	in respect of the Target Group as at the Measurement Time, the amount (which may be positive or negative) calculated in accordance with accounting standards, on a consolidated basis as Consolidated Current Assets less Consolidated Current Liabilities.

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Schedule 2 Definitions and interpretation

Term	Meaning

Consultation Notice	has the meaning given in clause 3.4(a)(1).

Control	has the meaning given in section 50AA of the Corporations Act.

Corporations Act	the Corporations Act 2001 (Cth), as modified or varied by ASIC.

Corporations Regulations	the Corporations Regulations 2001 (Cth).

Court	the Federal Court of Australia (commenced in the Perth registry) or such other court of competent jurisdiction under the Corporations Act agreed to in writing by Bidder and Target.

Deed Poll	a deed poll substantially in the form of Attachment 3 under which Bidder and Bidder Sub (if nominated) covenant in favour of the Scheme Shareholders to perform their (respective) obligations under the Scheme.

Director Target Share

any Target Share:

1 held by or on behalf of a Target Board Member; or

2 listed as an indirect interest in the latest Appendix 3X or Appendix 3Y lodged by Target with ASX in respect of each Target Board Member,

in each case as at the date of this deed, or as subsequently acquired by a Director prior to the Scheme Meeting.

Disclosure Letter	a letter identified as such provided by Target to Bidder and countersigned by Bidder prior to entry into this deed.

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Schedule 2 Definitions and interpretation

Term	Meaning

Disclosure Materials

1 the documents and information contained in the data room made available by Target to Bidder and its Related Persons, the index of which has been initialled by, or on behalf of, the parties for identification;

2 written responses from Target and its Related Persons to requests for further information made by Bidder and its Related Persons (i) via the data room and set out in the data room; or (ii) referred to in the Disclosure Letter; and

3 the Disclosure Letter; and

4 any other materials as agreed in writing between the parties.

Donald Project	the Donald rare earth and mineral sand mining operation carried out in Victoria, Australia.

Duty	any stamp, transaction or registration duty or similar charge imposed by any Government Agency and includes, but is not limited to, any interest, fine, penalty, charge or other amount imposed in respect of any of them.

EDGAR	the Electronic Data Gathering, Analysis and Retrieval internal database system as available at www.edgarfiling.sec.gov.

Effective

1 when used in relation to the Scheme, the coming into effect, under subsection 411(10) of the Corporations Act, of the order of the Court made under paragraph 411(4)(b) of the Corporations Act in relation to the Scheme; and

2 when used in relation to the Option Scheme, the coming into effect, under subsection 411(10) of the Corporations Act, of the order of the Court made under paragraph 411(4)(b) of the Corporations Act in relation to the Option Scheme.

Effective Date	the date on which the Scheme becomes Effective.

Election Form	the election form that a Scheme Shareholder may request from the Target Registry and under which each Scheme Shareholder (other than Ineligible Foreign Shareholders) may elect to receive the scrip component of the Scheme Consideration in the form of New Bidder Shares in respect of their Scheme Shares, subject to the conditions of the Scheme.

End Date	1 31 August 2026;

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Schedule 2 Definitions and interpretation

Term	Meaning

2 if extended in accordance with clause 3.7, 30 September 2026; or 3 such other as agreed in writing by the parties.

Exclusivity Period	the period from and including the date of this deed to the earlier of: 1 the date of termination of this deed; 2 the End Date; and 3 the Effective Date.

Fairly Disclosed

a reference to 'Fairly Disclosed' means

1 in relation to the Target, disclosed to Bidder or any of its Related Persons, to a sufficient extent, and in sufficient detail, so as to enable a reasonable bidder (or one of its Related Persons) experienced in a business similar to any business conducted by the Target Group, to identify the nature and scope of the relevant matter, event or circumstance (including, in each case, that the potential financial effect of the relevant matter, event or circumstance was reasonably ascertainable from the information disclosed); and

2 in relation to the Bidder, disclosed to Target or any of its Related Persons, to a sufficient extent, and in sufficient detail, so as to enable a reasonable person (or one of its Related Persons) experienced in a business similar to any business conducted by the Bidder Group, to identify the nature and scope of the relevant matter, event or circumstance (including, in each case, that the potential financial effect of the relevant matter, event or circumstance was reasonably ascertainable from the information disclosed).

Financial Adviser	any financial adviser retained by a party in relation to the Transaction from time to time.

Financial Indebtedness	any debt or other monetary liability (whether actual or contingent) in respect of monies borrowed or raised or any financial accommodation including under or in respect of any:

1 bill, bond, debenture, note or similar instrument;

2 acceptance, endorsement or discounting arrangement;

3 guarantee;

4 finance or capital lease;

5 agreement for the deferral of a purchase price or other payment in relation to the acquisition of any asset or service; or

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Schedule 2 Definitions and interpretation

Term	Meaning

6 obligation to deliver goods or provide services paid for in advance by any financier.

First Court Date	the first day on which an application made to the Court for an order under subsection 411(1) of the Corporations Act convening the Scheme Meeting is heard or, if the application is adjourned or subject to appeal for any reason, the day on which the adjourned application is heard.

Government Agency	any foreign or Australian government or governmental, semi-governmental, administrative, fiscal or judicial body, department, commission, authority, tribunal, agency or entity (including any stock or other securities exchange), or any minister of the Crown in right of the Commonwealth of Australia or any State, and any other federal, state, provincial, or local government, whether foreign or Australian.

Implementation Date	the fifth Business Day after the Scheme Record Date, or such other date after the Scheme Record Date as the parties agree in writing.

Independent Expert	the independent expert in respect of the Scheme appointed by Target.

Independent Expert's Report	means the report to be issued by the Independent Expert in connection with the Scheme, setting out the Independent Expert's opinion whether or not the Transaction is in the best interest of Target Shareholders and the reasons for holding that opinion.

Ineligible Foreign Shareholder

a Scheme Shareholder whose address shown in the Target Share Register on the Scheme Record Date is a place outside:

1 Australia and its external territories; and

2 New Zealand,

unless Bidder (after consultation with Target) determines that it is lawful and not unduly onerous or unduly impractical to issue that Scheme Shareholder with New Bidder Shares when the Scheme becomes Effective.

Insolvency Event

means, in relation to an entity:

1 the entity resolving that it be wound up or a court making an order for the winding up or dissolution of the entity;

2 a liquidator, provisional liquidator, administrator, receiver, receiver and manager or other insolvency official being appointed to the entity or in relation to the whole, or a substantial part, of its assets;

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Schedule 2 Definitions and interpretation

Term	Meaning

3 the entity executing a deed of company arrangement;

4 the entity ceases, or threatens to cease to, carry on substantially all the business conducted by it as at the date of this deed;

5 the entity is or becomes unable to pay its debts when they fall due within the meaning of the Corporations Act (or, if appropriate, legislation of its place of incorporation) or is otherwise presumed to be insolvent under the Corporations Act unless the entity has, or has access to, committed financial support from its parent entity such that it is able to pay its debts; or

6 the entity being deregistered as a company or otherwise dissolved.

Integration Committee	a committee comprised of three Target representatives and three Bidder representatives, and other persons as agreed by the parties.

Korean Metals Plant	the rare earth metals and alloys metallisation plant owned and operated by the Target and located in the Ochang Foreign Investment Zone, Ochang Province, South Korea.

Listing Rules	the official listing rules of ASX.

Material Contract	has the meaning given in the Disclosure Letter.

Material Intellectual Property Rights	intellectual property rights owned or used by a Target Group Member, which if challenged, impacted or lost would reasonably be expected to adversely impact the Target Group's ability to conduct the Target Group's rare earth metal or alloy making businesses or operations as conducted at the date of this deed.

Measurement Time	the given date at which the Consolidated Working Capital is to be calculated in respect of the Target Group.

Merged Group	the combination of the Bidder Group and the Target Group, as comprised by Bidder and its Subsidiaries following implementation of the Scheme.

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Schedule 2 Definitions and interpretation

Term	Meaning

Merged Group Information	any information regarding the Merged Group in the Scheme Booklet or any amendments or supplements to such disclosure.

Material Project	has the meaning given in the Disclosure Letter.

New Bidder CDI	a CHESS Depositary Interest, being a unit of beneficial ownership in a New Bidder Share (in the form of a CHESS Depositary Interest) registered in the name of CDN, to be issued to Scheme Shareholders under the Scheme.

New Bidder Share	a fully paid common share in Bidder to be issued to Scheme Shareholders or CDN, as applicable, under the Scheme.

NYSE	the NYSE American LLC (or any successor to the NYSE American LLC).

Operating Rules	the official operating rules of ASX.

Option Register	the register of holders of Target Options maintained by Target or the Target Registry in accordance with the Corporations Act.

Option Scheme

the creditors' scheme of arrangement under Part 5.1 of the Corporations Act between Target and the Scheme Optionholders, the form of which is attached as Attachment 4, subject to any alterations or conditions that are:

1 agreed to in writing by Bidder and Target and approved by the Court; or

2 made or required by the Court under subsection 411(6) of the Corporations Act and agreed to in writing by Bidder and Target.

Option Scheme Consideration	the consideration to be provided by Bidder to each Scheme Optionholder for the transfer to Bidder of each Scheme Option, being for each Target Option held by a Scheme Optionholder as at the Option Scheme Record Date, an amount of $0.50.

Option Scheme Deed Poll	a deed poll substantially in the form of Attachment 5 under which Bidder and Bidder Sub (if nominated) covenant in favour of the Scheme Optionholders to perform their (respective) obligations under the Option Scheme.

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Schedule 2 Definitions and interpretation

Term	Meaning

Option Scheme Effective Date	the date on which the Option Scheme becomes Effective.

Option Scheme Implementation Date	the fifth Business Day after the Option Scheme Record Date, or such other date after the Option Scheme Record Date as the parties agree in writing.

Option Scheme Meeting	the meeting of Target Optionholders ordered by the Court to be convened under subsection 411(1) of the Corporations Act to consider and vote on the Option Scheme and includes any meeting convened following any adjournment or postponement to that meeting.

Option Scheme Record Date	5.00pm on the second Business Day after the Option Scheme Effective Date or such other date as agreed in writing by Target and Bidder.

Participant	has the meaning given in the Target Equity Incentive Plan.

Pinyon Plain Project	the Pinyon Plain uranium mining operation carried out in Arizona, United States of America.

RG 60	Regulatory Guide 60 issued by ASIC in September 2020.

Registered Address	in relation to a Target Shareholder, the address shown in the Target Share Register as at the Scheme Record Date.

Regulator's Draft	the draft of the Scheme Booklet in a form which is agreed to between the parties and that is provided to ASIC for approval pursuant to subsection 411(2) of the Corporations Act.

Regulatory Approval	a clearance, waiver, ruling, approval, relief, confirmation, exemption, consent or declaration set out in clause 3.1(a).

Reimbursement Fee	$4,470,000.

Related Bodies Corporate	has the meaning set out in section 50 of the Corporations Act.

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Schedule 2 Definitions and interpretation

Term	Meaning

Related Person

1 in respect of a party or its Related Bodies Corporate, each director, officer, employee, adviser, agent or representative of that party or Related Body Corporate; and

2 in respect of a Financial Adviser, each director, officer, employee or contractor of that  Financial Adviser.

Relevant Country	Australia, United States of America, Canada and South Korea.

Relevant Interest	has the meaning given in sections 608 and 609 of the Corporations Act.

Relevant Proportion	has the meaning given in the Target Equity Incentive Plan.

Restricted Cash	any cash or cash equivalents that are not available for general use by the Target Group at the Measurement Time due to any restriction or encumbrance (whether legal, regulatory, contractual or security-related) that would prevent such amounts being used to meet current obligations of the Target Group.

Reverse Reimbursement Fee	$4,470,000.

Scheme	the members' scheme of arrangement under Part 5.1 of the Corporations Act between Target and the Scheme Shareholders, the form of which is attached as Attachment 2, subject to any alterations or conditions made or required by the Court under subsection 411(6) of the Corporations Act and agreed to in writing by Bidder and Target (with such changes as the parties, acting reasonably and in good faith, agree are reasonably necessary to reflect any nomination of a Bidder Sub under clause 2(d)).

Scheme Booklet	the scheme booklet to be prepared by Target in respect of the Transaction in accordance with the terms of this deed (including clause 5.2(a) in a form agreed between the parties (acting reasonably) to be despatched to the Target Shareholders and which must include or be accompanied by:

  a copy of the Scheme;

  an explanatory statement complying with the requirements of the Corporations Act, the Corporations Regulations and RG 60;

  the Independent Expert's Report;

  a copy or summary of this deed;

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Schedule 2 Definitions and interpretation

Term	Meaning

a copy of the executed Deed Poll; a notice of meeting; and a proxy form.

Scheme Consideration

the consideration to be provided by Bidder to each Scheme Shareholder for the transfer to Bidder or Bidder Sub (if applicable) of each Scheme Share, being for each Target Share held by a Scheme Shareholder as at the Scheme Record Date, an amount of A$0.13 cash and:

1 0.053 New Bidder Shares; or

2 0.053 New Bidder CDIs.

Scheme Meeting	the meeting of Target Shareholders ordered by the Court to be convened under subsection 411(1) of the Corporations Act to consider and vote on the Scheme and includes any meeting convened following any adjournment or postponement of that meeting.

Scheme Options	all Target Options held by the Scheme Optionholders as at the Option Scheme Record Date.

Scheme Optionholder	a holder of a Target Option who is recorded in the Option Register as at the Option Scheme Record Date.

Scheme Record Date	5.00pm on the second Business Day after the Effective Date or such other time and date as the parties agree in writing.

Scheme Shares	all Target Shares held by the Scheme Shareholders as at the Scheme Record Date.

Scheme Shareholder	a holder of Target Shares recorded in the Target Share Register as at the Scheme Record Date.

Second Court Date	the first day on which an application made to the Court for an order under paragraph 411(4)(b) of the Corporations Act approving the Scheme is heard or, if the application is adjourned or subject to appeal for any reason, the day on which the adjourned application or appeal is heard.

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Schedule 2 Definitions and interpretation

Term	Meaning

SEC Report	means a report, schedule, form, statement or other document filed by Bidder on EDGAR pursuant to the U.S. Securities Act or the U.S. Exchange Act.

Security Interest	has the meaning given in section 51A of the Corporations Act.

SEDAR Report	a report, schedule, form, statement or other document filed by Bidder on SEDAR+ pursuant to applicable Canadian securities laws or the TSX Rules.

SEDAR+	the System for Electronic Data Analysis and Retrieval as available at www.sedarplus.ca.

Specified Individual	has the meaning given in the Disclosure Letter.

Standard Tax Conditions	the tax conditions or undertakings described in, or which are substantially similar in all material respects to, the tax related conditions and undertakings described in section D (Examples of tax conditions) of FIRB's guidance note 12 (version 5 (27 May 2025)) issued by or on behalf of FIRB.

Subsidiary

has the meaning given in Division 6 of Part 1.2 of the Corporations Act, provided that an entity will also be taken to be a Subsidiary of another entity if it is controlled by that entity (as 'control' is defined in section 50AA of the Corporations Act) and, without limitation:

3 a trust may be a Subsidiary, for the purposes of which a unit or other beneficial interest will be regarded as a share; and

4 an entity may be a Subsidiary of a trust if it would have been a Subsidiary if that trust were a corporation.

Superior Proposal

a bona fide Competing Proposal:

1 of the kind referred to in any of paragraphs 2, 3, 4 or 5 of the definition of Competing Proposal; and

2 not resulting from a breach by Target of any of its obligations under clause 11 of this deed (it being understood that any actions by the Related Persons of Target not permitted by clause 11 will be deemed to be a breach by Target for the purposes hereof), that the Target Board, acting in good faith, and after receiving written legal advice from its external legal advisers and written financial advice from its Financial Adviser, determines:

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Schedule 2 Definitions and interpretation

Term	Meaning

3 is reasonably capable of being valued and completed in a reasonable timeframe; and

4 would, if completed substantially in accordance with its terms, be more favourable to Target Shareholders (as a whole) than the Transaction (and, if applicable, than the Transaction as amended or varied following application of the matching right set out in clause 11.6), in each case taking into account all terms and conditions and other aspects of the Competing Proposal (including any timing considerations, any conditions precedent, the identity of the proponent or other matters affecting the probability of the Competing Proposal being completed) and of the Transaction.

TAA	the Taxation Administration Act 1953 (Cth).

Takeovers Panel	the Australian Takeovers Panel.

Target Board	the board of directors of Target and a Target Board Member means any director of Target comprising part of the Target Board.

Target Consolidated Tax Group	the consolidated group of which Target is the head company (where 'consolidated group' and 'head company' have the same meaning as in the Tax Act).

Target Equity Incentives	rights to Target Shares issued under the Target Equity Incentive Plan as listed in Schedule 5.

Target Equity Incentive Plan	the Rules of the Australian Strategic Materials Limited Performance Right Plan as approved by Target Shareholders on 26 November 2024 and uploaded to the data room at #02.01.02.03.

Target Group	Target and each of its Subsidiaries, and a reference to a Target Group Member or a member of the Target Group is to Target or any of its Subsidiaries.

Target Indemnified Parties	Target, its Subsidiaries and their respective directors, officers and employees.

Target Information	information regarding the Target Group prepared by Target for inclusion in the Scheme Booklet that explains the effect of the Scheme and sets out the information prescribed by the Corporations Act and the Corporations Regulations, and any other information that is material to the making of a decision by Target Shareholders whether or not to vote in favour of the Scheme, being information that is within the knowledge of each of the Target Board Members, which for the avoidance of doubt comprises the entirety of the Scheme Booklet (and any information provided by Target to Bidder contained in, or used in the preparation of, the information regarding the Merged Group) but does not include the Bidder Information, the Independent Expert's Report or any description of the taxation effect of the Transaction on Scheme Shareholders prepared by an external adviser to Target.

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Schedule 2 Definitions and interpretation

Term	Meaning

Target Material Adverse Change

an event, change, condition, matter, circumstance or thing occurring before, on or after the date of this deed (each a Specified Event) or which occurred before the date of this deed but which becomes actually known to Bidder after the date of this deed which, whether individually or when aggregated with all such events, changes, conditions, matters, circumstances or things of a like kind that have occurred or are reasonably likely to occur, has had or would be reasonably likely to have:

1 the effect that the value of the consolidated net assets of the Target Group, taken as a whole is $20,000,000 less than the Targets' consolidated net assets as at 30 June 2025; or

2 a material adverse effect on:

  the Target's ownership interest in a Material Project, including any material and adverse changes to the legal status of or terms applicable to a Material Project; or

  the Material Intellectual Property Rights owned or used by a Target Group Member, including the disposal, assignment, lapsing or licensing of any Material Intellectual Property Rights or otherwise any adverse impact on or dispute in respect of the ownership, validity, subsistence or enforceability of any of the Material Intellectual Property Rights,

other than those events, changes, conditions, matters, circumstances or things:

3 expressly required to be done by this deed, the Scheme or the Option Scheme;

4 that are Fairly Disclosed in the Disclosure Materials;

5 arising from any act of terrorism, outbreak or escalation of war, major hostilities, civil unrest or outbreak or escalation of any disease epidemic or pandemic;

6 arising from any act of God, natural disaster, lightning, storm flood, bushfire, earthquake, explosion, cyclone, tidal wave, landslide, on or after the date of this deed;

7 agreed in writing by Bidder;

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Schedule 2 Definitions and interpretation

Term	Meaning

8 resulting from any actual or announced change to any applicable law, any judicial or administrative interpretation of the law or any practice or policy of a Government Agency, including in relation to Tax; or

9 arising as a result of any actual or announced change in any generally accepted accounting principles or standards or the interpretation of such principles or standards,

except, in the case of each of the matters contemplated in items 5, 6, 8 and 9 if the effects of such event, change, condition, matter, circumstance or thing are, or would be considered reasonably likely to be, disproportionately adverse to the Target Group as compared to the effects on other comparable companies in the same industries as the Target Group, then those effects are excluded from the matters contemplated in items 6, 7, 9 and 10 (as applicable) only to the extent of such disproportionate effect and not in their entirety.

For the purposes of this definition, consolidated net assets will be calculated using the same principles as were used to calculate the consolidated net assets in the most recent audited financial statements of Target as at the date of this deed.

Target Option	an option issued by Target entitling the holder to acquire Target Shares as listed in Schedule 5.

Target Optionholder	a holder of a Target Option listed in Schedule 5, who is recorded in the Option Register.

Target Prescribed Occurrence

other than as:

1 expressly required to be done by this deed, the Scheme or the Option Scheme or permitted to be done under clause 4.10;

2 Fairly Disclosed in the Disclosure Materials;

3 agreed to in writing by Bidder;

the occurrence of any of the following:

1 Target converting all or any of its shares into a larger or smaller number of shares;

2 a member of the Target Group resolving to reduce its share capital in any way (other than in accordance with ordinary course, intra-group funding arrangements);

3 a member of the Target Group:

  entering into a buy-back agreement; or

  resolving to approve the terms of a buy-back agreement under the Corporations Act;

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Schedule 2 Definitions and interpretation

Term	Meaning

4 a member of the Target Group issuing shares, or granting an option over its shares, or agreeing to make such an issue or grant such an option, other than:

  to a directly or indirectly wholly-owned Subsidiary of Target or otherwise in accordance with ordinary course, intra-group funding arrangements; or
  the issue of shares upon the exercise of Target Options set out in Schedule 5;

5 other than in accordance with ordinary course, intra-group funding arrangements, a member of the Target Group issuing or agreeing to issue securities, other instruments convertible into shares or debt securities or rights for the issue of shares or debt securities, or vesting or accelerating or agreeing to vest or accelerate a performance right or an option over its shares;

6 a member of the Target Group disposing, or agreeing to dispose, of the whole, or a substantial part, of its business or property when taken in the context of the Target Group as a whole

7 a member of the Target Group granting a Security Interest, or agreeing to grant a Security Interest, in the whole, or a substantial part, of its business or property, when taken in the context of the Target Group as a whole; or

8 an Insolvency Event occurs in relation to a member of the Target Group.

Target Regulated Event

other than:

1 as expressly required to be done by this deed, the Scheme or the Option Scheme or permitted to be done under clause 4.7 or 4.10;

2 as Fairly Disclosed in the Disclosure Materials; or

3 as agreed to in writing by Bidder;

the occurrence of any of the following:

4 the Target reclassifying, combining, splitting or redeeming or repurchasing directly or indirectly any of its shares;

5 a Target Group Member acquiring or disposing of, or entering into or announcing any agreement for the acquisition or disposal of, any asset or business, or entering into any corporate transaction, which would or would reasonably be likely to involve a material change in:

  the manner in which the Target Group conducts its business;

  the nature (including balance sheet classification), extent or value of the assets of the Target Group; or

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Schedule 2 Definitions and interpretation

Term	Meaning

  the nature (including balance sheet classification), extent or value of the liabilities of the Target Group;

6 Bidder becoming aware that the Target Representation and Warranty in paragraph (j) of Schedule 4 is inaccurate

7 a member of the Target Group entering into a contract or commitment restraining a member of the Target Group from competing with any person or conducting any activities in any market;

8 Target announcing, making, declaring, paying or distributing any dividend, bonus or other share of its profits or assets or returning or agreeing to return any capital to its members (whether in cash or in specie);

9 Target amending the terms of the Target Equity Incentive Plan;

10 a Target Group Member settling or agreeing to settle in cash the conversion, exercise or termination of the Target Equity Incentives;

11 a member of the Target Group making any change to its constitution;

12 a member of the Target Group:

  acquiring, leasing or disposing of;

  agreeing, offering or proposing to acquire, lease or dispose of; or

  announcing or proposing a bid, or tendering, for,

any business, tangible or intangible assets, property, entity or undertaking, the value of which exceeds $10,000,000 (individually or in aggregate);

13 a member of the Target Group ceasing, or threatening to cease, carrying on the business conducted by the relevant Target Group Member in the 12 months prior to the date of this deed;

14 a member of the Target Group:

  entering into any contract or commitment (including in respect of Financial Indebtedness) requiring payments by the Target Group in excess of $1,000,000 (individually or in aggregate) other than where the contract or commitment concerns offtake arrangements in relation to Korean Metals Plant that provide for a term of 12 months or less;

  without limiting the foregoing, (i) agreeing to incur or incurring capital expenditure of more than $5,000,000 (individually or in aggregate) or (ii) incurring any Financial Indebtedness of an amount in excess of $5,000,000 (individually or in aggregate);

  waiving any material third party default where the financial impact on the Target Group will be in excess of $5,000,000 (individually or in aggregate); or

  accepting as a compromise of a matter less than the full compensation due to a member of the Target Group where the financial impact of the compromise on the Target Group is more than $5,000,000 (individually or in aggregate);

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Schedule 2 Definitions and interpretation
Term	Meaning

15 a member of the Target Group agreeing to any revocation, suspension or variation of any of the Authorisation or mining tenure for the Material Projects in a manner that has a materially negative impact on the Target Group as whole;

16 other than in the ordinary course and other than in respect of:

  offtake arrangements in relation to the Korean Metals Plant that provides for a term of 12 months or less; or

  raw material agreements that provide for a term of 12 months or less,

a member of the Target Group entering into any royalty agreement, offtake agreement, raw material agreements, input supply agreements, joint venture, farm-in, farm-out or similar arrangement with respect to the Material Projects or any other project;

17 a member of the Target Group:

  entering into any investment agreement, stability agreement or similar arrangement, including any binding memorandum of understanding or heads of agreement, with respect to a Material Project with a Governmental Agency, or an amendment relating thereto; or

  agreeing the terms for the voluntary participation of a Governmental Agency in a Material Project (or a share interest in the Target Group Member that holds the Target Group interest in a Material Project), except with the prior written consent of Bidder not to be unreasonably withheld;

18 a member of the Target Group entering, or agreeing to enter, any licence agreement or other similar arrangement or to which any of the assets of any member of the Target Group is subject where the financial impact on the Target Group will be in excess of $1,000,000;

19 a member of the Target Group amending, suspending, waiving any material right under or terminating a Material Contract where the financial impact on the Target Group will be in excess of $2,500,000 (individually or in aggregate);

20 a member of the Target Group entering into, terminating or amending in a material manner or waiving any material claims or rights under, or waiving the benefit of, or making any material election or exercising any material rights under, any provisions of any agreement, arrangement or understanding where the entry into, amendment or waiver of, or election or exercise of rights under, the relevant agreement, arrangement or understanding will have a financial impact on the Target Group of at least $5,000,000 or more (in aggregate), other than:

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Schedule 2 Definitions and interpretation

Term	Meaning

  in the ordinary course of business; and

  if the entry into, termination or amendment to any offtake agreements in relation to the Korean Metals Plant that provide for a term of 12 months or less;

21 a member of the Target Group entering into any agreement that contains a change of control consent right or fee or unilateral termination right that would be exercisable as a result of the Scheme being implemented, and in respect of which implementation of the Scheme is reasonably likely to give rise to an adverse financial impact in excess of $1,000,000 in aggregate, unless the counterparty to the agreement has provided a binding waiver or release of those rights;

22 a member of the Target Group making any acquisition, purchase or payment or incurring any expenditure or other financial commitment (other than pursuant to a contract or arrangement (including, for the avoidance of doubt, the engagement agreement disclosed in the Disclosure Materials with the document reference number 20.01.03.01) in the form that existed as at the date of this deed), or incurring any new indebtedness following the date of this deed, in each case which would have a reasonable likelihood of causing the Target Group’s Consolidated Working Capital as at the Implementation Date to be less than $5,000,000 plus the aggregate amount of the cash component of the Scheme Consideration to the extent not required to be spent by the Target Group on expenses as a result of any deferral of the Implementation Date past 30 June 2026 (such expenses being approved in writing by Bidder acting reasonably, or as otherwise agreed in writing by Bidder) without the prior written consent of Bidder (such approval not to be unreasonably withheld or delayed);

23 a member of the Target Group incurring or entering into any new commitment(s) involving the purchase of plant and equipment or for other like capital expenditure of more than $5,000,000 (individually or in aggregate);

24 a member of the Target Group creating, or agreeing to create, an Encumbrance over, or declares itself the trustee of, all or substantially all of the business, property or other assets of any member of the Target Group or the Target Group (as a whole), in each case where the Encumbrance or trust arrangement relates to business, property or other assets with an aggregate value in excess of $1,000,000;

25 a member of the Target Group providing financial accommodation other than to members of the Target Group (irrespective of what form of Financial Indebtedness that accommodation takes) in excess of $1,000,000 (individually or in aggregate);

26 a member of the Target Group entering into any agreement, arrangement or transaction with respect to derivative instruments (including, but not limited to, swaps, futures contracts, forward commitments, commodity derivatives or options) or similar instruments, other than where the agreement, arrangement or transaction relates to:

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Schedule 2 Definitions and interpretation

Term	Meaning

  foreign exchange forward contracts up to an aggregate amount of $10,000,000;

  fixed price forward physical sales or purchases providing for physical delivery in the ordinary course; or

  term deposits;

27 a member of the Target Group entering into, or resolving to enter into, a transaction with any related party of Target (other than a related party which is a member of the Target Group), as defined in section 228 of the Corporations Act;

28 a member of the Target Group entering into or materially altering, varying or amending any employment, consulting, severance or similar agreement or arrangement with one or more officers, directors, or other executives or senior employees, or accelerating or otherwise materially increasing compensation or benefits for any of the above, in each case other than pursuant to:

  contractual arrangements in effect on the date of this deed and which are contained in the Disclosure Materials; or

  Target policies and guidelines in effect on the date of this deed and which are contained in the Disclosure Materials; or

  in accordance with ordinary course, benchmark salary review processes,

provided that the aggregate of all increases in compensation or benefits is no greater than $1,500,000 over a 12 month period from the date of this deed, unless discussed with the Chief Executive Officer of Bidder who agrees to meet to discuss any proposed increases in excess of this amount and to give reasonable consideration to any such proposal;

29 a member of the Target Group paying any of its officers, directors, other executives or employees a termination or retention payment in aggregate in an amount in excess of $1,000,000 other than in accordance with contractual arrangements in effect on the date of this deed;

30 a member of the Target Group:

  amending in any material respect any agreement or arrangement with a Financial Adviser or other professional adviser for the provision of services in respect of the Transaction, or entering into an agreement or arrangement with a new Financial Adviser or other professional adviser for the provision of services in respect of the Transaction or entering into a new agreement or arrangement with an existing Financial Adviser or other professional adviser for the provision of services in respect of the Transaction or a Competing Proposal; or

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Schedule 2 Definitions and interpretation
Term	Meaning

  paying or agreeing to pay any discretionary incentive fee to any Financial Adviser or other professional adviser for the provision of services in respect of the Transaction or a Competing Proposal under any new or existing agreement or arrangement;

31 a member of the Target Group changing any accounting policy applied by them to report their financial position other than any change in policy required by a change in accounting standards;

32 a member of the Target Group doing anything that would result in a change in the Target Consolidated Tax Group;

33 a member of the Target Group becoming a party to or compromising or settling any investigation, industrial action, prosecution, arbitration, litigation, dispute or legal or administrative proceedings which is directed by or towards a member of the Target Group and could reasonably be expected to give rise to a liability for the Target Group in excess of $1,000,000 (Material Proceedings) and for the avoidance of doubt which has been initiated or instigated by a member of the Target Group and which is not frivolous or vexatious, or circumstances arising which could reasonably be expected to give rise to any Material Proceedings;

34 a member of the Target Group settling, making any concessions in relation to, or agreeing to compromise any material Tax or Duty claims, liabilities, audits or disputes or making any election in relation to Tax or Duty, where the financial impact on the Target Group of such settlement, compromise, concession or election will be in excess of $5,000,000 (individually or in the aggregate) or where the net impact on the amount of tax losses or tax attributes is in excess of $5,000,000, initiating a voluntary disclosure or similar proceeding relating to material Tax or Duty matters, or waiving or compromising a right to a material Tax or Duty refund;

35 a member of the Target Group (i) making, changing or rescinding any material Tax or Duty election, information schedule, return or designation, (ii) filing any materially amended Tax return, (iii) entering into any material agreement with a Government Agency with respect to Taxes or Duties, (iv) entering into or changing any material Tax sharing or funding agreement, Tax advance pricing agreement, or Tax indemnification agreement that is binding on a member of the Target Group, (v) surrendering any right to claim a material Tax or Duty abatement, reduction, deduction, exemption, credit or refund, (vi) consenting to the extension or waiver of the limitation period applicable to any material Tax or Duty matter, or (vii) making a request for a material Tax or Duty ruling or (viii) materially amending or changing any of its methods for reporting income, deductions or accounting for income Tax purposes unless such change is required by law (in each case, where the financial impact on the Target Group is reasonably likely to be in excess of $1,000,000);

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Schedule 2 Definitions and interpretation
Term	Meaning

36 a member of the Target Group cancelling, materially amending or knowingly failing to renew (or replace) on its expiry any existing insurance policy, on which the business of the Target depends in a material respect;

37 a member of the Target Group suffering any revocation, suspension or variation of any of the Authorisation or mining tenure for the Material Projects in a manner that has a materially negative impact on the Target Group as whole, other than as a result of an agreement by a member of the Target Group; or

38 a member of the Target Group becoming a party to or compromising or settling any Material Proceedings and for the avoidance of doubt which has been initiated or instigated by a person or entity that is not a member of the Target Group and which is not frivolous or vexatious, or circumstances arising which could reasonably be expected to give rise to any Material Proceedings.

Target Options	options to acquire Target Shares listed in Schedule 5.

Target Registry	Automic Pty Ltd ABN 27 152 260 814.

Target Representations and Warranties	the representations and warranties of Target set out in Schedule 4, as each is qualified by clause 7.5.

Target Share	a fully paid ordinary share in the capital of Target.

Target Shareholder	each person who is registered as the holder of a Target Share in the Target Share Register.

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Schedule 2 Definitions and interpretation

Term	Meaning

Target Share Register	the register of members of Target maintained in accordance with the Corporations Act.

Tax	any tax, levy, charge, impost, fee, deduction, goods and services tax, compulsory loan or withholding, that is assessed, levied, imposed or collected by any Government Agency and includes any interest, fine, penalty, charge, fee or any other amount imposed on, or in respect of any of the above.

Tax Act	the Income Tax Assessment Act 1997 (Cth).

Third Party	a person other than Bidder, its Related Bodies Corporate and its other Associates.

Timetable	the indicative timetable for the implementation of the Transaction set out in Attachment 1.

Transaction	the acquisition of the Scheme Shares by Bidder or Bidder Sub (if applicable) through implementation of the Scheme in accordance with the terms of this deed.

TSX	the Toronto Stock Exchange.

TSX Rules	the rules of the TSX in the TSX Company Manual.

U.S. Securities Act	the United States Securities Act of 1933 and the rules and regulations thereunder.

White Mesa Project	the uranium, vanadium and rare earth elements milling and processing operation carried out in San Juan County, Utah, United States of America.

2 Interpretation

2.1 Interpretation

In this deed:

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Schedule 2 Definitions and interpretation

(a) headings and bold type are for convenience only and do not affect the interpretation of this deed;

(b) the singular includes the plural and the plural includes the singular;

(c) words of any gender include all genders;

(d) other parts of speech and grammatical forms of a word or phrase defined in this deed have a corresponding meaning;

(e) a reference to a person includes any company, partnership, joint venture, association, corporation or other body corporate and any Government Agency, as well as an individual;

(f) a reference to a clause, party, schedule, attachment or exhibit is a reference to a clause of, and a party, schedule, attachment or exhibit to this deed;

(g) a reference to any legislation includes all delegated legislation made under it and amendments, consolidations, replacements or re-enactments of any of them (whether passed by the same or another Government Agency with legal power to do so);

(h) a reference to a document (including this deed) includes all amendments or supplements to, or replacements or novations of, that document;

(i) a reference to '$', 'A$' or 'dollar' is to the lawful currency of Australia;

(j) a reference to any time is, unless otherwise indicated, a reference to that time in Perth, Australia;

(k) a reference to any time is, unless otherwise indicated, a reference to that time in Perth, Australia;

(l) a reference to a party to a document includes that party's successors and permitted assignees;

(m) no provision of this deed will be construed adversely to a party because that party was responsible for the preparation of this deed or that provision;

(n) any agreement, representation, warranty or indemnity by two or more parties (including where two or more persons are included in the same defined term) binds them jointly and severally;

(o) any agreement, representation, warranty or indemnity in favour of two or more parties (including where two or more persons are included in the same defined term) is for the benefit of them jointly and severally;

(p) a reference to a body (including an institute, association or authority), other than a party to this deed, whether statutory or not:

(1) which ceases to exist; or

(2) whose powers or functions are transferred to another body,

is a reference to the body which replaces it or which substantially succeeds to its powers or functions;

(q) a reference to an agreement other than this deed includes a deed and any legally enforceable undertaking, agreement, arrangement or understanding, whether or not in writing;

(r) a reference to liquidation or insolvency includes appointment of an administrator, a reconstruction, winding up, dissolution, deregistration, assignment for the benefit of creditors, bankruptcy, or a scheme, compromise or arrangement with creditors (other than solely with holders of securities or derivatives),or any similar procedure or, where applicable, changes in the constitution of any partnership or Third Party, or death;

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Schedule 2 Definitions and interpretation

(s) if a period of time is specified and dates from a given day or the day of an act or event, it is to be calculated exclusive of that day;

(t) a reference to a day is to be interpreted as the period of time commencing at midnight and ending 24 hours later;

(u) if an act prescribed under this deed to be done by a party on or by a given day is done after 5.00pm on that day, it is taken to be done on the next day;

(v) a reference to the Listing Rules and the Operating Rules includes any variation, consolidation or replacement of these rules and is to be taken to be subject to any waiver or exemption granted to the compliance of those rules by a party; and

(w) a reference to something being "reasonably likely" (or to a similar expression) is a reference to that thing being more likely than not to occur when assessed objectively.

2.2 Interpretation of inclusive expressions

Specifying anything in this deed after the words 'include' or 'for example' or similar expressions does not limit what else is included.

2.3 Business Day

Where the day on or by which any thing is to be done is not a Business Day, that thing must be done on or by the next Business Day.

2.4 Listing requirements included as law

A listing rule or business rule of a securities exchange will be regarded as a law, and a reference to such a rule is to be taken to be subject to any waiver or exemption granted to a party.

2.5 Obligation to use best endeavours

A reference to a party using or obligation on a party to use its best endeavours does not oblige that party to:

(a) pay money:

(1) in the form of an inducement or consideration to a third party to procure something (other than the payment of immaterial expenses or costs, including costs of advisers, to procure the relevant thing); or

(2) in circumstances that are commercially onerous or unreasonable in the context of this deed;

(b) provide other valuable consideration to or for the benefit of any person; or

(c) agree to commercially onerous or unreasonable conditions.

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Schedule 3

Bidder Representations and Warranties

Bidder represents and warrants to Target (in its own right and separately as trustee or nominee for each of the other Target Indemnified Parties) that:

(d) Bidder Information: the Bidder Information provided for inclusion in the Scheme Booklet, as at the date the Scheme Booklet is despatched to Target Shareholders, will be accurate in all material respects and will not contain any statement which is materially misleading or deceptive (with any statement of belief or opinion being honestly held and formed on a reasonable basis), including by way of omission from that statement;

(e) basis of Bidder Information: the Bidder Information:

(1) will be provided to Target in good faith and on the understanding that Target and each other Target Indemnified Party will rely on that information for the purposes of preparing the Scheme Booklet and determining to proceed with the Transaction; and

(2) will comply in all material respects with the requirements of the Corporations Act, the Corporations Regulations, RG 60, applicable Takeovers Panel guidance notes and the Listing Rules,

and all information provided by or on behalf of Bidder to the Independent Expert will be prepared and provided in good faith and on the understanding that the Independent Expert will rely on that information for the purpose of preparing the Independent Expert's Report;

(f) new information: it will, as a continuing obligation, provide to Target all further or new information which arises after the Scheme Booklet has been despatched to Target Shareholders until the date of the Scheme Meeting which is necessary to ensure that the Bidder Information is not misleading or deceptive (including by way of omission);

(g) validly existing: it is a validly existing corporation under the laws of the Province of Ontario;

(h) authority: the execution and delivery of this deed by Bidder has been properly authorised by all necessary corporate action of Bidder, and Bidder has taken or will take all necessary corporate action to authorise the performance of this deed and the transactions contemplated by this deed;

(i) power: it has full capacity, corporate power and lawful authority to execute, deliver and perform this deed and all other agreements and instruments to be executed by the Bidder as contemplated by this deed, and to carry out the transactions contemplated by this deed and under such other agreements and instruments;

(j) no default: neither this deed nor the carrying out by Bidder of the transactions contemplated by this deed does or will conflict with or result in the breach of or a default under:

(1) any provision of Bidder's constitution; or

Scheme Implementation Deed	Page 92

Schedule 3 Bidder Representations and Warranties

(2) any writ, order or injunction, judgment, law, rule or regulation (including, to avoid doubt, the rules or policies of the TSX and NYSE) to which it is party or subject or by which it or any other Bidder Group Member is bound and it is not otherwise bound by any agreement that would prevent or restrict it from entering into or performing this deed;

(k) deed binding: this deed is a valid and binding obligation of Bidder, enforceable in accordance with its terms;

(l) Bidder Sub: to the extent Bidder exercises its rights under clause 2(d) to nominate a Bidder Sub, Bidder Sub, will be a wholly-owned Subsidiary of Bidder;

(m) Insolvency Event or regulatory action: no Insolvency Event has occurred in relation to it or another Bidder Group Member, nor has any regulatory action of any nature of which it is aware been taken that would reasonably be likely to prevent or restrict its ability to fulfil its obligations under this deed, under the Deed Poll or under the Scheme;

(n) New Bidder Shares: the New Bidder Shares (including those issued to CDN in connection with the New Bidder CDIs) to be issued in accordance with clause 4.2 and the terms of the Scheme will be duly authorised and validly issued, fully paid, non-assessable and free of all security interests and third party rights and will rank equally with all other Bidder Shares then on issue;

(o) Disclosure: as at the date of this deed, it is in compliance in all material respects with the material disclosure requirements of the TSX, NYSE, the SEC and other applicable Canadian securities laws;

(p) Capital structure: as at the date of this deed, its issued equity securities comprise 240,827,469 Bidder Shares and, other than:

(1) the equity securities of the Bidder to be issued under the former and current compensation plans of the Bidder Group (including, for the avoidance of doubt, common shares issuable upon the exercise of outstanding stock options, restricted stock units and share appreciation rights issued under the former and current compensation plans of the Bidder Group);

(2) common shares of the Bidder issuable upon conversion of the $US700,000,000 Convertible Senior Notes issued on 3 October 2025;

(3) common shares of the Bidder not exceeding 1% of the total share capital of the Bidder Group as at the date of this deed to be issued under existing contracts and consulting arrangements; and

(4) common shares of the Bidder that could become issuable under the Bidder's existing shareholder rights plan as disclosed in the Bidder's Form 10-K for the financial year ending 31 December 2024,

Bidder has not issued or granted (or agreed to issue or grant) any other securities, options, warrants, performance rights or other instruments which are still outstanding and may convert into Bidder Shares and no Bidder Group Member is under any obligation to issue or grant, and no person has any right to call for the issue or grant of, any shares, options, warrants, performance rights or other securities or instruments in such Bidder Group Member;

(q) Interests in the Target: as at the date of this deed:

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Schedule 3 Bidder Representations and Warranties

(1) Bidder and its associates do not have a Relevant Interest in any Target Shares, and neither Bidder nor any associate of Bidder has a Relevant Interest in, or a right to acquire, any other Target Shares (whether issued or not or held by Bidder or not); and

(2) Bidder and each of its Related Persons have not entered into any agreement or arrangement that confers rights the economic effect of which is equivalent or substantially equivalent to holding, acquiring, or disposing of securities in any member of the Target Group or of any assets of any member of the Target Group (including cash-settled derivative contract, contracts for difference or other derivative contracts);

(r) Bidder Disclosure Materials: it has collated and prepared all of the Bidder Disclosure Materials in good faith for the purposes of a due diligence process and in this context, as far as Bidder is aware:

(1) the Bidder Disclosure Materials have been collated with all reasonable care and skill;

(2) the information contained in the Bidder Disclosure Materials is accurate in all material respects;

(3) the Bidder Disclosure Materials do not include information that is misleading in any material respect;

(4) no information has been omitted from the Bidder Disclosure Materials that, in Bidder's reasonable opinion, would render the Bidder Disclosure Materials misleading in any material respect; and

(5) all information that is material to a reasonable target's evaluation of the Bidder Group or decision whether to proceed with the Transaction has been disclosed in the Bidder Disclosure Materials;

(s) material licences: the Bidder Group has all material licences, authorisations and permits necessary for it to conduct the business of the Bidder Group as it is being conducted as at the date of this deed, and no member of the Bidder Group:

(1) is in material breach of, or default under, any such licence, authorisation or permit; or

(2) has received any notice in respect of the termination, revocation, variation or non-renewal of any such licence, authorisation or permit; and

(t) reasonable basis: Bidder has a reasonable basis to expect that it will, on the Implementation Date, have available to it sufficient cash amounts from internal cash reserves to satisfy the Bidder's obligations to provide the aggregate amount of the cash component of the Scheme Consideration in accordance with the terms of this deed, the Scheme and the Deed Poll.

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Schedule 4

Target Representations and Warranties

Target represents and warrants to Bidder (in its own right and separately as trustee or nominee for each of the other Bidder Indemnified Parties) that:

(a) Target Information: the Target Information contained in the Scheme Booklet, as at the date the Scheme Booklet is despatched to Target Shareholders, will be accurate in all material respects and will not contain any statement which is materially misleading or deceptive (with any statement of belief or opinion being honestly held and formed on a reasonable basis), including by way of omission from that statement;

(b) basis of Target Information: the Target Information:

(1) will be prepared and included in the Scheme Booklet in good faith and on the understanding that Bidder and each other Bidder Indemnified Party will rely on that information for the purposes of determining to proceed with the Transaction and considering and approving the Bidder Information;

(2) will comply in all material respects with the requirements of the Corporations Act, the Corporations Regulations, RG 60, applicable Takeovers Panel guidance notes and the Listing Rules,

and all information provided by or on behalf of Target to the Independent Expert will be prepared and provided in good faith and on the understanding that the Independent Expert will rely on that information for the purpose of preparing the Independent Expert's Report;

(c) new information: it will, as a continuing obligation (but in respect of the Bidder Information, only to the extent that Bidder provides Target with updates to the Bidder Information), ensure that the Scheme Booklet is updated or supplemented to include all further or new information which arises after the Scheme Booklet has been despatched to Target Shareholders until the date of the Scheme Meeting which is necessary to ensure that the Scheme Booklet is not misleading or deceptive (including by way of omission);

(d) validly existing: each member of the Target Group is a validly existing corporation registered under the laws of its place of incorporation;

(e) authority: the execution and delivery of this deed by Target has been properly authorised by all necessary corporate action of Target, and Target has taken or will take all necessary corporate action to authorise the performance of this deed and the transactions contemplated by this deed;

(f) power: it has full capacity, corporate power and lawful authority to execute, deliver and perform this deed and to carry out the transactions contemplated by this deed;

(g) no default: neither this deed nor the carrying out by Target of the transactions contemplated by this deed does or will conflict with or result in the breach of or a default under:

(1) any provision of Target's constitution; or

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Schedule 4 Target Representations and Warranties

(2) any material term or provision of any Material Contract (including any financing arrangements) or any writ, order or injunction, judgment, law, rule or regulation to which it is party or subject or by which it or any other Target Group Member is bound, and it is not otherwise bound by any agreement that would prevent or restrict it from entering into or performing this deed;

(h) deed binding: this deed is a valid and binding obligation of Target, enforceable in accordance with its terms;

(i) continuous disclosure: as at the date of this deed, Target is in compliance with its continuous disclosure obligations under Listing Rule 3.1 and, other than for this Transaction, it is not relying on the carve-out in Listing Rule 3.1A to withhold any material information from public disclosure;

(j) Target filings: no material information contained in any document or announcement which any Target Group Member has lodged or filed with, or otherwise given to, ASIC or ASX (or which has been lodged, filed or given on behalf of a Target Group Member) since the date 12 months prior to the date of this Deed, was misleading or deceptive in any material respect (whether by omission or otherwise) as at the date the relevant document was lodged, filed with or given to ASIC or ASX (or, if applicable, such other date that the information in the relevant document was expressed to be given);

(k) capital structure: its capital structure, including all issued securities as at the date of this deed, is as set out in Schedule 5 and it has not issued or granted (or agreed to issue or grant) any other securities, options, warrants, performance rights or other instruments which are still outstanding and may convert into Target Shares other than as set out in Schedule 5 and no Target Group Member is under any obligation to issue or grant, and no person has any right to call for the issue or grant of, any shares, options, warrants, performance rights or other securities or instruments in such Target Group Member;

(l) dealings in Target securities: as at the date of this deed:

(1) Target and its associates do not have a Relevant Interest in any Target Shares, and neither Target nor any associate of Target has a Relevant Interest in, or a right to acquire, any other Target Shares (whether issued or not or held by Target or not); and

(2) Target and each of its Related Persons have not entered into any agreement or arrangement that confers rights the economic effect of which is equivalent or substantially equivalent to holding, acquiring, or disposing of securities in any member of the Target Group or of any assets of any member of the Target Group (including cash-settled derivative contract, contracts for difference or other derivative contracts);

(m) structure diagram: the corporate structure diagram disclosed in the Disclosure Materials lists all of the members of the Target Group and the details included are true and accurate;

(n) interest: the Disclosure Materials set out full details of any company, partnership, trust, joint venture (whether incorporated or unincorporated) or other enterprise in which Target or another Target Group Member owns or otherwise holds any interest;

(o) Insolvency Event or regulatory action: no Insolvency Event has occurred in relation to it or another Target Group Member, nor has any regulatory action of any nature been taken that would reasonably be likely to prevent or restrict its ability to fulfil its obligations under this deed or under the Scheme;

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Schedule 4 Target Representations and Warranties

(p) compliance: each member of the Target Group has complied in all material respects with all Australian and foreign laws and regulations (including Tax laws and regulations) applicable to them and orders of Australian and foreign Government Agencies having jurisdiction over them and there is no judgment, injunction, order or decree binding on any member of the Target Group that constitutes or would be likely to constitute a Target Material Adverse Change;

(q) material licences: the Target Group has all material licences, authorisations and permits necessary for it to conduct the business of the Target Group as it is being conducted as at the date of this deed, and no member of the Target Group:

(1) is in material breach of, or default under, any such licence, authorisation or permit; or

(2) has received any notice in respect of the termination, revocation, variation or non-renewal of any such licence, authorisation or permit;

(r) advisers: it has provided complete and accurate information regarding fee levels in all retainers and mandates with Financial Advisers and fee estimates for other advisers in relation to the Scheme, any Competing Proposals and any other transaction where such retainer or mandate is current, or under which the Target Group still has obligations;

(s) Disclosure Materials: it has collated and prepared all of the Disclosure Materials in good faith for the purposes of a due diligence process and in this context, as far as Target is aware:

(1) the Disclosure Materials have been collated with all reasonable care and skill;

(2) the information contained in the Disclosure Materials is accurate in all material respects;

(3) the Disclosure Materials do not include information that is misleading in any material respect;

(4) no information has been omitted from the Disclosure Materials that, in Target's reasonable opinion, would render the Disclosure Materials misleading in any material respect; and

(5) all information that is material to a reasonable buyer's evaluation of the Target Group or decision whether to proceed with the Transaction has been disclosed in the Disclosure Materials.

(t) all information: it is not aware of any information relating to the Target Group or its respective businesses or operations (having made reasonable enquiries) as at the date of this deed that has or could reasonably be expected to give rise to a Target Material Adverse Change that has not been disclosed in an announcement by Target to ASX or in the Disclosure Materials;

(u) not misleading: all information it has provided or will provide to the Independent Expert, as contemplated by clause 5.2(r) or otherwise, or to Bidder, is accurate in all material respects and not misleading, and it has not omitted any information required to make the information provided to the Independent Expert or Bidder not misleading;

(v) no contravention of Corporations Act or Listing Rules: neither ASIC nor ASX has made a determination against any member of the Target Group for any contravention of the requirements of the Corporations Act or the Listing Rules or any rules, regulations or regulatory guides under the Corporations Act or the Listing Rules and, as far as Target is aware, no event has occurred which reasonably could or would reasonably be likely to result in such a determination being made;

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Schedule 4 Target Representations and Warranties

(w) litigation: there are no current material actions, suits, arbitrations or legal or administrative proceedings against any member of the Target Group and, as far as Target is aware:

(1) there are no (i) current, pending or threatened material claims, disputes or demands, or (ii) pending or threatened material actions, suits, arbitrations or legal or administrative proceedings, in each case against any member of the Target Group; and

(2) no member of the Target Group is the specific focus of any material formal investigation by a Government Agency (not being an industry-wide investigation);

(x) encumbrances: other than any security interest disclosed in the Disclosure Materials, there is no security interest over all or any of the Target Group's present or future assets or revenues;

(y) no Target Material Adverse Change: immediately prior to entry into this deed, no Target Material Adverse Change has occurred;

(z) specific compliance: as far as Target is aware:

(1) each member of the Target Group and each former or present director, officer, employee, agent or other person acting on behalf of any Target Group Member has complied in all material respects with all laws and regulations relating to labour and employment, anti-money laundering, anti-bribery and anti-corruption in jurisdictions in which the Target Group operates (Relevant Laws);

(2) Target has not received notice of any actual or alleged material breach of any Relevant Laws by any Target Group Member; and

(3) the Target Group has effective controls in place to prevent, detect and deter violations of Relevant Laws;

(aa) Material Contracts:

(1) all material contracts of the business of the Target Group have been listed in Attachment 2 of the Disclosure Letter; and

(2) as far as Target is aware:

(A) no member of the Target Group is in material default under a Material Contract to which it is a party; and

(B) nothing has occurred which is (or would be following the giving of notice or the lapse of time) an event of default or would give another party a termination right or right to accelerate any material right or obligation under any Material Contract;

(bb) environment: no member of the Target Group has discharged or released, and is not discharging or releasing, any effluents to the environment in violation of any licenses, permits, authorizations, laws or regulations;

(cc) real property: no member of the Target Group has any material deficiency in and have not received written notice of termination of title to their material real property interests, being fee simple estate of and in real property, leases, easements, rights of way or licenses from landowners or authorities permitting the use of land by members of the Target Group Members (but in each case excluding mining leases and licences or similar authorisations), as applicable, that would not permit the operation of Target's business as operated as at the date of this deed in all material respects;

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Schedule 4 Target Representations and Warranties

(dd) financial statements: as far as Target is aware, there has not been any event, change, effect or development that would require Target to restate Target's financial statements as disclosed to ASX:

(1) comply with applicable statutory requirements and were prepared in accordance with the Corporations Act, accounting standards and all other applicable laws and regulations; and

(2) give a true and fair view of the financial position and the assets and liabilities of the Target Group;

(ee) liabilities: as at the date of this deed, no member of the Target Group has any material liabilities arising after 30 June 2025 which are required under accounting standards to be reflected on the consolidated balance sheet of the Target Group (using the same accounting policies used in the most recent consolidated audited financial statements of the Target Group as at the date of this deed), except for (i) liabilities incurred in the ordinary course of business since 30 June 2025; and (ii) those incurred in connection with the execution of this deed;

(ff) change of control: there are no Material Contracts or material leases to which a member of the Target Group is a party which contain any change of control provisions that will be triggered by implementation of the Transaction; and

(gg) Tax: each member of the Target Group, will not and has not settled or compromised or made any concessions in relation to any material Tax claims, liabilities or disputes or made any election in relation to Tax, or otherwise engaged in any transaction, act or event which gives rise to any Tax liability which is outside the ordinary course of business as it was conducted in the four years prior to the date of this document.

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Schedule 5

Target details

Australian Strategic Materials Limited ACN 168 368 401

Security	Total number on issue

Target Shares	268,054,684

Target Shares agreed to be issued pursuant to the Capital Raising	3,675,001

Target Equity Incentives	7,751,116

Target Options	14,340,706 (ASX code: ASMO, each exercisable at $1.74 and expiring on 31 October 2027)

Scheme Implementation Deed	Page 100

Signing page

Executed as a deed

Target

Signed sealed and delivered by Australian Strategic Materials Limited in accordance with section 127 of the Corporations Act (Cth) by

sign here ►		sign here ►
	Company Secretary/Director		Director

print name		print name

Scheme Implementation Deed

Signing page

Bidder

Signed sealed and delivered by Energy Fuels Inc. in the presence of

sign here ►		sign here ►
	Authorised signatory		Witness

print name		print name

Scheme Implementation Deed

Attachment 1

Indicative Timetable

Event	Date

Announcement and signing of scheme implementation deed	21 January 2026

Scheme Booklet provided to ASIC in draft	March 2026

First Court hearing	April 2026

Scheme Meeting	May 2026

Second Court hearing	June 2026

Effective Date	June 2026

Scheme Record Date	June 2026

Implementation Date	June 2026

Scheme Implementation Deed	Page 1

Attachment 2

Scheme of arrangement

Attached.

Scheme Implementation Deed	Page 1

Scheme of arrangement

Australian Strategic Materials Limited Scheme Shareholders

Scheme of arrangement

This scheme of arrangement is made under section 411 of the Corporations Act 2001 (Cth)

Between the parties

Target	Australian Strategic Materials Limited ACN 168 368 401 of Level 4, 66 Kings Park Road, West Perth, WA 6005

Scheme Shareholders	The Scheme Shareholders

1 Definitions, interpretation and scheme components

1.1 Definitions

Schedule 1 contains definitions used in this Scheme.

1.2 Interpretation

Schedule 1 contains interpretation rules for this Scheme.

1.3 Scheme components

This Scheme includes any schedule to it.

2 Preliminary matters

(a) Target is a public company limited by shares, registered in Western Australia, Australia and has been admitted to the official list of the ASX. The Target Shares are quoted for trading on the ASX.

(b) Bidder is a company incorporated in the Province of Ontario, Canada. The Bidder Shares are officially listed on the NYSE and TSX.

(c) If this Scheme becomes Effective:

(1) Bidder must provide or procure the provision of the Scheme Consideration to the Scheme Shareholders in accordance with the terms of this Scheme and the Deed Poll; and

Scheme of arrangement	page 2

3 Conditions

(2) all the Scheme Shares, and all the rights and entitlements attaching to them as at the Implementation Date, must be transferred to Bidder and Target must enter the name of Bidder in the Share Register as the holder of all of the Scheme Shares.

(d) Target and Bidder have agreed, by executing the Implementation Deed, to implement this Scheme.

(e) This Scheme attributes actions to Bidder but does not itself impose an obligation on Bidder to perform those actions. Bidder has undertaken, by executing the Deed Poll, to perform the actions attributed to Bidder under this Scheme, including the provision or procuring the provision of the Scheme Consideration to the Scheme Shareholders subject to the terms and conditions of this Scheme.

3 Conditions

3.1 Conditions precedent

This Scheme is conditional on and will have no force or effect until, the satisfaction of each of the following conditions precedent:

(a) all the conditions in clause 3.1 of the Implementation Deed (other than the condition in clause 3.1(d) of the Implementation Deed relating to Court approval of this Scheme) having been satisfied or waived in accordance with the terms of the Implementation Deed;

(b) neither the Implementation Deed nor the Deed Poll having been terminated in accordance with their terms;

(c) approval of this Scheme by the Court under paragraph 411(4)(b) of the Corporations Act, including with any alterations made or required by the Court under subsection 411(6) of the Corporations Act and agreed to by Bidder and Target;

(d) such other conditions made or required by the Court under subsection 411(6) of the Corporations Act in relation to this Scheme and agreed to by Bidder and Target having been satisfied or waived; and

(e) the orders of the Court made under paragraph 411(4)(b) (and, if applicable, subsection 411(6)) of the Corporations Act approving this Scheme coming into effect, pursuant to subsection 411(10) of the Corporations Act on or before the End Date (or any later date Bidder and Target agree in writing).

3.2 Certificate

(a) Target and Bidder will provide to the Court on the Second Court Date a certificate, or such other evidence as the Court requests, confirming (in respect of matters within their knowledge) whether or not all of the conditions precedent in clauses 3.1(a) and 3.1(b) have been satisfied or waived (but in the case of the condition precedent in clause 3.1(a), only in respect of those conditions in clause 3.1 of the Implementation Deed other than the condition precedent in clause 3.1(d) of the Implementation Deed relating to Court approval of the Scheme and the condition precedent in clause 3.1(n) of the Implementation Deed relating to the U.S. Securities Act exemption).

Scheme of arrangement	page 3

4 Implementation of this Scheme

(b) The certificate referred to in clause 3.2(a) constitutes conclusive evidence that such conditions precedent were satisfied, waived or taken to be waived.

3.3 End Date

Without limiting any rights under the Implementation Deed, the Scheme will lapse and be of no further force or effect if:

(a) the Effective Date does not occur on or before the End Date; or

(b) the Implementation Deed or the Deed Poll is terminated in accordance with its terms,

unless Target and Bidder otherwise agree in writing (and if required, as approved by the Court).

4 Implementation of this Scheme

4.1 Lodgement of Court orders with ASIC

Target must lodge with ASIC, in accordance with subsection 411(10) of the Corporations Act, an office copy of the Court order approving this Scheme as soon as possible after the Court approves this Scheme and in any event by no later than 5.00pm on the first Business Day after the day on which the Court approves this Scheme.

4.2 Transfer of Scheme Shares

On the Implementation Date:

(a) subject to the provision of the Scheme Consideration in the manner contemplated by clause 5.3, the Scheme Shares, together with all rights and entitlements attaching to the Scheme Shares as at the Implementation Date, must be transferred to Bidder, without the need for any further act by any Scheme Shareholder (other than acts performed by Target as attorney and agent for Scheme Shareholders under clause 8.5), by:

(1) Target delivering to Bidder a duly completed Scheme Transfer, executed on behalf of the Scheme Shareholders by Target, for registration; and

(2) Bidder duly executing the Scheme Transfer, attending to the stamping of the Scheme Transfer (if required) and delivering it to Target for registration; and

(b) immediately following receipt of the Scheme Transfer in accordance with clause 4.2(a)(2), but subject to the stamping of the Scheme Transfer (if required), Target must enter, or procure the entry of, the name of Bidder in the Share Register in respect of all the Scheme Shares transferred to Bidder in accordance with this Scheme; and

(c) the Scheme Shares (including all rights and entitlements attaching to the Scheme Shares) transferred under this Scheme to Bidder will, at the time of transfer of them to Bidder, vest in Bidder free from all mortgages, charges, liens, encumbrances, pledges, security interests (including any Security Interests) and interests of third parties of any kind, whether legal or otherwise, and restrictions on transfer of any kind.

Scheme of arrangement	page 4

5 Scheme Consideration

5 Scheme Consideration

5.1 Entitlement to Scheme Consideration

(a) On the Implementation Date, in consideration for the transfer of Scheme Shares to Bidder under this Scheme:

(1) each Scheme Shareholder will be entitled to receive the Scheme Consideration in respect of the Scheme Shares held by that Scheme Shareholder; and

(2) Bidder must provide, or procure the provision of, the Scheme Consideration to Scheme Shareholders (or the Sale Agent in accordance with clause 5.6),

subject to and in accordance with this clause 5.

(b) Subject to the terms and conditions of this Scheme, the Scheme Consideration to be provided to each Scheme Shareholder will be provided:

(1) by Target paying, or procuring the payment of, the cash component of the Scheme Consideration to each Scheme Shareholder from the trust account referred to in clause 5.3(a), subject to funds having been deposited in accordance with clause 5.3(a), on the Implementation Date; and

(2) by Bidder issuing, or procuring the issue of, the Scheme Consideration in the form of New Bidder Shares or New Bidder CDIs (as applicable) to that Scheme Shareholder on the Implementation Date.

5.2 Election

(a) A Scheme Shareholder, other than an Ineligible Foreign Shareholder, may make an election (Election) to receive the scrip component of the Scheme Consideration in the form of New Bidder Shares for all of their Scheme Shares by completing the Election Form, such Election being subject to the terms of this Scheme including without limitation clauses 5.5, 5.6, 5.7, 5.9 and 5.10.

(b) Subject to clause 5.2(e), for an Election to be valid:

(1) the Scheme Shareholder must complete and sign the Election Form in accordance with the instructions in the Scheme Booklet and on the Election Form; and

(2) the Election Form must be received by the Target Registry by the Election Time at the address specified by Target in the Scheme Booklet and on the Election Form.

(c) A Scheme Shareholder that makes an Election under clause 5.2(a) may vary, withdraw or revoke that Election by lodging a new Election Form (such form to be requested from the Target Registry) in accordance with the instructions on the new Election Form, provided that the new Election Form is received by the Target Registry by the Election Time.

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5 Scheme Consideration

(d) If:

(1) a valid Election is not made by a Scheme Shareholder; or

(2) no Election is made by a Scheme Shareholder,

then that Scheme Shareholder will be deemed to have elected to receive Scheme Consideration in the form of New Bidder CDIs in respect of all of their Scheme Shares, except in respect of a Scheme Shareholder that is an Ineligible Foreign Shareholder who will instead be deemed to have elected to receive their Scheme Consideration in the form of New Bidder Shares in respect of all of their Scheme Shares.

(e) A Scheme Shareholder that is a Withholding Shareholder will be deemed to have elected to receive such part of their Scheme Consideration in the form of New Bidder Shares in respect of their Scheme Shares which Bidder or Bidder Sub reasonably determines (in its reasonable opinion acting in good faith) are required to be withheld from the scrip component of the Scheme Consideration otherwise payable to the Withholding Shareholder in accordance with clause 5.9.

(f) Subject to clause 5.2(g), an Election under clause 5.2(a) made by a Scheme Shareholder will be deemed to apply in respect of the Scheme Shareholder's entire registered holding of Scheme Shares at the Scheme Record Date.

(g) In the manner considered appropriate by Target and Bidder (acting reasonably including after consultation with the Target Registry), a Scheme Shareholder who holds one or more parcels of Target Shares as trustee or nominee for, or otherwise on account of, another person (Nominee Holder):

(1) may make separate Elections in relation to each of those parcels of Scheme Shares by lodging a separate Election Form for each separate holding in accordance with clause 5.2(a); and

(2) for the purposes of determining entitlements under this Scheme, will be treated as if they were a separate Elected Scheme Shareholder in respect of each parcel of Target Shares in respect of which an Election has been made.

(h) Target may, after consultation with Bidder, at any time and without further communication to Scheme Shareholder, deem any Election Form it receives from a Scheme Shareholder to be a valid Election in respect of the relevant Scheme Shares, even if a requirement for a valid Election has not been complied with.

(i) To avoid doubt, any Election Form submitted by an Ineligible Foreign Shareholder will not be valid and will be of no force or effect.

5.3 Provision of cash component of Scheme Consideration

(a) Subject to clause 5.9, Bidder must, and Target must use its best endeavours to procure that Bidder does, by no later than the Business Day before the Implementation Date, deposit, or procure the deposit, in cleared funds an amount equal to the aggregate amount of the cash component of the Scheme Consideration payable to all Scheme Shareholders into an Australian dollar denominated trust account with an ADI operated by the Target Registry as trustee for the Scheme Shareholders (provided that any interest on the amounts deposited (less bank fees and other charges) will be credited to Bidder's account).

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5 Scheme Consideration

(b) On the Implementation Date, subject to funds having been deposited in accordance with clause 5.3(a), Target must pay, or procure the payment of, the aggregate amount of the cash component of the Scheme Consideration payable to each Scheme Shareholder from the trust account referred to in clause 5.3(a), by paying, or procuring the payment of, to each Scheme Shareholder such amount of cash as is due to that Scheme Shareholder in respect of all of that Scheme Shareholder's Scheme Shares in accordance with clause 5.1.

(c) Subject to clauses 5.5 and 5.10, the obligation of Target to pay, or procure the payment of, the cash component of the Scheme Consideration to the Scheme Shareholders will be satisfied by Target on the Implementation Date paying, or procuring the payment of, the cash component of the Scheme Consideration to each Scheme Shareholder by either (in the absolute discretion of Target):

(1) if a Scheme Shareholder has, before the Scheme Record Date, made a valid election in accordance with the requirements of the Target Registry to receive dividend payments from Target by electronic funds transfer to a bank account nominated by the Scheme Shareholder, paying, or procuring the payment of, the relevant amount in dollars by electronic means in accordance with that election; or

(2) otherwise dispatching, or procuring the dispatch of, a cheque for the relevant amount in dollars to the Scheme Shareholder by prepaid post to their Registered Address (as at the Scheme Record Date), such cheque being drawn in the name of the Scheme Shareholder (or in the case of joint holders, in accordance with the procedures set out in clause 5.5).

(d) To the extent that, following satisfaction of Target's obligations under clause 5.3(b), there is a surplus in the amount held by Target as trustee for the Scheme Shareholders in the trust account referred to in that clause, that surplus may be paid by Target to Bidder.

5.4 Provision of scrip component of Scheme Consideration

Subject to clauses 5.5, 5.6, 5.7, 5.9 and 5.10, the obligation of Bidder to provide, or procure the provision of, the scrip component of the Scheme Consideration to the Scheme Shareholders will be satisfied:

(a) where the Scheme Consideration that is required to be provided to Scheme Shareholders is in the form of New Bidder Shares, by Bidder:

(1) on the Implementation Date, issuing the Scheme Consideration in the form of New Bidder Shares to each Scheme Shareholder and procuring that the name and address of the Scheme Shareholder is entered in the Bidder Share Register in respect of those New Bidder Shares; and

(2) procuring that on or before the date that is five Business Days after the Implementation Date, a share certificate or holding statement (or equivalent document) is sent to the Registered Address of each Scheme Shareholder to whom New Bidder Shares are issued in accordance with clause 5.4(a) representing the number of New Bidder Shares issued to that Scheme Shareholder pursuant to this Scheme; and

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5 Scheme Consideration

(b) where the Scheme Consideration that is required to be provided to Scheme Shareholders is in the form of New Bidder CDIs, by Bidder:

(1) issuing to CDN to be held on trust that number of New Bidder Shares that will enable CDN to issue New Bidder CDIs as required by clause 5.4(b)(3) on the Implementation Date;

(2) procuring that the name and address of CDN is entered into the Bidder Share Register in respect of those New Bidder Shares on the Implementation Date and that a share certificate or holding statement (or equivalent document) in the name of CDN representing those New Bidder Shares is sent to CDN on or before the date that is five Business Days after the Implementation Date;

(3) procuring that on the Implementation Date, CDN issues to each such Scheme Shareholder the number of New Bidder CDIs to which it is entitled under this Scheme; and

(4) procuring that on the Implementation Date, the name of each such Scheme Shareholder is entered in the records maintained by CDN as the holder of the New Bidder CDIs issued to that Scheme Shareholder on the Implementation Date and in the case of each such Scheme Shareholder who held Scheme Shares on the:

(A) CHESS subregister, procuring that the New Bidder CDIs are held on the CHESS subregister on the Implementation Date and sending or procuring the sending of an allotment advice to each such Scheme Shareholder which sets out the number of New Bidder CDIs held on the CHESS subregister; and

(B) issuer sponsored subregister, procuring that the New Bidder CDIs are held on the issuer sponsored subregister on the Implementation Date and sending or procuring the sending of a CDI holding statement to each such Scheme Shareholder which sets out the number of New Bidder CDIs held on the issuer sponsored subregister, by that Scheme Shareholder pursuant to this Scheme.

5.5 Joint holders

In the case of Scheme Shares held in joint names:

(a) the New Bidder Shares or New Bidder CDIs (as applicable) to be issued under this Scheme must be issued to and registered in the names of the joint holders and entry in the Bidder Share Register must take place in the same order as the holders' name appear in the Share Register;

(b) the cash component of the Scheme Consideration and any cheque required to be sent under this Scheme will be made payable to the joint holders and sent to either, at the sole discretion of Target, the holder whose name appears first in the Share Register as at the Scheme Record Date or to the joint holders; and

(c) any other document required to be sent under this Scheme, will be forwarded to either, at the sole discretion of Target, the holder whose name appears first in the Share Register as at the Scheme Record Date or to the joint holders.

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5 Scheme Consideration

5.6 Ineligible Foreign Shareholders and Withholding Shareholders

(a) Bidder will be under no obligation to issue any New Bidder Shares or New Bidder CDIs under this Scheme to:

(1) any Ineligible Foreign Shareholder; or

(2) any Withholding Shareholder, but only in respect of the number of New Bidder Shares required to satisfy Bidder or Bidder Sub's liability to pay a Withholding Amount as determined in accordance with clause 5.9, and instead:

(3) subject to clauses 5.7,  5.9 and 5.10, Bidder must, on or before the Implementation Date, issue to the Sale Agent:

(A) the New Bidder Shares which would otherwise be required to be issued to the Ineligible Foreign Shareholders under this Scheme; and

(B) the New Bidder Shares which Bidder or Bidder Sub reasonably determines (in its reasonable opinion acting in good faith) should be withheld from the Scheme Consideration otherwise payable to a Withholding Shareholder in accordance with clause 5.9;

(4) Bidder must procure that as soon as reasonably practicable on or after the Implementation Date (and in any event within 15 Business Days after the Implementation Date), the Sale Agent:

(A) in consultation with Bidder sells or procures the sale of all the New Bidder Shares issued to the Sale Agent in the ordinary course of trading on the TSX or NYSE and in such manner, at such price and on such other terms as the Sale Agent reasonable determines; and

(B) as soon as reasonably practicable after settlement of the sale of all of the New Bidder Shares (and in any event within 15 Business Days) remits to Bidder the proceeds of sale (after deducting any reasonable brokerage or other selling costs, taxes and charges) (Net Cash Proceeds);

(5) promptly after receiving the Net Cash Proceeds in respect of the sale of all of the New Bidder Shares referred to in clause 5.6(a)(4), Bidder must pay, or procure the payment, to each Ineligible Foreign Shareholder and Withholding Shareholder (as applicable), of the amount 'A' calculated in accordance with the following formula and rounded down to the nearest cent:

A = (B ÷ C) x D

where

A = the amount to be paid to the relevant Ineligible Foreign Shareholder or Withholding Shareholder (as applicable), except that 'A' will be reduced by any amount required to be paid by the Bidder or Bidder Sub to a Government Agency in accordance with clause 5.9 (which, for the avoidance of doubt, shall be determined by reference to the value of the New Bidder Shares as at the Implementation Date), taking into account the amount of the cash component of the Scheme Consideration payable to the Withholding Shareholder which has been applied towards the Withholding Amount in accordance with clause 5.9(a)(1);

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5 Scheme Consideration

B = the number of New Bidder Shares that would otherwise have been issued to that Ineligible Foreign Shareholder or Withholding Shareholder had it not been an Ineligible Foreign Shareholder or Withholding Shareholder (as applicable) and which were issued to the Sale Agent;

C = the total number of New Bidder Shares which would otherwise have been issued to all Ineligible Foreign Shareholders and Withholding Shareholders and which were issued to the Sale Agent; and

D = the Net Cash Proceeds (as defined in clause 5.6(a)(4)).

(b) The Ineligible Foreign Shareholders and Withholding Shareholders acknowledge that none of Bidder, Target or the Sale Agent gives any assurance or representation as to the price that will be achieved for the sale of New Bidder Shares described in clause 5.6(a) or the amount of the Net Cash Proceeds. Each of the Target, Bidder and the Sale Agent expressly disclaim any fiduciary duty to the Ineligible Foreign Shareholders or Withholding Shareholders which may arise in connection with this clause 5.6.

(c) Bidder must make, or procure the making of, payments to Ineligible Foreign Shareholders and Withholding Shareholders under clause 5.6(a) by either (in the absolute discretion of Bidder, and despite any election referred to in clause 5.6(c)(1) or authority referred to in clause 5.6(c)(2) made or given by the Scheme Shareholder):

(1) if an Ineligible Foreign Shareholder or Withholding Shareholder has, before the Scheme Record Date, made a valid election in accordance with the requirements of the Target Registry to receive dividend payments from Target by electronic funds transfer to a bank account nominated by the Ineligible Foreign Shareholder or Withholding Shareholder (as applicable), paying, or procuring the payment of, the relevant amount in dollars by electronic means in accordance with that election; or

(2) otherwise dispatching, or procuring the dispatch of, a cheque for the relevant amount in dollars to the Ineligible Foreign Shareholder or Withholding Shareholder by prepaid post to their Registered Address (as at the Scheme Record Date), such cheque being drawn in the name of the Ineligible Foreign Shareholder or Withholding Shareholder (as applicable) (or in the case of joint holders, in accordance with the procedures set out in clause 5.5).

(d) Each Ineligible Foreign Shareholder and Withholding Shareholder appoints Bidder as its agent to receive on its behalf any financial services guide (or similar or equivalent document) or other notices (including any updates of those documents) that the Sale Agent is required to provide to Ineligible Foreign Shareholders or Withholding Shareholders (as applicable) under the Corporations Act or any other applicable law.

(e) Payment of the amount calculated in accordance with clause 5.6(a) to an Ineligible Foreign Shareholder or Withholding Shareholder in accordance with this clause 5.6 satisfies in full the Ineligible Foreign Shareholder's or Withholding Shareholder's right (as applicable) to Scheme Consideration.

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5 Scheme Consideration

(f) Where the issue of New Bidder Shares to which a Scheme Shareholder would otherwise be entitled under this Scheme would result in a breach of law or of a provision of the certificate of incorporation, by-laws and other constituent documents of Bidder:

(1) Bidder will issue the maximum possible number of New Bidder Shares to the Scheme Shareholder without giving rise to such a breach; and

(2) any further New Bidder Shares to which that Scheme Shareholder is entitled, but the issue of which to the Scheme Shareholder would give rise to such a breach, will instead be issued to the Sale Agent and dealt with under the preceding provisions in this clause 5.6, as if a reference to Ineligible Foreign Shareholders also included that Scheme Shareholder and references to that person's New Bidder Shares in that clause were limited to the New Bidder Shares issued to the Sale Agent under this clause.

5.7 Fractional entitlements and splitting

(a) Where the calculation of the number of New Bidder Shares or New Bidder CDIs to be issued to a particular Scheme Shareholder would result in the Scheme Shareholder becoming entitled to a fraction of a New Bidder Share or a New Bidder CDI, the fractional entitlement will be rounded down to the nearest whole number of New Bidder Shares or New Bidder CDIs (as applicable).

(b) If a Nominee Holder makes separate elections in relation to parcels of Schemes Shares it holds as trustee or nominee for, or otherwise on account of, another person, then for the purposes of clause 5.4(a) the Scheme Consideration of the  Nominee Holder will be calculated and rounded based on each nominated parcel of Scheme Shares held by the Nominee Holder as trustee or nominee for, or otherwise on account of, another person.

(c) If a Nominee Holder does not make separate elections in relation to parcels of Scheme Shares it holds as trustee or nominee for, or otherwise on account of, another person, then for the purposes of this clause 5.4(a), the Scheme Consideration for the Nominee Holder will be calculated and rounded based on the aggregate number of Scheme Shares held by the Nominee Holder in those parcels as trustee or nominee for, or otherwise on account of, other persons.

(d) If Target considers that two or more Scheme Shareholders, each of which holds a holding of Target Shares which results in a fractional entitlement to New Bidder Shares or New Bidder CDIs have, before the Scheme Record Date, been party to a shareholding splitting or division in an attempt to obtain an advantage by reference to the rounding provided for in the calculation of each Scheme Shareholder's entitlement to the Scheme Consideration, Target must provide the relevant details of the relevant Scheme Shareholders to Bidder, and Bidder and Target may give notice to those Scheme Shareholders:

(1) setting out the names and registered addresses of all of them;

(2) stating that opinion; and

(3) attributing to one of them specifically identified in the notice the Target Shares held by all of them,

and, after the notice has been so given, the Scheme Shareholder specifically identified in the notice shall, for the purposes of this Scheme, be taken to hold all those Target Shares and each of the other Scheme Shareholders whose names are set out in the notice shall, for the purposes of this Scheme, be taken to hold no Target Shares.

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5 Scheme Consideration

5.8 Unclaimed monies

(a) Bidder may cancel a cheque issued under this clause 5 if the cheque:

(1) is returned to Target or Bidder; or

(2) has not been presented for payment within six months after the date on which the cheque was sent.

(b) During the period of 12 months commencing on the Implementation Date, on request in writing from a Scheme Shareholder to Target or Bidder (or the Target Registry) (which request may not be made until the date which is 20 Business Days after the Implementation Date), Bidder must reissue a cheque that was previously cancelled under this clause 5.8.

(c) The Unclaimed Money Act will apply in relation to any Scheme Consideration which becomes 'unclaimed money' (as defined in section 6 of the Unclaimed Money Act), but any interest or other benefit accrued from the unclaimed Scheme Consideration will be for the benefit of Bidder.

5.9 Withholding

(a) If Bidder or Bidder Sub is required by law to make any withholding or deduction for or on account of Taxes or Duties, or to make a payment to a Government Agency under Subdivision 14-D of Schedule 1 to the TAA, in respect of the acquisition of Target Shares from a Scheme Shareholder (a Withholding Shareholder) (any such withholding, deduction or payment being a Withholding Amount), subject to this clause 5.9, Bidder or Bidder Sub will:

(1) First, withhold any Withholding Amount from the cash component of the Scheme Consideration payable to the Withholding Shareholder;

(2) Second, to the extent that the cash component is insufficient to fully account for any Withholding Amounts:

(A) reasonably determine the number of New Bidder Shares required to account for any Withholding Amounts (taking into account potential fluctuations in the price of New Bidder Shares);

(B) issue those New Bidder Shares to the Sale Agent for sale in accordance with clause 5.6; and

(3) Third, remit or procure the remission of, or pay or procure the payment of, the full amount of the withholding, deduction or payment, as applicable, to the appropriate Government Agency under applicable law.

(b) The Scheme Consideration payable or to be given to a Withholding Shareholder shall not be increased to reflect any Withholding Amounts and the net aggregate sum payable or to be given to the Withholding Shareholder shall be taken to be in full and final satisfaction of the amounts owing to the Withholding Shareholder.

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5 Scheme Consideration

5.10 Orders of a court or Government Agency

If written notice is given to Target (or the Target Registry) or Bidder (or the Bidder Registry) of an order or direction made by a court of competent jurisdiction or by another Government Agency that:

(a) requires consideration to be provided to a third party (either through payment of a sum or the issuance of a security) in respect of Scheme Shares held by a particular Scheme Shareholder, which would otherwise be payable or required to be issued to that Scheme Shareholder by Target or Bidder in accordance with this clause 5, or which requires an amount to be deducted or withheld from any consideration which would otherwise be payable or provided to a Scheme Shareholder in accordance with this clause 5, then Target or Bidder shall be entitled to procure that provision of that consideration is made in accordance with that order or direction; or

(b) prevents Target or Bidder from providing consideration to any particular Scheme Shareholder in accordance with this clause 5, or the payment or issuance of such consideration is otherwise prohibited by applicable law, Target or Bidder shall be entitled to (as applicable):

(1) in the case of an Ineligible Foreign Shareholder, Withholding Shareholder or other shareholder referred to in clause 5.6 retain an amount, in dollars, equal to the relevant shareholder's share of the Net Cash Proceeds;

(2) retain an amount, in dollars, equal to the relevant shareholder's share of the aggregate amount of the cash component of the Scheme Consideration; or

(3) not to issue (or direct Bidder not to issue), or to issue to a trustee or nominee, such number of New Bidder Shares or New Bidder CDIs as that Scheme Shareholder would otherwise be entitled to under clause 5.3, until such time as provision of the Scheme Consideration in accordance with this clause 5 is permitted by that (or another) order or direction or otherwise by law.

To the extent that amounts are deducted or withheld under or in accordance with this clause 5.10, such deducted or withheld amounts will be treated for all purposes under this Scheme as having been paid to the person in respect of which such deduction or withholding was made, in the case of paragraph (b), until such time as provision of the Scheme Consideration in accordance with this clause 5 is permitted by the relevant order or direction or otherwise by law.

5.11 Status of New Bidder Shares and New Bidder CDIs

(a) Bidder covenants in favour of Target (in its own right and on behalf of the Scheme Shareholders) that:

(1) the New Bidder Shares (including those issued to CDN in connection with the New Bidder CDIs) required to be issued by it under this Scheme will:

(A) rank equally in all respects with all other Bidder Shares on issue;

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6 Dealings in Target Shares

(B) be duly and validly issued in accordance with all applicable laws and Bidder's certificate of incorporation, by-laws and other constituent documents, fully paid and free from any mortgage, charge, lien, encumbrance or other security interest;

(C) be entitled to participate in and receive any dividends or distribution of capital paid and any other entitlements accruing in respect of Bidder Shares on and from the Implementation Date;

(D) be fully paid and free of any Security Interest or encumbrance; and

(2) it will apply for, or has applied for, the admission of Bidder to the official list of ASX (as a foreign exempt listing) commencing on or before the Business Day following the Effective Date (or such later date as ASX requires).

(b) Bidder will use its reasonable endeavours to ensure that the:

(1) New Bidder Shares are, from the Business Day after the date this Scheme becomes Effective (or such later date as NYSE or TSX requires), quoted and listed for trading on the NYSE and TSX; and

(2) New Bidder CDIs are:

(A) from the Business Day after this Scheme becomes Effective (or such later date as ASX requires), quoted and listed for trading on the ASX on a deferred settlement basis; and

(B) from the Business Day after the Implementation Date (or such later date as ASX requires), quoted and listed for trading on the ASX on an ordinary (T+2) settlement basis.

6 Dealings in Target Shares

6.1 Determination of Scheme Shareholders

To establish the identity of the Scheme Shareholders, dealings in Target Shares or other alterations to the Share Register will only be recognised if:

(a) in the case of dealings of the type to be effected using CHESS, the transferee is registered in the Share Register as the holder of the relevant Target Shares before the Scheme Record Date; and

(b) in all other cases, registrable transfer or transmission applications in respect of those dealings, or valid requests in respect of other alterations, are received before the Scheme Record Date at the place where the Share Register is kept, and Target must not accept for registration, nor recognise for any purpose (except a transfer to Bidder pursuant to this Scheme and any subsequent transfer by Bidder or its successors in title), any transfer or transmission application or other request received after such times, or received prior to such times but not in registrable or actionable form, as appropriate.

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7 Quotation of Target Shares

6.2 Register

(a) Target must register registrable transmission applications or transfers of the Scheme Shares that are received in accordance with clause 6.1(b) before the Scheme Record Date provided that, for the avoidance of doubt, nothing in this clause 6.2(a) requires Target to register a transfer that would result in a Target Shareholder holding a parcel of Target Shares that is less than a 'marketable parcel' (for the purposes of this clause 6.2(a) 'marketable parcel' has the meaning given in the Operating Rules).

(b) If this Scheme becomes Effective, a holder of Scheme Shares (and any person claiming through that holder) must not dispose of, or purport or agree to dispose of, any Scheme Shares or any interest in them on or after the Scheme Record Date otherwise than pursuant to this Scheme, and any attempt to do so will have no effect and Target shall be entitled to disregard any such disposal.

(c) For the purpose of determining entitlements to the Scheme Consideration, Target must maintain the Share Register in accordance with the provisions of this clause 6.2 until the Scheme Consideration has been paid to the Scheme Shareholders. The Share Register in this form will solely determine entitlements to the Scheme Consideration.

(d) All statements of holding for Target Shares (other than statements of holding in favour of Bidder) will cease to have effect after the Scheme Record Date as documents of title in respect of those shares and, as from that date, each entry current at that date on the Share Register (other than entries on the Share Register in respect of Bidder) will cease to have effect except as evidence of entitlement to the Scheme Consideration in respect of the Target Shares relating to that entry.

(e) As soon as possible on or after the Scheme Record Date, and in any event by 5.00pm on the first Business Day after the Scheme Record Date, Target will ensure that details of the names, Registered Addresses and holdings of Target Shares for each Scheme Shareholder as shown in the Share Register are available to Bidder in the form Bidder reasonably requires.

(f) Without limiting Target's obligations under clause 6.2(e), Target must provide, or procure the provision, to Bidder such other information as Bidder may reasonably require in connection with the provision of the Scheme Consideration to the Scheme Shareholders in accordance with this Scheme.

(g) Each Scheme Shareholder agrees that the information referred to in clause 6.2(e) may be disclosed to Bidder, the Bidder Registry and Bidder's advisers and other service providers to the extent necessary to effect this Scheme.

7 Quotation of Target Shares

(a) Target must apply to ASX to suspend trading on the ASX in Target Shares with effect from the close of trading on the Effective Date.

(b) On a date after the Implementation Date to be determined by Bidder, Target must apply:

(1) for termination of the official quotation of Target Shares on the ASX; and

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8 General Scheme provisions

(2) to have itself removed from the official list of the ASX.

8 General Scheme provisions

8.1 Consent to amendments to this Scheme

If the Court proposes to approve this Scheme subject to any alterations or conditions:

(a) Target may by its counsel consent on behalf of all persons concerned to those alterations or conditions to which Bidder has consented; and

(b) each Scheme Shareholder agrees to any such alterations or conditions which Target has consented to.

8.2 Scheme Shareholders' agreements and warranties

(a) Each Scheme Shareholder:

(1) agrees for all purposes to:

(A) the transfer of their Target Shares together with all rights and entitlements attaching to those Target Shares in accordance with this Scheme;

(B) the variation, cancellation or modification of the rights attached to their Target Shares constituted by or resulting from this Scheme; and

(C) on the direction of Bidder, destroy any holding statements or share certificates relating to their Target Shares;

(2) that is issued New Bidder Shares or New Bidder CDIs, agrees to become a member of Bidder and to be bound by the certificate of incorporation, by-laws and other constituent documents of Bidder;

(3) who holds their Target Shares in a CHESS Holding, agrees to the conversion of those Target Shares to an Issuer Sponsored Holding and irrevocably authorises Target to do anything necessary or expedient (whether required by the Settlement Rules or otherwise) to effect or facilitate such conversion; and

(4) acknowledges and agrees that this Scheme binds Target and all Scheme Shareholders (including those who do not attend the Scheme Meeting and those who do not vote, or vote against this Scheme, at the Scheme Meeting).

(b) Each Scheme Shareholder is taken to have warranted to Target and Bidder on the Implementation Date, and appointed and authorised Target as its attorney and agent to warrant to Bidder on the Implementation Date, that:

(1) all their Target Shares (including any rights and entitlements attaching to those shares) which are transferred under this Scheme will, at the date of transfer, be fully paid and free from all mortgages, charges, liens, encumbrances, pledges, security interests (including any 'security interests' within the meaning of section 12 of the Personal Property Securities Act 2009 (Cth)) and interests of third parties of any kind, whether legal or otherwise, and restrictions on transfer of any kind;

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8 General Scheme provisions

(2) they have full power and capacity to transfer their Target Shares to Bidder together with any rights and entitlements attaching to those shares;

(3) they have no existing right to be issued any Target Shares or any options, performance rights, securities or other instruments exercisable, or convertible, into Target Shares; and

(c) Target undertakes that it will provide such warranty in clause 8.2 to Bidder as agent and attorney of each Scheme Shareholder.

8.3 Title to and rights in Scheme Shares

(a) To the extent permitted by law, the Scheme Shares (including all rights and entitlements attaching to the Scheme Shares) transferred under this Scheme to Bidder will, at the time of transfer of them to Bidder vest in Bidder free from all mortgages, charges, liens, encumbrances, pledges, security interests (including any 'security interests' within the meaning of section 12 of the Personal Property Securities Act 2009 (Cth)) and interests of third parties of any kind, whether legal or otherwise and free from any restrictions on transfer of any kind.

(b) Immediately upon the provision of the Scheme Consideration to each Scheme Shareholder in the manner contemplated by clause 5.3 Bidder will be beneficially entitled to the Scheme Shares to be transferred to it under this Scheme pending registration by Target of Bidder in the Share Register as the holder of the Scheme Shares.

8.4 Appointment of sole proxy

Immediately upon the provision of the Scheme Consideration to each Scheme Shareholder in the manner contemplated by clause 5.3, and until Target registers Bidder as the holder of all Scheme Shares in the Share Register, each Scheme Shareholder:

(a) is deemed to have appointed Bidder as attorney and agent (and directed Bidder in each such capacity) to appoint any director, officer, secretary or agent nominated by Bidder as its sole proxy and, where applicable or appropriate, corporate representative to attend shareholders' meetings, exercise the votes attaching to the Scheme Shares registered in their name and sign any shareholders' resolution or document;

(b) must not attend or vote at any of those meetings, exercise the votes attaching to Scheme Shares registered in their names, or sign any resolutions, whether in person, by proxy or by corporate representative (other than pursuant to clause 8.4(a));

(c) must take all other actions in the capacity of a registered holder of Scheme Shares as Bidder reasonably directs;

(d) acknowledges and agrees that in exercising the powers referred to in clause 8.4(a), Bidder and any director, officer, secretary or agent nominated by Bidder under clause 8.4(a) may act in the best interests of Bidder as the intended registered holder of the Scheme Shares.

Scheme of arrangement	page 17

8 General Scheme provisions

8.5 Authority given to Target

Each Scheme Shareholder, without the need for any further act:

(a) on the Effective Date, irrevocably appoints Target and each of its directors, officers and secretaries (jointly and each of them severally) as its attorney and agent for the purpose of enforcing the Deed Poll against Bidder, and Target undertakes in favour of each Scheme Shareholder that it will enforce the Deed Poll against Bidder on behalf of and as agent and attorney for each Scheme Shareholder; and

(b) on the Implementation Date, irrevocably appoints Target and each of its directors, officers and secretaries (jointly and each of them severally) as its attorney and agent for the purpose of executing any document or doing or taking any other act necessary, desirable or expedient to give effect to this Scheme and the transactions contemplated by it, including (without limitation):

(1) executing the Scheme Transfer; and

(2) executing and delivering any deed or document required by Bidder, that causes each Scheme Shareholder to become a shareholder of Bidder or holder of New Bidder CDIs and to be bound by the certificate of incorporation and by-laws of Bidder, and Target accepts each such appointment. Target as attorney and agent of each Scheme Shareholder, may sub-delegate its functions, authorities or powers under this clause 8.5 to all or any of its directors, officers, secretaries or employees (jointly, severally or jointly and severally).

8.6 Instructions and elections

If not prohibited by law (and including where permitted or facilitated by relief granted by a Government Agency), all instructions, notifications or elections by a Scheme Shareholder to Target that are binding or deemed binding between the Scheme Shareholder and Target relating to Target or Target Shares, including instructions, notifications or elections relating to:

(a) whether dividends are to be paid by cheque or into a specific bank account;

(b) payments of dividends on Target Shares; and

(c) notices or other communications from Target (including by email),

will be deemed from the Implementation Date (except to the extent determined otherwise by Bidder in its sole discretion), by reason of this Scheme, to be made by the Scheme Shareholder to Bidder and to be a binding instruction, notification or election to, and accepted by, Bidder in respect of the New Bidder Shares or New Bidder CDIs issued to that Scheme Shareholder until that instruction, notification or election is revoked or amended in writing addressed to Bidder at its registry.

8.7 Binding effect of Scheme

This Scheme binds Target and all of the Scheme Shareholders (including those who did not attend the Scheme Meeting to vote on this Scheme, did not vote at the Scheme Meeting, or voted against this Scheme at the Scheme Meeting) and, to the extent of any inconsistency, overrides the constitution of Target.

Scheme of arrangement	page 18

9 General

9 General

9.1 Duty

 Bidder will:

(a) pay all Duty in respect of the Scheme and the steps to be taken under the Scheme, including the transfer of the Scheme Shares from the Scheme Shareholders to Bidder pursuant to the Scheme; and

(b) indemnify each Scheme Shareholder against any Duty payable by Bidder under clause 9.1(a).

9.2 Consent

Each of the Scheme Shareholders consents to Target doing all things necessary or incidental to, or to give effect to, the implementation of this Scheme, whether on behalf of the Scheme Shareholders, Target or otherwise.

9.3 Notices

(a) If a notice, transfer, transmission application, direction or other communication referred to in this Scheme is sent by post to Target, it will not be taken to be received in the ordinary course of post or on a date and time other than the date and time (if any) on which it is actually received at Target's registered office or at the office of the Target Registry.

(b) The accidental omission to give notice of the Scheme Meeting or the non-receipt of such notice by a Target Shareholder will not, unless so ordered by the Court, invalidate the Scheme Meeting or the proceedings of the Scheme Meeting.

9.4 Governing law

(a) This Scheme is governed by the laws in force in Western Australia, Australia.

(b) The parties irrevocably submit to the non-exclusive jurisdiction of courts exercising jurisdiction in Western Australia, Australia and courts of appeal from them in respect of any proceedings arising out of or in connection with this Scheme. The parties irrevocably waive any objection to the venue of any legal process in these courts on the basis that the process has been brought in an inconvenient forum.

9.5 Further action

Target must do all things and execute all documents (whether on its own behalf or on behalf of each Scheme Shareholder) necessary to give full effect to this Scheme and the transactions contemplated by it.

9.6 No liability when acting in good faith

Each Scheme Shareholder agrees that neither Target, Bidder nor any director, officer, secretary or employee of any of those companies shall be liable for anything done or omitted to be done in the performance of this Scheme or the Deed Poll in good faith.

Scheme of arrangement	page 19

Schedule 1

Definitions and interpretation

1 Definitions

The meanings of the terms used in this Scheme are set out below.

Term	Meaning

ADI	authorised deposit-taking institution (as defined in the Banking Act 1959 (Cth)).

ASIC	the Australian Securities and Investments Commission.

ASX	ASX Limited ABN 98 008 624 691 and, where the context requires, the financial market that it operates.

Bidder	Energy Fuels Inc. of 225 Union Boulevard Suite 600 Lakewood, Colorado 80228 United States.

Bidder Share	a fully paid common share in the capital of Bidder.

Bidder Share Register	the register of shareholders maintained by Bidder or its agent.

Bidder Registry	American Stock Transfer & Trust Company, LLC.

Bidder Sub	has the meaning given in the Implementation Deed.

Business Day	a day that is not a Saturday, Sunday or a public holiday or bank holiday in Denver, Colorado, USA or Perth, Western Australia, Australia.

CHESS	the Clearing House Electronic Subregister System operated by ASX Settlement Pty Ltd and ASX Clear Pty Limited.

Scheme of arrangement	page 20

Schedule 1 Definitions and interpretation

Term	Meaning

CHESS Holding	has the meaning given in the Settlement Rules.

Corporations Act	the Corporations Act 2001 (Cth).

Court	the Federal Court of Australia (commenced in the Perth registry) or such other court of competent jurisdiction under the Corporations Act agreed to in writing by Bidder and Target.

Deed Poll	the deed poll substantially in the form of Attachment 1 under which Bidder covenants in favour of the Scheme Shareholders to perform the obligations attributed to Bidder under this Scheme (with such changes as the parties, acting reasonably and in good faith, agree are reasonably necessary to reflect any nomination of a Bidder Sub under the Implementation Deed).

Duty	has the meaning given in the Implementation Deed.

Effective	when used in relation to this Scheme, the coming into effect, under subsection 411(10) of the Corporations Act, of the Court order made under subparagraph 411(4)(b) of the Corporations Act in relation to this Scheme.

Effective Date	the date on which this Scheme becomes Effective.

Elected Scheme Shareholder	a Scheme Shareholder (other than an Ineligible Foreign Shareholder) who has made a valid Election in accordance with clause 5.2.

Election	has the meaning in clause 5.2.

Election Form	the election form that a Scheme Shareholder may request from the Target Registry and under which each Scheme Shareholder (other than Ineligible Foreign Shareholders) may elect to receive the scrip component of the Scheme Consideration in the form of New Bidder Shares in respect of their Scheme Shares, subject to the terms of this Scheme.

Election Time	the Scheme Record Date, or such other time as Bidder and Target agree in writing.

Scheme of arrangement	page 21

Schedule 1 Definitions and interpretation

Term	Meaning

End Date	has the meaning given in the Implementation Deed.

Government Agency	has the meaning given in the Implementation Deed.

Implementation Date	the fifth Business Day after the Scheme Record Date, or such other date after the Scheme Record Date as the parties agree in writing.

Implementation Deed	the scheme implementation deed dated 21 January 2026, as amended and restated on 13 March 2026, between Target and Bidder relating to the implementation of this Scheme.

Ineligible Foreign Shareholder

a Scheme Shareholder whose address shown in the Share Register on the Scheme Record Date is a place outside:

1 Australia and its external territories; and

2 New Zealand,

unless Bidder (after consultation with Target) determines that it is lawful and not unduly onerous or unduly impractical to issue that Scheme Shareholder with New Bidder Shares when the Scheme becomes Effective.

Issuer Sponsored Holding	has the meaning given in the Settlement Rules.

Listing Rules	the official listing rules of ASX.

Net Cash Proceeds	has the meaning given in clause 5.6(a).

New Bidder CDI	a CHESS Depositary Interest, being a unit of beneficial ownership in a New Bidder Share (in the form of a CHESS Depositary Interest) registered in the name of CDN, to be issued to Scheme Shareholders under the Scheme.

New Bidder Share	a fully paid common share in Bidder to be issued to Scheme Shareholders under the Scheme.

Nominee Holder	has the meaning given in clause 5.2(g).

Scheme of arrangement	page 22

Schedule 1 Definitions and interpretation

Term	Meaning

NYSE	the NYSE American LLC (or any successor to the NYSE American LLC).

Operating Rules	the official operating rules of ASX.

Registered Address	in relation to a Target Shareholder, the address shown in the Share Register as at the Scheme Record Date.

Sale Agent	the sale agent or nominee appointed under clause 4.4 of the Implementation Deed to sell the New Bidder Shares that are to be issued under clause 5.6(a)(3) of this Scheme.

Scheme	this scheme of arrangement under Part 5.1 of the Corporations Act between Target and the Scheme Shareholders subject to any alterations or conditions made or required by the Court under subsection 411(6) of the Corporations Act and agreed to in writing by Target and Bidder.

Scheme Booklet	the scheme booklet published by Target in respect of the Scheme pursuant to section 412 of the Corporations Act and dated [insert].

Scheme Consideration	the consideration to be provided by Bidder to each Scheme Shareholder for the transfer to Bidder of each Scheme Share, being for each Target Share held by a Scheme Shareholder as at the Scheme Record Date, an amount of A$0.13 cash and:
1 0.053 New Bidder Shares; or
2 0.053 New Bidder CDIs.

Scheme Meeting	the meeting of Target Shareholders ordered by the Court to be convened under subsection 411(1) of the Corporations Act to consider and vote on the Scheme and includes any meeting convened following any adjournment or postponement of that meeting.

Scheme Record Date	5.00pm on the second Business Day after the Effective Date or such other time and date as the parties agree in writing.

Scheme Shareholder	a holder of Target Shares recorded in the Share Register as at the Scheme Record Date.

Scheme of arrangement	page 23

Schedule 1 Definitions and interpretation

Term	Meaning

Scheme Shares	all Target Shares held by the Scheme Shareholders as at the Scheme Record Date.

Scheme Transfer	a duly completed and executed proper instrument of transfer in respect of the Scheme Shares for the purposes of section 1071B of the Corporations Act, in favour of Bidder as transferee, which may be a master transfer of all or part of the Scheme Shares.

Second Court Date	the first day on which an application made to the Court for an order under paragraph 411(4)(b) of the Corporations Act approving this Scheme is heard or, if the application is adjourned or subject to appeal for any reason, the day on which the adjourned application or appeal is heard.

Security Interest	has the meaning given in the Implementation Deed.

Settlement Rules	the ASX Settlement Operating Rules, being the official operating rules of the settlement facility provided by ASX Settlement Pty Ltd.

Share Register	the register of members of Target maintained by Target or the Target Registry in accordance with the Corporations Act.

Subsidiary	has the meaning given in Division 6 of Part 1.2 of the Corporations Act.

TAA	Taxation Administration Act 1953 (Cth).

Target	Australian Strategic Materials Limited ACN 168 368 401 of Level 4, 66 Kings Park Road, West Perth, WA 6005.

Target Group	the Target and each of its Subsidiaries, and a reference to a Target Group Member or a member of the Target Group is to Target or any of its Subsidiaries.

Target Registry	Automic Pty Ltd ABN 27 152 260 814.

Target Share	a fully paid ordinary share in the capital of Target.

Scheme of arrangement	page 24

Schedule 1 Definitions and interpretation

Term	Meaning

Target Shareholder	each person who is registered as the holder of a Target Share in the Share Register.

Tax	has the meaning given in the Implementation Deed.

TSX	the Toronto Stock Exchange.

Unclaimed Money Act	the Unclaimed Money Act 1990 (WA).

Withholding Amount	has the meaning given in clause 5.9.

Withholding Shareholder	has the meaning given in clause 5.9.

1.1 Interpretation

In this Scheme:

(a) headings and bold type are for convenience only and do not affect the interpretation of this Scheme;

(b) the singular includes the plural and the plural includes the singular;

(c) words of any gender include all genders;

(d) other parts of speech and grammatical forms of a word or phrase defined in this Scheme have a corresponding meaning;

(e) a reference to a person includes any company, partnership, joint venture, association, corporation or other body corporate and any Government Agency, as well as an individual;

(f) a reference to a clause, party, schedule, attachment or exhibit is a reference to a clause of, and a party, schedule, attachment or exhibit to this Scheme;

(g) a reference to any legislation includes all delegated legislation made under it and amendments, consolidations, replacements or re-enactments of any of them (whether passed by the same or another Government Agency with legal power to do so);

(h) a reference to a document (including this Scheme) includes all amendments or supplements to, or replacements or novations of, that document;

(i) a reference to '$', 'A$' or 'dollar' is to the lawful currency of Australia;

(j) a reference to any time is, unless otherwise indicated, a reference to that time in Perth, Australia;

Scheme of arrangement	page 25

Schedule 1 Definitions and interpretation

(k) a reference to any time is, unless otherwise indicated, a reference to that time in Perth, Australia;

(l) a reference to a party to a document includes that party's successors and permitted assignees;

(m) no provision of this Scheme will be construed adversely to a party because that party was responsible for the preparation of this Scheme or that provision;

(n) any agreement, representation, warranty or indemnity by two or more parties (including where two or more persons are included in the same defined term) binds them jointly and severally;

(o) any agreement, representation, warranty or indemnity in favour of two or more parties (including where two or more persons are included in the same defined term) is for the benefit of them jointly and severally;

(p) a reference to a body (including an institute, association or authority), other than a party to this Scheme, whether statutory or not:

(1) which ceases to exist; or

(2) whose powers or functions are transferred to another body,

is a reference to the body which replaces it or which substantially succeeds to its powers or functions;

(q) a reference to an agreement other than this Scheme includes a deed and any legally enforceable undertaking, agreement, arrangement or understanding, whether or not in writing;

(r) a reference to liquidation or insolvency includes appointment of an administrator, a reconstruction, winding up, dissolution, deregistration, assignment for the benefit of creditors, bankruptcy, or a scheme, compromise or arrangement with creditors (other than solely with holders of securities or derivatives),or any similar procedure or, where applicable, changes in the constitution of any partnership or third party, or death;

(s) if a period of time is specified and dates from a given day or the day of an act or event, it is to be calculated exclusive of that day;

(t) a reference to a day is to be interpreted as the period of time commencing at midnight and ending 24 hours later;

(u) if an act prescribed under this Scheme to be done by a party on or by a given day is done after 5.00pm on that day, it is taken to be done on the next day; and

(v) a reference to the Listing Rules and the Operating Rules includes any variation, consolidation or replacement of these rules and is to be taken to be subject to any waiver or exemption granted to the compliance of those rules by a party; and

(w) a reference to something being "reasonably likely" (or to a similar expression) is a reference to that thing being more likely than not to occur when assessed objectively.

2 Interpretation of inclusive expressions

Specifying anything in this Scheme after the words 'include' or 'for example' or similar expressions does not limit what else is included.

Scheme of arrangement	page 26

Schedule 1 Definitions and interpretation

3 Business Day

Where the day on or by which any thing is to be done is not a Business Day, that thing must be done on or by the next Business Day.

Scheme of arrangement	page 27

Attachment 1

Deed Poll

Scheme of arrangement	page 1

Attachment 3

Deed poll

Attached.

Scheme of arrangement	page 1

Deed

Deed poll

Energy Fuels Inc. [Bidder Sub]

ANZ Tower 161 Castlereagh Street Sydney NSW 2000 Australia GPO Box 4227 Sydney NSW 2001 Australia	T +61 2 9225 5000 F +61 2 9322 4000 hsfkramer.com

Deed poll

Date ► [insert]

This deed poll is made

By	Energy Fuels Inc. of 225 Union Boulevard Suite 600 Lakewood, Colorado 80228 United States (Bidder) [and [insert] (Bidder Sub)]

in favour of	each Scheme Shareholder.

Recitals	1 Target and Bidder entered into the Implementation Deed.
2 In the Implementation Deed, Bidder agreed to make this deed poll [and to procure that Bidder Sub makes this deed poll].
3 Bidder [and Bidder Sub] [is/are] making this deed poll for the purpose of covenanting in favour of the Scheme Shareholders to perform [its/their] obligations under the Scheme.

This deed poll provides as follows:

1 Definitions and interpretation

1.1 Definitions

(a) The meanings of the terms used in this deed poll are set out below.

Term	Meaning

Duty	any stamp, transaction or registration duty or similar charge imposed by any Government Agency and includes, but is not limited to, any interest, fine, penalty, charge or other amount imposed in respect of any of them.

Deed poll	page 1

1 Definitions and interpretation

Term	Meaning

First Court Date	the first day on which an application made to the Court for an order under subsection 411(1) of the Corporations Act convening the Scheme Meeting is heard or, if the application is adjourned or subject to appeal for any reason, the day on which the adjourned application is heard.

Implementation Deed	the scheme implementation deed entered into between Target and Bidder dated 21 January 2026, as amended and restated on 13 March 2026.

Scheme	the scheme of arrangement under Part 5.1 of the Corporations Act between Target and the Scheme Shareholders, substantially in the form attached to the Implementation Deed, subject to any alterations or conditions made or required by the Court under subsection 411(6) of the Corporations Act and agreed to in writing by Bidder and Target.

Target	Australian Strategic Materials Limited ACN 168 368 401.

(b) Unless the context otherwise requires, terms defined in the Scheme have the same meaning when used in this deed poll.

1.2 Interpretation

Sections 1.1, 2 and 3 of Schedule 1 of the Scheme apply to the interpretation of this deed poll, except that references to 'this Scheme' are to be read as references to 'this deed poll'.

1.3 Nature of deed poll

Bidder [and Bidder Sub] acknowledge[s] that:

(a) this deed poll may be relied on and enforced by any Scheme Shareholder in accordance with its terms even though the Scheme Shareholders are not party to it; and

(b) under the Scheme, each Scheme Shareholder irrevocably appoints Target and each of its directors, officers and secretaries (jointly and each of them severally) as its agent and attorney to enforce this deed poll against Bidder [and Bidder Sub] in accordance with its terms.

Deed poll	page 2

2 Conditions to obligations

2 Conditions to obligations

2.1 Conditions

This deed poll and the obligations of Bidder [and Bidder Sub] under this deed poll are subject to the Scheme becoming Effective.

2.2 Termination

The obligations of Bidder [and Bidder Sub] under this deed poll to the Scheme Shareholders will automatically terminate and the terms of this deed poll will be of no force or effect if:

(a) the Implementation Deed is terminated in accordance with its terms; or

(b) the Scheme is not Effective on or before the End Date,

unless Bidder and Target otherwise agree in writing.

2.3 Consequences of termination

If this deed poll terminates under clause 2.2 then, in addition and without prejudice to any other rights, powers or remedies available to it:

(a) [each of] Bidder [and Bidder Sub] is released from its obligations to further perform this deed poll; and

(b) each Scheme Shareholder retains the rights they have against Bidder [and Bidder Sub] in respect of any breach of this deed poll which occurred before it was terminated.

3 Scheme obligations

3.1 Undertaking to issue Scheme Consideration

Subject to clause 2, [each of] Bidder [and Bidder Sub] undertakes in favour of each Scheme Shareholder to:

(a) deposit, or procure the deposit of, in cleared funds, by no later than the Business Day before the Implementation Date, an amount equal to the aggregate amount of the cash component of the Scheme Consideration payable to all Scheme Shareholders under the Scheme into an Australian dollar denominated trust account with an ADI operated by the Target Registry as trustee for the Scheme Shareholders, except that any interest on the amounts deposited (less bank fees and other charges) will be credited to Bidder's account;

(b) provide, or procure the provision of, the scrip component of the Scheme Consideration to each Scheme Shareholder in accordance with the terms of the Scheme; and

(c) undertake all other actions, and give each acknowledgement, representation and warranty (if any), attributed to it under the Scheme,

subject to and in accordance with the provisions of the Scheme.

Deed poll	page 3

4 Warranties

3.2 Shares to rank equally

Bidder covenants in favour of each Scheme Shareholder that the New Bidder Shares which are issued (including those issued to CDN in connection with the New Bidder CDIs) to each Scheme Shareholder in accordance with the Scheme will:

(a) rank equally with all existing Bidder Shares on issue; and

(b) be issued fully paid and free from any Security Interest.

4 Warranties

[Each of] Bidder [and Bidder Sub] represents and warrants in favour of each Scheme Shareholder, in respect of itself, that:

(a) it is a corporation validly existing under the laws of its place of registration;

(b) it has the corporate power to enter into and perform its obligations under this deed poll and to carry out the transactions contemplated by this deed poll;

(c) it has taken all necessary corporate action to authorise its entry into this deed poll and has taken or will take all necessary corporate action to authorise the performance of this deed poll and to carry out the transactions contemplated by this deed poll;

(d) this deed poll is valid and binding on it and enforceable against it in accordance with its terms; and

(e) this deed poll does not conflict with, or result in the breach of or default under, any provision of its constitution, or any agreement or instrument, any writ, order or injunction, judgment, law, rule or regulation to which it is a party or subject or by which it is bound.

5 Continuing obligations

This deed poll is irrevocable and, subject to clause 2, remains in full force and effect until the earlier of:

(a) Bidder [and Bidder Sub] having fully performed [its/their] obligations under this deed poll; or

(b) the earlier termination of this deed poll under clause 2.

6 Notices

6.1 Form of Notice

A notice or other communication in respect of this deed poll (Notice) must be:

(a) in writing and in English and signed by or on behalf of the sending party; and

Deed poll	page 4

6 Notices

(b) addressed to Bidder [and Bidder Sub] in accordance with the details set out below (or any alternative details nominated by Bidder [and Bidder Sub] by Notice).

Attention

Address

Email address

with a copy to:	Herbert Smith Freehills Kramer Level 33, 161 Castlereagh St, Sydney NSW 2000 Nicole Pedler, Partner Nicole.Pedler@hsfkramer.com

6.2 How Notice must be given and when Notice is received

(a) A Notice must be given by one of the methods set out in the table below.

(b) A Notice is regarded as given and received at the time set out in the table below.

However, if this means the Notice would be regarded as given and received outside the period between 9.00am and 5.00pm (addressee's time) on a Business Day (business hours period), then the Notice will instead be regarded as given and received at the start of the following business hours period.

Method of giving Notice	When Notice is regarded as given and received

By hand to the nominated address	When delivered to the nominated address

By pre-paid post to the nominated address	At 9.00am (addressee's time) on the second Business Day after the date of posting

By email to the nominated email address	The first to occur of:

1 the sender receiving an automated message confirming delivery; or

2 two hours after the time that the email was sent (as recorded on the device from which the email was sent) provided that the sender does not, within the period, receive an automated message that the email has not been delivered.

Deed poll	page 5

7 General

6.3 Notice must not be given by electronic communication

A Notice must not be given by electronic means of communication (other than email as permitted in clause 6.2).

7 General

7.1 Stamp duty

Bidder:

(a) must pay all Duty in respect of the Scheme and the steps to be taken under the Scheme, the transfer of the Scheme Shares from the Scheme Shareholders to Bidder [Sub], this deed poll and the performance of this deed poll; and

(b) indemnifies each Scheme Shareholder against any liability arising from any failure to comply with clause 7.1(a).

7.2 Governing law and jurisdiction

(a) This deed poll is governed by the law in force in Western Australia, Australia.

(b) Bidder [and Bidder Sub] irrevocably submit[s] to the non-exclusive jurisdiction of courts exercising jurisdiction in Western Australia and courts of appeal from them in respect of any proceedings arising out of or in connection with this deed poll. Bidder [and Bidder Sub] irrevocably waive[s] any objection to the venue of any legal process in these courts on the basis that the process has been brought in an inconvenient forum.

7.3 Waiver

(a) Bidder [and Bidder Sub] may not rely on the words or conduct of any Scheme Shareholder as a waiver of any right in respect of the Scheme unless the waiver is in writing and signed by the Scheme Shareholder granting the waiver.

(b) No Scheme Shareholder may rely on words or conduct of Bidder [or Bidder Sub] as a waiver of any right unless the waiver is in writing and signed by Bidder [or Bidder Sub], as appropriate.

(c) The meanings of the terms used in this clause 7.3 are set out below.

Term	Meaning

conduct	includes delay in the exercise of a right.

Deed poll	page 6

7 General

Term	Meaning

right	any right arising under or in connection with this deed poll and includes the right to rely on this clause.

waiver	includes an election between rights and remedies, and conduct which might otherwise give rise to an estoppel.

7.4 Variation

A provision of this deed poll may not be varied, altered or otherwise amended unless:

(a) if before the First Court Date, the variation is agreed to in writing by Target; or

(b) if on or after the First Court Date, the variation is agreed to in writing by Target and the Court indicates that the variation would not of itself preclude approval by the Court of the Scheme,

in which event Bidder [and Bidder Sub] will enter into a further deed poll in favour of the Scheme Shareholders giving effect to the variation, alteration or amendment.

7.5 Cumulative rights

The rights, powers and remedies of Bidder[, Bidder Sub] and the Scheme Shareholders under this deed poll are cumulative and do not exclude any other rights, powers or remedies provided by law independently of this deed poll.

7.6 Assignment

(a) The rights and obligations of Bidder[, Bidder Sub] and each Scheme Shareholder created by this deed poll are personal to Bidder[, Bidder Sub] and each Scheme Shareholder and must not be assigned, encumbered or otherwise dealt with at law or in equity without the prior written consent of Bidder.

(b) Any purported dealing in contravention of clause 7.6(a) is invalid.

7.7 Further action

Bidder [and Bidder Sub] must, at its own expense, do all things and execute all documents necessary to give full effect to this deed poll and the transactions contemplated by it.

7.8 Service of process

(a) Without preventing any method of service:

(1) any document in an action (including any writ of summons or other originating process or any third or other party notice) may be served on any party by being delivered to or left for that party at its address for service of Notices under clause 6.1; and

(2) Bidder [and Bidder Sub each] irrevocably appoint[s] Stephen Hay (Executive General Manager - Marketing & Partnerships) as its agent for the service of process agent in Australia in relation to any mater arising out of this deed poll, and agrees that any document may be served on Bidder [or Bidder Sub respectively] by being delivered to or left for Bidder at the following address:

Deed poll	page 7

7 General

Stephen Hay

 Executive General Manager - Marketing & Partnerships

 Level 3, 46 Colin Street

West Perth, WA 6005

(b) If Stephen Hay ceases to be able to act as process agent, [each of] Bidder [and Bidder Sub] undertakes to appoint a new process agent in the jurisdiction referred to in clause 7.2 and deliver to Target within 2 Business Days a copy of a written acceptance of appointment by the process agent, upon receipt of which the new appointment becomes effective for the purpose of this deed. [Each of] Bidder [and Bidder Sub] must inform Target in writing of any change in the address of its process agent within 2 Business Days of the change.

(c) [Each of] Bidder [and Bidder Sub] agrees that failure by its process agent to notify Bidder [or Bidder Sub (as applicable)] of any document in connection with this deed poll does not invalidate the document concerned.

(d) [Each of] Bidder [and Bidder Sub] agrees that service of documents on its process agent is sufficient service on it.

Deed poll	page 8

Signing page

Executed as a deed poll

Bidder
Signed sealed and delivered by Energy Fuels Inc. in the presence of

sign here ►		sign here ►
	Authorised signatory		Witness

print name		print name

[Bidder Sub]

Signed sealed and delivered by [insert name] in accordance with section 127 of the Corporations Act (Cth) by

sign here ►		sign here ►
	Company Secretary/Director		Director

print name		print name

Deed poll	page 9

Attachment 4

Option scheme arrangement

Attached.

Scheme Implementation Deed	page 1

Option scheme of arrangement

Australian Strategic Materials Limited Scheme Optionholders

ANZ Tower 161 Castlereagh Street Sydney NSW 2000 Australia GPO Box 4227 Sydney NSW 2001 Australia	T +61 2 9225 5000 F +61 2 9322 4000 hsfkramer.com

Option scheme of arrangement

This option scheme of arrangement is made under section 411 of the Corporations Act 2001 (Cth)

Between the parties

Target	Australian Strategic Materials Limited ACN 168 368 401 of Level 4, 66 Kings Park Road, West Perth, WA 6005

Scheme Optionholders	The Scheme Optionholders

1 Definitions, interpretation and scheme components

1.1 Definitions

Schedule 1 contains definitions used in this Option Scheme.

1.2 Interpretation

Schedule 1 contains interpretation rules for this Option Scheme.

1.3 Scheme components

This Option Scheme includes any schedule to it.

2 Preliminary matters

(a) Target is a public company limited by shares, registered in Western Australia, Australia and has been admitted to the official list of the ASX. The Target Shares are quoted for trading on the ASX.

(b) Bidder is a company incorporated in the Province of Ontario, Canada. The Bidder Shares are officially listed on the NYSE and TSX.

(c) If this Option Scheme becomes Effective:

(1) Bidder must pay or procure the payment of the Option Scheme Consideration to the Scheme Optionholders in accordance with the terms of this Option Scheme and the Option Scheme Deed Poll; and

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3 Conditions

(2) all the Scheme Options, and all the rights and entitlements attaching to them as at the Option Scheme Implementation Date, must be transferred to Bidder and Target must enter the name of Bidder in the Option Register as the holder of all of the Scheme Options.

(d) Target and Bidder have agreed, by executing the Implementation Deed, to implement this Option Scheme.

(e) This Option Scheme attributes actions to Bidder but does not itself impose an obligation on Bidder to perform those actions. Bidder has undertaken, by executing the Option Scheme Deed Poll, to perform the actions attributed to Bidder under this Option Scheme, including the payment or procuring the payment of the Option Scheme Consideration to the Scheme Optionholders subject to the terms and conditions of this Option Scheme.

3 Conditions

3.1 Conditions precedent

This Option Scheme is conditional on and will have no force or effect until, the satisfaction of each of the following conditions precedent:

(a) all the conditions in clause 3.1 of the Implementation Deed (other than the condition in clause 3.1(d) of the Implementation Deed) having been satisfied or waived in accordance with the terms of the Implementation Deed;

(b) none of the Implementation Deed, the Deed Poll nor the Option Scheme Deed Poll having been terminated in accordance with their terms;

(c) agreement to this Option Scheme by the Scheme Optionholders in accordance with subparagraph 411(4)(a)(i) of the Corporations Act, at the Option Scheme Meeting;

(d) approval of this Option Scheme by the Court under paragraph 411(4)(b) of the Corporations Act, including with any alterations made or required by the Court under subsection 411(6) of the Corporations Act and agreed to by Bidder and Target;

(e) approval of the Scheme by the Court under paragraph 411(4)(b) of the Corporations Act, including with any alterations made or required by the Court under subsection 411(6) of the Corporations Act and agreed to by Bidder and Target;

(f) such other conditions made or required by the Court under subsection 411(6) of the Corporations Act in relation to either or both of this Option Scheme and the Scheme and agreed to by Bidder and Target having been satisfied or waived

(g) the orders of the Court made under paragraph 411(4)(b) (and, if applicable, subsection 411(6)) of the Corporations Act approving this Option Scheme coming into effect, pursuant to subsection 411(10) of the Corporations Act on or before the End Date (or any later date Bidder and Target agree in writing); and

(h) the orders of the Court made under paragraph 411(4)(b) (and, if applicable, subsection 411(6)) of the Corporations Act approving the Scheme coming into effect, pursuant to subsection 411(10) of the Corporations Act on or before the End Date (or any later date Bidder and Target agree in writing).

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4 Implementation of this Option Scheme

3.2 Certificate

(a) Target and Bidder will provide to the Court on the Second Court Date a certificate, or such other evidence as the Court requests, confirming (in respect of matters within their knowledge) whether or not all of the conditions precedent in clauses 3.1(a) and 3.1(b) have been satisfied or waived (but in the case of the condition precedent in clause 3.1(a), only in respect of those conditions in clause 3.1 of the Implementation Deed other than the condition precedent in clauses 3.1(d) and 3.1(n) of the Implementation Deed).

(b) The certificate referred to in clause 3.2(a) constitutes conclusive evidence that such conditions precedent were satisfied, waived or taken to be waived.

3.3 End Date

Without limiting any rights under the Implementation Deed, this Option Scheme will lapse and be of no further force or effect if:

(a) the Effective Date does not occur on or before the End Date; or

(b) the Implementation Deed, the Deed Poll or the Option Scheme Deed Poll is terminated in accordance with its terms,

unless Target and Bidder otherwise agree in writing (and if required, as approved by the Court).

4 Implementation of this Option Scheme

4.1 Lodgement of Court orders with ASIC

Target must lodge with ASIC, in accordance with subsection 411(10) of the Corporations Act, an office copy of the Court order approving this Option Scheme as soon as possible after the Court approves this Option Scheme and in any event by no later than 5.00pm on the first Business Day after the day on which the Court approves this Option Scheme.

4.2 Transfer of Scheme Options

On the Option Scheme Implementation Date:

(a) subject to the payment of the Option Scheme Consideration in the manner contemplated by clause 5.2, the Scheme Options, together with all rights and entitlements attaching to the Scheme Options as at the Option Scheme Implementation Date, must be transferred to Bidder, without the need for any further act by any Scheme Optionholder (other than acts performed by Target as attorney and agent for Scheme Optionholders under clause 7.5), by:

(1) Target delivering to Bidder a duly completed Option Scheme Transfer, executed on behalf of the Scheme Optionholders by Target, for registration; and

(2) Bidder duly executing the Option Scheme Transfer, attending to the stamping of the Option Scheme Transfer (if required) and delivering it to Target for registration; and

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5 Option Scheme Consideration

(b) immediately following receipt of the Option Scheme Transfer in accordance with clause 4.2(a)(2), but subject to the stamping of the Option Scheme Transfer (if required), Target must enter, or procure the entry of, the name of Bidder in the Option Register in respect of all the Scheme Options transferred to Bidder in accordance with this Option Scheme; and

(c) the Scheme Options (including all rights and entitlements attaching to the Scheme Options) transferred under this Option Scheme to Bidder will, at the time of transfer of them to Bidder, vest in Bidder free from all mortgages, charges, liens, encumbrances, pledges, security interests (including any Security Interests) and interests of third parties of any kind, whether legal or otherwise, and restrictions on transfer of any kind.

5 Option Scheme Consideration

5.1 Entitlement to Option Scheme Consideration

On the Option Scheme Implementation Date, in consideration for the transfer of Scheme Options to Bidder under this Option Scheme, each Scheme Optionholder will be entitled to receive the Option Scheme Consideration in respect of each Scheme Option held by that Scheme Optionholder, subject to and in accordance with this clause 5.

5.2 Provision of Option Scheme Consideration

(a) Bidder must, and Target must use its best endeavours to procure that Bidder does, by no later than the Business Day before the Option Scheme Implementation Date, deposit, or procure the deposit, in cleared funds an amount equal to the aggregate amount of the Option Scheme Consideration payable to all Scheme Optionholders, into an Australian dollar denominated trust account with an ADI operated by the Target Registry as trustee for the Scheme Optionholders (provided that any interest on the amounts deposited (less bank fees and other charges) will be credited to Bidder's account).

(b) On the Option Scheme Implementation Date, subject to funds having been deposited in accordance with clause 5.2(a), Target must pay, or procure the payment of, the aggregate amount of the Option Scheme Consideration payable to each Scheme Optionholder from the trust account referred to in clause 5.2(a), by paying, or procuring the payment of, to each Scheme Optionholder such amount of cash as is due to that Scheme Optionholder in respect of all of that Scheme Optionholder's Scheme Options in accordance with clause 5.1.

(c) Subject to clauses 5.3, 5.4, and 5.7, the obligation of Target to pay, or procure the payment of, the Option Scheme Consideration to the Scheme Optionholders will be satisfied by Target on the Option Scheme Implementation Date paying, or procuring the payment of, the Option Scheme Consideration to each Scheme Optionholder by either (in the absolute discretion of Target):

(1) if a Scheme Optionholder is a Target Shareholder and has, before the Option Scheme Record Date, made a valid election in accordance with the requirements of the Target Registry to receive dividend payments from Target by electronic funds transfer to a bank account nominated by the Scheme Optionholder, paying, or procuring the payment of, the relevant amount in dollars by electronic means in accordance with that election; or

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5 Option Scheme Consideration

(2) otherwise dispatching, or procuring the dispatch of, a cheque for the relevant amount in dollars to the Scheme Optionholder by prepaid post to their Registered Address (as at the Option Scheme Record Date), such cheque being drawn in the name of the Scheme Optionholder (or in the case of joint holders, in accordance with the procedures set out in clause 5.3).

(d) To the extent that, following satisfaction of Target's obligations under clause 5.2(b), there is a surplus in the amount held by Target as trustee for the Scheme Optionholders in the trust account referred to in that clause, that surplus may be paid by Target to Bidder.

5.3 Joint holders

In the case of Scheme Options held in joint names:

(a) the Option Scheme Consideration is payable to the joint holders and any cheque required to be sent under this Option Scheme will be made payable to the joint holders and sent to either, at the sole discretion of Target, the holder whose name appears first in the Option Register as at the Option Scheme Record Date or to the joint holders; and

(b) any other document required to be sent under this Option Scheme, will be forwarded to either, at the sole discretion of Target, the holder whose name appears first in the Option Register as at the Option Scheme Record Date or to the joint holders.

5.4 Fractional entitlements and splitting

Where the calculation of the Option Scheme Consideration to be issued to a particular Scheme Optionholder would result in the Scheme Optionholder becoming entitled to a fraction of a cent, the fractional entitlement will be rounded down to the nearest whole cent.

5.5 Unclaimed monies

(a) Target may cancel a cheque issued under this clause 5 if the cheque:

(1) is returned to Target; or

(2) has not been presented for payment within six months after the date on which the cheque was sent.

(b) During the period of 12 months commencing on the Option Scheme Implementation Date, on request in writing from a Scheme Optionholder to Target (or the Target Registry) (which request may not be made until the date which is 20 Business Days after the Option Scheme Implementation Date), Target must reissue a cheque that was previously cancelled under this clause 5.5.

(c) The Unclaimed Money Act will apply in relation to any Option Scheme Consideration which becomes 'unclaimed money' (as defined in section 6 of the Unclaimed Money Act), but any interest or other benefit accrued from the unclaimed Option Scheme Consideration will be for the benefit of Bidder.

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5 Option Scheme Consideration

5.6 Withholding

(a) If Bidder or Bidder Sub is required by law to make any withholding or deduction for or on account of Taxes or Duties, or to make a payment to a Government Agency under Subdivision 14-D of Schedule 1 to the TAA, in respect of the acquisition of Scheme Options from a Scheme Optionholder (any such withholding, deduction or payment being a Withholding Amount), subject to this clause 5.6, Bidder or Bidder Sub:

(1) is permitted to deduct or withhold the amount of such deduction, withholding or payment (as applicable) from the Option Scheme Consideration required to be provided to the Scheme Optionholder; and

(2) must remit or procure the remission of the full amount of the withholding or deduction, or make or procure the making of the payment, as applicable, to the appropriate Government Agency under applicable law.

(b) The Option Scheme Consideration payable to a Scheme Optionholder shall not be increased to reflect any Withholding Amounts and the net aggregate sum payable to the Scheme Optionholder shall be taken to be in full and final satisfaction of the amounts owing to the Scheme Optionholder.

5.7 Orders of a court or Government Agency

If written notice is given to Target (or the Target Registry) or Bidder (or the Bidder Registry) of an order or direction made by a court of competent jurisdiction or by another Government Agency that:

(a) requires consideration to be provided to a third party (either through payment of a sum or the issuance of a security) in respect of Scheme Options held by a particular Scheme Optionholder, which would otherwise be payable or required to be issued to that Scheme Optionholder by Target or Bidder in accordance with this clause 5, then Target or Bidder shall be entitled to procure that provision of that consideration is made in accordance with that order or direction; or

(b) prevents Target or Bidder from providing consideration to any particular Scheme Optionholder in accordance with this clause 5, or the payment or issuance of such consideration is otherwise prohibited by applicable law, Target or Bidder shall be entitled to retain an amount, in Australian dollars, equal to the number of Scheme Options held by that Scheme Optionholder multiplied by the Option Scheme Consideration, until such time as provision of the Option Scheme Consideration in accordance with this clause 5 is permitted by that (or another) order or direction or otherwise by law.

To the extent that amounts are deducted or withheld under or in accordance with this clause 5.7, such deducted or withheld amounts will be treated for all purposes under this Option Scheme as having been paid to the person in respect of which such deduction or withholding was made, in the case of paragraph (b), until such time as provision of the Option Scheme Consideration in accordance with this clause 5 is permitted by the relevant order or direction or otherwise by law.

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6 Dealings in Target Options

6 Dealings in Target Options

6.1 Determination of Scheme Optionholders

To establish the identity of the Scheme Optionholders, Target will not accept as valid, nor recognise for any purpose, any notice of assignment, transfer, novation (or similar) or exercise of a Target Option registered in the name of a Target Optionholder that is either or both of:

(a) received after 5.00pm on the day which is the Business Day immediately before the Option Scheme Record Date; or

(b) not in accordance with the terms of grant of the Target Options.

6.2 Registration as holder of Target Shares

(a) Target will issue, and register the Target Optionholder as the holder of, a Target Share in respect of any valid exercise of a Target Option registered in the name of the Target Optionholder permitted by, and received by the time specified in, clause 6.1 and in accordance with the terms of grant of the Target Options, and the Target Optionholder acknowledges and agrees that, if the Scheme becomes Effective and the Target Optionholder has validly exercised a Target Option in accordance with the foregoing, the Target Optionholder will be bound by the terms of the Scheme in respect of each such Target Share and, accordingly, each such Target Share will be transferred to Bidder in accordance with the terms of the Scheme on the Implementation Date.

(b) If this Option Scheme becomes Effective, a holder of Scheme Options (and any person claiming through that holder) must not dispose of, or purport or agree to dispose of, any Scheme Options or any interest in them on or after the Option Scheme Record Date otherwise than pursuant to this Option Scheme, and any attempt to do so will have no effect and Target shall be entitled to disregard any such disposal.

6.3 Option Register

(a) For the purpose of determining entitlements to the Option Scheme Consideration, Target must maintain the Option Register in accordance with the provisions of this clause 6 until the Option Scheme Consideration has been paid to the Scheme Optionholders. The Option Register in this form will solely determine entitlements to the Option Scheme Consideration.

(b) All statements of holding for Target Options (other than statements of holding in favour of Bidder) will cease to have effect after the Option Scheme Record Date as documents of title in respect of those Target Options and, as from that date, each entry current at that date on the Option Register (other than entries on the Option Register in respect of Bidder) will cease to have effect except as evidence of entitlement to the Option Scheme Consideration in respect of the Target Options relating to that entry.

(c) As soon as possible on or after the Option Scheme Record Date, and in any event by 5.00pm on the first Business Day after the Option Scheme Record Date, Target will ensure that details of the names, Registered Addresses and holdings of Target Options for each Scheme Optionholder as shown in the Option Register are available to Bidder in the form Bidder reasonably requires.

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7 General Option Scheme provisions

(d) As from the Option Scheme Record Date, all Target Option certificates (or equivalent documents) will cease to have any effect and each entry at that date on the Option Register will cease to have any effect except as evidence of entitlement to the Option Scheme Consideration.

(e) Without limiting Target's obligations under clause 6.3(c), Target must provide, or procure the provision, to Bidder such other information as Bidder may reasonably require in connection with the payment of the Option Scheme Consideration to the Scheme Optionholders in accordance with this Option Scheme.

(f) Each Scheme Optionholder agrees that the information referred to in clause 6.3(c) may be disclosed to Bidder, the Bidder Registry and Bidder's advisers and other service providers to the extent necessary to effect this Option Scheme.

7 General Option Scheme provisions

7.1 Consent to amendments to this Option Scheme

If the Court proposes to approve this Option Scheme subject to any alterations or conditions:

(a) Target may by its counsel consent on behalf of all persons concerned to those alterations or conditions to which Bidder has consented; and

(b) each Scheme Optionholder agrees to any such alterations or conditions which Target has consented to.

7.2 Scheme Optionholders' agreements and warranties

(a) Each Scheme Optionholder:

(1) agrees for all purposes to:

(A) the transfer of their Target Options together with all rights and entitlements attaching to those Target Options in accordance with this Option Scheme;

(B) the variation, cancellation or modification of the rights attached to their Target Options constituted by or resulting from this Option Scheme; and

(C) on the direction of Bidder, destroy any holding statements or certificates relating to their Target Options; and

(2) acknowledges and agrees that this Option Scheme binds Target and all Scheme Optionholders (including those who do not attend the Option Scheme Meeting and those who do not vote, or vote against this Option Scheme, at the Option Scheme Meeting).

(b) Each Scheme Optionholder is taken to have warranted to Target and Bidder on the Option Scheme Implementation Date, and appointed and authorised Target as its attorney and agent to warrant to Bidder on the Option Scheme Implementation Date, that:

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7 General Option Scheme provisions

(1) all their Target Options (including any rights and entitlements attaching to those Target Options) which are transferred under this Option Scheme will, at the date of transfer, be fully paid and free from all mortgages, charges, liens, encumbrances, pledges, security interests (including any 'security interests' within the meaning of section 12 of the Personal Property Securities Act 2009 (Cth)) and interests of third parties of any kind, whether legal or otherwise, and restrictions on transfer of any kind;

(2) they have full power and capacity to transfer their Target Options to Bidder together with any rights and entitlements attaching to those Target Options; and

(3) they have no existing right to be issued any Target Shares or any options, performance rights, securities or other instruments exercisable, or convertible, into Target Shares, other than the right to be issued Target Shares upon the exercise of their Target Options (as appropriate).

(c) Target undertakes that it will provide such warranty in clause 7.2 to Bidder as agent and attorney of each Scheme Optionholder.

7.3 Title to and rights in Scheme Options

(a) To the extent permitted by law, the Scheme Options (including all rights and entitlements attaching to the Scheme Options) transferred under this Option Scheme to Bidder will, at the time of transfer of them to Bidder vest in Bidder free from all mortgages, charges, liens, encumbrances, pledges, security interests (including any 'security interests' within the meaning of section 12 of the Personal Property Securities Act 2009 (Cth)) and interests of third parties of any kind, whether legal or otherwise and free from any restrictions on transfer of any kind.

(b) Immediately upon the payment of the Option Scheme Consideration to each Scheme Optionholder in the manner contemplated by clause 5.2 Bidder will be beneficially entitled to the Scheme Options to be transferred to it under this Option Scheme pending registration by Target of Bidder in the Option Register as the holder of the Scheme Options.

7.4 Appointment of sole proxy

Immediately upon the payment of the Option Scheme Consideration to each Scheme Optionholder in the manner contemplated by clause 5.2, and until Target registers Bidder as the holder of all Scheme Options in the Option Register, each Scheme Optionholder:

(a) is deemed to have appointed Bidder as attorney and agent (and directed Bidder in each such capacity) to appoint any director, officer, secretary or agent nominated by Bidder as its sole proxy and, where applicable or appropriate, corporate representative to attend Target meetings, exercise the votes attaching to the Scheme Options registered in their name and sign any shareholders' resolution or document;

(b) must not exercise the Scheme Options, attend or vote at any of those meetings, or sign any resolutions, whether in person, by proxy or by corporate representative (other than pursuant to clause 7.4(a));

(c) must take all other actions in the capacity of a registered holder of Scheme Options as Bidder reasonably directs;

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7 General Option Scheme provisions

(d) acknowledges and agrees that in exercising the powers referred to in clause 7.4(a), Bidder and any director, officer, secretary or agent nominated by Bidder under clause 7.4(a) may act in the best interests of Bidder as the intended registered holder of the Scheme Options.

7.5 Authority given to Target

Each Scheme Optionholder, without the need for any further act:

(a) on the Effective Date, irrevocably appoints Target and each of its directors, officers and secretaries (jointly and each of them severally) as its attorney and agent for the purpose of enforcing the Option Scheme Deed Poll against Bidder, and Target undertakes in favour of each Scheme Optionholder that it will enforce the Option Scheme Deed Poll against Bidder on behalf of and as agent and attorney for each Scheme Optionholder; and

(b) on the Option Scheme Implementation Date, irrevocably appoints Target and each of its directors, officers and secretaries (jointly and each of them severally) as its attorney and agent for the purpose of executing any document or doing or taking any other act necessary, desirable or expedient to give effect to this Option Scheme and the transactions contemplated by it, including (without limitation) executing the Option Scheme Transfer, and Target accepts each such appointment. Target as attorney and agent of each Scheme Optionholder, may sub-delegate its functions, authorities or powers under this clause 7.5 to all or any of its directors, officers, secretaries or employees (jointly, severally or jointly and severally).

7.6 Instructions and elections

If not prohibited by law (and including where permitted or facilitated by relief granted by a Government Agency), all instructions, notifications or elections by a Scheme Optionholder to Target that are binding or deemed binding between the Scheme Optionholder and Target relating to Target, Target Shares or Target Options, including instructions, notifications or elections relating to:

(a) whether dividends are to be paid by cheque or into a specific bank account;

(b) payments of dividends on Target Shares; and

(c) notices or other communications from Target (including by email),

will be deemed from the Option Scheme Implementation Date (except to the extent determined otherwise by Bidder in its sole discretion), by reason of this Option Scheme, to be made by the Scheme Optionholder to Bidder and to be a binding instruction, notification or election to, and accepted by, Bidder in respect of the Option Scheme Consideration to be paid to that Scheme Optionholder until that instruction, notification or election is revoked or amended in writing addressed to Bidder at its registry.

7.7 Binding effect of Scheme

This Option Scheme binds Target and all of the Scheme Optionholders (including those who did not attend the Option Scheme Meeting to vote on this Option Scheme, did not vote at the Option Scheme Meeting, or voted against this Option Scheme at the Option Scheme Meeting) and, to the extent of any inconsistency, overrides the constitution of Target and the terms of grant of the Target Options.

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8 General

8 General

8.1 Duty

Bidder will:

(a) pay all Duty in respect of the Option Scheme and the steps to be taken under the Option Scheme, including the transfer of the Scheme Options from the Scheme Optionholders to Bidder pursuant to the Option Scheme; and

(b) indemnify each Scheme Optionholder against any liability arising from any failure by Bidder to comply with clause 8.1(a).

8.2 Consent

Each of the Scheme Optionholders consents to Target doing all things necessary or incidental to, or to give effect to, the implementation of this Option Scheme, whether on behalf of the Scheme Optionholders, Target or otherwise.

8.3 Notices

(a) If a notice, transfer, transmission application, direction or other communication referred to in this Option Scheme is sent by post to Target, it will not be taken to be received in the ordinary course of post or on a date and time other than the date and time (if any) on which it is actually received at Target's registered office or at the office of the Target Registry.

(b) The accidental omission to give notice of the Option Scheme Meeting or the non-receipt of such notice by a Target Optionholder will not, unless so ordered by the Court, invalidate the Option Scheme Meeting or the proceedings of the Option Scheme Meeting.

8.4 Governing law

(a) This Option Scheme is governed by the laws in force in Western Australia, Australia.

(b) The parties irrevocably submit to the non-exclusive jurisdiction of courts exercising jurisdiction in Western Australia, Australia and courts of appeal from them in respect of any proceedings arising out of or in connection with this Option Scheme. The parties irrevocably waive any objection to the venue of any legal process in these courts on the basis that the process has been brought in an inconvenient forum.

8.5 Further action

Target must do all things and execute all documents (whether on its own behalf or on behalf of each Scheme Optionholder) necessary to give full effect to this Option Scheme and the transactions contemplated by it.

8.6 No liability when acting in good faith

Each Scheme Optionholder agrees that neither Target, Bidder nor any director, officer, secretary or employee of any of those companies shall be liable for anything done or omitted to be done in the performance of this Option Scheme or the Option Scheme Deed Poll in good faith.

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Schedule 1

Definitions and interpretation

1 Definitions

The meanings of the terms used in this Option Scheme are set out below.

Term	Meaning

ADI	authorised deposit-taking institution (as defined in the Banking Act 1959 (Cth)).

ASIC	the Australian Securities and Investments Commission.

ASX	ASX Limited ABN 98 008 624 691 and, where the context requires, the financial market that it operates.

Bidder	Energy Fuels Inc. of 225 Union Boulevard Suite 600 Lakewood, Colorado 80228 United States.

Bidder Share	a fully paid common share in the capital of Bidder.

Bidder Registry	American Stock Transfer & Trust Company, LLC.

Bidder Sub	has the meaning given in the Implementation Deed.

Business Day	a day that is not a Saturday, Sunday or a public holiday or bank holiday in Denver, Colorado, USA or Perth, Western Australia, Australia.

Corporations Act	the Corporations Act 2001 (Cth).

Court	the Federal Court of Australia (commenced in the Perth registry) or such other court of competent jurisdiction under the Corporations Act agreed to in writing by Bidder and Target.

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Schedule 1 Definitions and interpretation

Term	Meaning

Deed Poll	the deed poll substantially in the form of Attachment 3 of the Implementation Deed under which Bidder covenants in favour of the Scheme Shareholders to perform the obligations attributed to Bidder under the Scheme (with such changes as the parties, acting reasonably and in good faith, agree are reasonably necessary to reflect any nomination of a Bidder Sub under the Implementation Deed).

Duty	has the meaning given in the Implementation Deed.

Effective	when used in relation to this Option Scheme, the coming into effect, under subsection 411(10) of the Corporations Act, of the Court order made under subparagraph 411(4)(b) of the Corporations Act in relation to this Option Scheme.

Effective Date	the date on which this Option Scheme becomes Effective.

End Date	has the meaning given in the Implementation Deed.

Government Agency	has the meaning given in the Implementation Deed.

Implementation Deed	the scheme implementation deed dated 21 January 2026, as amended and restated on 13 March 2026, between Target and Bidder relating to the implementation of this Option Scheme.

NYSE	the NYSE American LLC (or any successor to the NYSE American LLC).

Option Register	the register of Target Optionholders maintained by Target or the Target Registry in accordance with the Corporations Act.

Option Scheme	this scheme of arrangement under Part 5.1 of the Corporations Act between Target and the Scheme Optionholders subject to any alterations or conditions made or required by the Court under subsection 411(6) of the Corporations Act and agreed to in writing by Target and Bidder.

Option Scheme Consideration	the consideration to be provided to each Scheme Optionholder for the transfer to Bidder of each Scheme Option, being an amount of $0.50 for each Target Option held by a Scheme Optionholder as at the Option Scheme Record Date.

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Schedule 1 Definitions and interpretation

Term	Meaning

Option Scheme Deed Poll	the Option Scheme Deed Poll substantially in the form of Attachment 1 under which Bidder covenants in favour of the Scheme Optionholders to perform the obligations attributed to Bidder under this Option Scheme (with such changes as the parties, acting reasonably and in good faith, agree are reasonably necessary to reflect any nomination of a Bidder Sub under the Implementation Deed).

Option Scheme Implementation Date	the fifth Business Day after the Option Scheme Record Date, or such other date after the Option Scheme Record Date as the parties agree in writing.

Option Scheme Meeting	the meeting of Target Optionholders ordered by the Court to be convened under subsection 411(1) of the Corporations Act to consider and vote on the Scheme and includes any meeting convened following any adjournment or postponement of that meeting.

Option Scheme Record Date	5.00pm on the second Business Day after the Effective Date or such other time and date as the parties agree in writing.

Option Scheme Transfer	a duly completed and executed proper instrument of transfer in respect of the Scheme Options for the purposes of section 1071B of the Corporations Act, in favour of Bidder as transferee, which may be a master transfer of all or part of the Scheme Options.

Registered Address	in relation to a Target Optionholder, the address shown in the Option Register as at the Option Scheme Record Date.

Scheme	the scheme of arrangement under Part 5.1 of the Corporations Act between Target and the Scheme Shareholders subject to any alterations or conditions made or required by the Court under subsection 411(6) of the Corporations Act and agreed to in writing by Target and Bidder.

Scheme Optionholder	a holder of Target Options recorded in the Option Register as at the Option Scheme Record Date.

Scheme Options	all Target Options held by the Scheme Optionholders as at the Option Scheme Record Date.

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Schedule 1 Definitions and interpretation

Term	Meaning

Scheme Shareholder	a holder of Target Shares recorded in the Share Register as at the Scheme Record Date.

Scheme Shares	all Target Shares held by the Scheme Shareholders as at the Scheme Record Date.

Second Court Date	the first day on which an application made to the Court for an order under paragraph 411(4)(b) of the Corporations Act approving this Option Scheme is heard or, if the application is adjourned or subject to appeal for any reason, the day on which the adjourned application or appeal is heard.

Security Interest	has the meaning given in the Implementation Deed.

Share Register	the register of members of Target maintained by Target or the Target Registry in accordance with the Corporations Act.

Subsidiary	has the meaning given in Division 6 of Part 1.2 of the Corporations Act.

TAA	Taxation Administration Act 1953 (Cth).

Target	Australian Strategic Materials Limited ACN 168 368 401 of Level 4, 66 Kings Park Road, West Perth, WA 6005.

Target Group	the Target and each of its Subsidiaries, and a reference to a Target Group Member or a member of the Target Group is to Target or any of its Subsidiaries.

Target Options	options to acquire Target Shares, as listed in Schedule 5 of the Implementation Deed.

Target Optionholder	a holder of a Target Option, who is recorded in the Option Register.

Target Registry	Automic Pty Ltd ABN 27 152 260 814.

Target Share	a fully paid ordinary share in the capital of Target.

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Schedule 1 Definitions and interpretation

Term	Meaning

Target Shareholder	each person who is registered as the holder of a Target Share in the Share Register.

Tax	has the meaning given in the Implementation Deed.

TSX	the Toronto Stock Exchange.

Unclaimed Money Act	the Unclaimed Money Act 1990 (WA).

1.1 Interpretation

In this Option Scheme:

(a) headings and bold type are for convenience only and do not affect the interpretation of this Option Scheme;

(b) the singular includes the plural and the plural includes the singular;

(c) words of any gender include all genders;

(d) other parts of speech and grammatical forms of a word or phrase defined in this Option Scheme have a corresponding meaning;

(e) a reference to a person includes any company, partnership, joint venture, association, corporation or other body corporate and any Government Agency, as well as an individual;

(f) a reference to a clause, party, schedule, attachment or exhibit is a reference to a clause of, and a party, schedule, attachment or exhibit to this Option Scheme;

(g) a reference to any legislation includes all delegated legislation made under it and amendments, consolidations, replacements or re-enactments of any of them (whether passed by the same or another Government Agency with legal power to do so);

(h) a reference to a document (including this Option Scheme) includes all amendments or supplements to, or replacements or novations of, that document;

(i) a reference to '$', 'A$' or 'dollar' is to the lawful currency of Australia;

(j) a reference to any time is, unless otherwise indicated, a reference to that time in Perth, Australia;

(k) a reference to a party to a document includes that party's successors and permitted assignees;

(l) no provision of this Option Scheme will be construed adversely to a party because that party was responsible for the preparation of this Option Scheme or that provision;

Option scheme of arrangement	page 17

Schedule 1 Definitions and interpretation

(m) any agreement, representation, warranty or indemnity by two or more parties (including where two or more persons are included in the same defined term) binds them jointly and severally;

(n) any agreement, representation, warranty or indemnity in favour of two or more parties (including where two or more persons are included in the same defined term) is for the benefit of them jointly and severally;

(o) a reference to a body (including an institute, association or authority), other than a party to this Option Scheme, whether statutory or not:

(1) which ceases to exist; or

(2) whose powers or functions are transferred to another body,

is a reference to the body which replaces it or which substantially succeeds to its powers or functions;

(p) a reference to an agreement other than this Option Scheme includes a deed and any legally enforceable undertaking, agreement, arrangement or understanding, whether or not in writing;

(q) a reference to liquidation or insolvency includes appointment of an administrator, a reconstruction, winding up, dissolution, deregistration, assignment for the benefit of creditors, bankruptcy, or a scheme, compromise or arrangement with creditors (other than solely with holders of securities or derivatives),or any similar procedure or, where applicable, changes in the constitution of any partnership or third party, or death;

(r) if a period of time is specified and dates from a given day or the day of an act or event, it is to be calculated exclusive of that day;

(s) a reference to a day is to be interpreted as the period of time commencing at midnight and ending 24 hours later;

(t) if an act prescribed under this Option Scheme to be done by a party on or by a given day is done after 5.00pm on that day, it is taken to be done on the next day; and

(u) a reference to something being "reasonably likely" (or to a similar expression) is a reference to that thing being more likely than not to occur when assessed objectively.

2 Interpretation of inclusive expressions

Specifying anything in this Option Scheme after the words 'include' or 'for example' or similar expressions does not limit what else is included.

3 Business Day

Where the day on or by which any thing is to be done is not a Business Day, that thing must be done on or by the next Business Day.

Option scheme of arrangement	page 18

Attachment 1

Option Scheme Deed Poll

Option scheme of arrangement	page 1

Attachment 5

Option scheme deed poll

Attached.

Scheme Implementation Deed	page 1

Deed

Option scheme deed poll

Energy Fuels Inc. [Bidder Sub]

ANZ Tower 161 Castlereagh Street Sydney NSW 2000 Australia GPO Box 4227 Sydney NSW 2001 Australia	T +61 2 9225 5000 F +61 2 9322 4000 hsfkramer.com

Option scheme deed poll

Date ► [insert]

This deed poll is made

By	Energy Fuels Inc. of 225 Union Boulevard Suite 600 Lakewood, Colorado 80228 United States (Bidder) [and [insert] (Bidder Sub)]

in favour of	each Scheme Optionholder

Recitals	1 Target and Bidder entered into the Implementation Deed.
2 In the Implementation Deed, Bidder agreed to make this deed poll [and to procure that Bidder Sub makes this deed poll].
3 Bidder [and Bidder Sub] [is/are] making this deed poll for the purpose of covenanting in favour of the Scheme Optionholders to perform [its/their] obligations under the Option Scheme

This deed poll provides as follows:

1 Definitions and interpretation

1.1 Definitions

(a) The meanings of the terms used in this deed poll are set out below.

Term	Meaning

Duty	any stamp, transaction or registration duty or similar charge imposed by any Government Agency and includes, but is not limited to, any interest, fine, penalty, charge or other amount imposed in respect of any of them.

Option scheme deed poll	page 1

1 Definitions and interpretation

Term	Meaning

First Court Date	the first day on which an application made to the Court for an order under subsection 411(1) of the Corporations Act convening the Option Scheme Meeting is heard or, if the application is adjourned or subject to appeal for any reason, the day on which the adjourned application is heard.

Implementation Deed	the scheme implementation deed entered into between Target and Bidder dated 21 January 2026, as amended and restated on 13 March 2026.

Option Scheme	the scheme of arrangement under Part 5.1 of the Corporations Act between Target and the Scheme Optionholders, substantially in the form attached to the Implementation Deed, subject to any alterations or conditions made or required by the Court under subsection 411(6) of the Corporations Act and agreed to in writing by Bidder and Target.

Target	Australian Strategic Materials Limited ACN 168 368 401.

(b) Unless the context otherwise requires, terms defined in the Option Scheme have the same meaning when used in this deed poll.

1.2 Interpretation

Sections 1.1, 2 and 3 of Schedule 1 of the Option Scheme apply to the interpretation of this deed poll, except that references to 'this Option Scheme' are to be read as references to 'this deed poll'.

1.3 Nature of deed poll

Bidder [and Bidder Sub] acknowledge[s] that:

(a) this deed poll may be relied on and enforced by any Scheme Optionholder in accordance with its terms even though the Scheme Optionholders are not party to it; and

(b) under the Option Scheme, each Scheme Optionholder irrevocably appoints Target and each of its directors, officers and secretaries (jointly and each of them severally) as its agent and attorney to enforce this deed poll against Bidder [and Bidder Sub] in accordance with its terms.

Option scheme deed poll	page 2

2 Conditions to obligations

2 Conditions to obligations

2.1 Conditions

This deed poll and the obligations of Bidder [and Bidder Sub] under this deed poll are subject to the Option Scheme becoming Effective.

2.2 Termination

The obligations of Bidder [and Bidder Sub] under this deed poll to the Scheme Optionholders will automatically terminate and the terms of this deed poll will be of no force or effect if:

(a) the Implementation Deed is terminated in accordance with its terms; or

(b) the Option Scheme is not Effective on or before the End Date,

unless Bidder and Target otherwise agree in writing.

2.3 Consequences of termination

If this deed poll terminates under clause 2.2 then, in addition and without prejudice to any other rights, powers or remedies available to it:

(a) [each of] Bidder [and Bidder Sub] is released from its obligations to further perform this deed poll; and

(b) each Scheme Optionholder retains the rights they have against Bidder [and Bidder Sub] in respect of any breach of this deed poll which occurred before it was terminated.

3 Option Scheme obligations

Subject to clause 2, [each of] Bidder [and Bidder Sub] undertakes in favour of each Scheme Optionholder to:

(a) deposit, or procure the deposit of, in cleared funds, by no later than the Business Day before the Implementation Date, an amount equal to the aggregate amount of the Option Scheme Consideration payable to all Scheme Optionholders under the Option Scheme into an Australian dollar denominated trust account with an ADI operated by the Target Registry as trustee for the Scheme Optionholders, except that any interest on the amounts deposited (less bank fees and other charges) will be credited to Bidder's account; and

(b) undertake all other actions, and give each acknowledgement, representation and warranty (if any), attributed to it under the Option Scheme,

subject to and in accordance with the provisions of the Option Scheme.

Option scheme deed poll	page 3

4 Warranties

4 Warranties

[Each of] Bidder [and Bidder Sub] represents and warrants in favour of each Scheme Optionholder, in respect of itself, that:

(a) it is a corporation validly existing under the laws of its place of registration;

(b) it has the corporate power to enter into and perform its obligations under this deed poll and to carry out the transactions contemplated by this deed poll;

(c) it has taken all necessary corporate action to authorise its entry into this deed poll and has taken or will take all necessary corporate action to authorise the performance of this deed poll and to carry out the transactions contemplated by this deed poll;

(d) this deed poll is valid and binding on it and enforceable against it in accordance with its terms; and

(e) this deed poll does not conflict with, or result in the breach of or default under, any provision of its constitution, or any agreement or instrument, any writ, order or injunction, judgment, law, rule or regulation to which it is a party or subject or by which it is bound.

5 Continuing obligations

This deed poll is irrevocable and, subject to clause 2, remains in full force and effect until the earlier of:

(a) Bidder [and Bidder Sub] having fully performed [its/their] obligations under this deed poll; or

(b) the earlier termination of this deed poll under clause 2.

6 Notices

6.1 Form of Notice

A notice or other communication in respect of this deed poll (Notice) must be:

(a) in writing and in English and signed by or on behalf of the sending party; and

(b) addressed to Bidder [and Bidder Sub] in accordance with the details set out below (or any alternative details nominated by Bidder [and Bidder Sub] by Notice).

Attention

Address

Option scheme deed poll	page 4

6 Notices

Email address

with a copy to:	Herbert Smith Freehills Kramer Level 33, 161 Castlereagh St, Sydney NSW 2000 Nicole Pedler, Partner Nicole.Pedler@hsfkramer.com

6.2 How Notice must be given and when Notice is received

(a) A Notice must be given by one of the methods set out in the table below.

(b) A Notice is regarded as given and received at the time set out in the table below.

However, if this means the Notice would be regarded as given and received outside the period between 9.00am and 5.00pm (addressee's time) on a Business Day (business hours period), then the Notice will instead be regarded as given and received at the start of the following business hours period.

Method of giving Notice	When Notice is regarded as given and received

By hand to the nominated address	When delivered to the nominated address

By pre-paid post the nominated address	At 9.00am (addressee's time) on the second Business Day after the date of posting

By email to the nominated address	The first to occur of:

1 the sender receiving an automated message confirming delivery; or

2 two hours after the time that the email was sent (as recorded on the device from which the email was sent) provided that the sender does not, within the period, receive an automated message that the email has not been delivered.

6.3 Notice must not be given by electronic communication

A Notice must not be given by electronic means of communication (other than email as permitted in clause 6.2).

Option scheme deed poll	page 5

7 General

7 General

7.1 Stamp duty

Bidder:

(a) must pay all Duty in respect of the Option Scheme and the steps taken under the Option Scheme, the transfer of the Scheme Options from the Scheme Optionholders to Bidder [Sub] and this deed poll and the performance of this deed poll; and

(b) indemnifies each Scheme Optionholder against any liability arising from any failure to comply with clause 7.1(a).

7.2 Governing law and jurisdiction

(a) This deed poll is governed by the law in force in Western Australia, Australia.

(b) Bidder [and Bidder Sub] irrevocably submit[s] to the non-exclusive jurisdiction of courts exercising jurisdiction in Western Australia and courts of appeal from them in respect of any proceedings arising out of or in connection with this deed poll. Bidder [and Bidder Sub] irrevocably waive[s] any objection to the venue of any legal process in these courts on the basis that the process has been brought in an inconvenient forum.

7.3 Waiver

(a) Bidder [and Bidder Sub] may not rely on the words or conduct of any Scheme Optionholder as a waiver of any right in respect of the Option Scheme unless the waiver is in writing and signed by the Scheme Optionholder granting the waiver.

(b) No Scheme Optionholder may rely on words or conduct of Bidder [or Bidder Sub] as a waiver of any right unless the waiver is in writing and signed by Bidder [or Bidder Sub], as appropriate.

(c) The meanings of the terms used in this clause 7.3 are set out below.

Term	Meaning

conduct	includes delay in the exercise of a right.

right	any right arising under or in connection with this deed poll and includes the right to rely on this clause.

waiver	includes an election between rights and remedies, and conduct which might otherwise give rise to an estoppel.

Option scheme deed poll	page 6

7 General

7.4 Variation

A provision of this deed poll may not be varied, altered or otherwise amended unless:

(a) if before the First Court Date, the variation is agreed to in writing by Target; or

(b) if on or after the First Court Date, the variation is agreed to in writing by Target and the Court indicates that the variation would not of itself preclude approval by the Court of the Option Scheme, in which event Bidder [and Bidder Sub] will enter into a further deed poll in favour of the Scheme Optionholders giving effect to the variation, alteration or amendment.

7.5 Cumulative rights

The rights, powers and remedies of Bidder[, Bidder Sub] and the Scheme Optionholders under this deed poll are cumulative and do not exclude any other rights, powers or remedies provided by law independently of this deed poll.

7.6 Assignment

(a) The rights and obligations of Bidder[, Bidder Sub] and each Scheme Optionholder created by this deed poll are personal to Bidder[, Bidder Sub] and each Scheme Optionholder and must not be assigned, encumbered or otherwise dealt with at law or in equity without the prior written consent of Bidder.

(b) Any purported dealing in contravention of clause 7.6(a) is invalid.

7.7 Further action

Bidder [and Bidder Sub] must, at its own expense, do all things and execute all documents necessary to give full effect to this deed poll and the transactions contemplated by it.

7.8 Service of process

(a) Without preventing any method of service:

(1) any document in an action (including any writ of summons or other originating process or any third or other party notice) may be served on any party by being delivered to or left for that party at its address for service of Notices under clause 6.1; and

(2) Bidder [and Bidder Sub each] irrevocably appoint[s] Stephen Hay (Executive General Manager - Marketing & Partnerships) as its agent for the service of process agent in Australia in relation to any mater arising out of this deed poll, and agrees that any document may be served on Bidder [or Bidder Sub respectively] by being delivered to or left for Bidder at the following address:

Stephen Hay

 Executive General Manager - Marketing & Partnerships

 Level 3, 46 Colin Street

West Perth, WA 6005

Option scheme deed poll	page 7

7 General

(b) If Stephen Hay ceases to be able to act as process agent, [each of] Bidder [and Bidder Sub] undertakes to appoint a new process agent in the jurisdiction referred to in clause 7.2 and deliver to Target within 2 Business Days a copy of a written acceptance of appointment by the process agent, upon receipt of which the new appointment becomes effective for the purpose of this deed. [Each of] Bidder [and Bidder Sub] must inform Target in writing of any change in the address of its process agent within 2 Business Days of the change.

(c) [Each of] Bidder [and Bidder Sub] agrees that failure by its process agent to notify Bidder [or Bidder Sub (as applicable)] of any document in connection with this deed poll does not invalidate the document concerned.

(d) [Each of] Bidder [and Bidder Sub] agrees that service of documents on its process agent is sufficient service on it.

Option scheme deed poll	page 8

Signing page

Executed as a deed poll

Bidder

Signed sealed and delivered by Energy Fuels Inc. in the presence of

sign here ►		sign here ►
	Authorised signatory		Witness

print name		print name

[Bidder Sub]

Signed sealed and delivered by [insert name] in accordance with section 127 of the Corporations Act (Cth) by

sign here ►		sign here ►
	Company Secretary/Director		Director

print name		print name

Option scheme deed poll	page 9

Attachment 6 Conditions Precedent certificate

Attachment 6

Conditions Precedent certificate

Attached.

Option scheme deed poll	page 1

Conditions Precedent Certificate

Australian Strategic Materials Limited (Target) and Energy Fuels Inc. (Bidder) certify, confirm and agree that each of the conditions precedent:

1 in clause 3.1 (other than the conditions precedent in clause 3.1(d) relating to Court approval and clause 3.1(n) relating to securities law exemptions) of the scheme implementation deed dated 21 January 2026, as amended and restated on 13 March 2026, between Target and Bidder (SID) has been satisfied or is hereby waived by the relevant party (or parties) to the SID in accordance with the terms of the SID;

2 in clause 3.1(a) (other than the condition precedent in clause 3.1(n) of the SID relating to securities law exemptions) and clause (b) of the scheme of arrangement between Target and the relevant Target shareholders (Scheme) which appears in Annexure [insert] of Target's scheme booklet dated [insert] has been satisfied; and

3 in clause 3.1(a) (other than the condition precedent in clause 3.1(n) of the SID relating to securities law exemptions) and clauses 3.1(b), (c) and (f) of the option scheme of arrangement between Target and the relevant Target optionholders (Option Scheme) which appears in Annexure [insert] to Target's scheme booklet dated [insert] has been satisfied .

This deed is governed by the laws of Western Australia, Australia.

This deed may be executed in any number of counterparts. All counterparts, taken together, constitute one instrument. Subject to applicable law, a counterpart may be signed electronically and may be in hard copy or electronic form.

Dated: [insert]

Scheme of Arrangement	page 1

Executed as a deed

Target

Signed sealed and delivered by Australian Strategic Materials Limited in accordance with section 127 of the Corporations Act 2001 (Cth) by

sign here ►		sign here ►
	Company Secretary/Director		Director

print name		print name

Bidder

Signed sealed and delivered by Energy Fuels Inc. in the presence of

sign here ►		sign here ►
	Authorised signatory		Witness

print name		print name

Scheme of Arrangement	page 2